UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒  Preliminary Proxy Statement.
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐   Definitive Proxy Statement.
☐  Definitive Additional Materials.
☐  Soliciting Material Pursuant to §240.14a-12.

ENCOMPASS GROUP AFFILIATES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐  No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, no par value

	(2)	Aggregate number of securities to which transaction applies: 13,286,151,226

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based on the $41,140,000 total consideration proposed to be paid to Encompass Group Affiliates Inc. in the transaction.

	(4)	Proposed maximum aggregate value of transaction: $41,140,000

	(5)	Total fee paid: $8,228

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ENCOMPASS GROUP AFFILIATES, INC.
775 Tipton Industrial Dr.
Lawrenceville, GA 30046
(954) 474-0325

June __, 2011

Dear Shareholders:

I am pleased to enclose the proxy statement for the Special Meeting of shareholders of Encompass Group Affiliates, Inc. to be held on ______, July __, 2011.  We are asking shareholders to approve the sale of substantially all of our assets and the assets of our subsidiaries to Encompass Supply Chain Solutions, Inc. (the “Buyer”) in exchange for the following consideration: (i) the assumption by the Buyer of substantially all of our liabilities and the liabilities of our subsidiaries (including all of the obligations in respect of our senior indebtedness owed to the Sankaty Funds), subject to certain exclusions as set forth in the Asset Purchase Agreement, (ii) the transfer of the subordinated debt held by the Sankaty Funds one of our subsidiaries for cancellation, (iii) a cash payment of $1,000,000; (iv) the issuance to us of a 15% common equity interest in Sancompass, Inc., the parent company of Buyer, and (v) the assumption or discharge of certain of our other liabilities and expenses.  We refer to the sale of substantially all of our assets and those of our subsidiaries described in the Asset Purchase Agreement as the “Sale Transaction”.

If the Sale Transaction is effected, our assets/liabilities would consist of cash remaining after payment of expenses of the transaction in excess of $150,000 and liabilities not assumed by the Buyer, as well as the common stock of Sancompass, which will rank junior to approximately $10,000,000 in senior secured indebtedness and approximately $[         ] preferred equity.  We do not anticipate a material amount of cash will remain after payment of expenses and non-assumed liabilities.  The liquidation preference and accrued dividends of our preferred stock exceeds $11,000,000.  Therefore, the Sale Transaction will not result in any distribution to common shareholders.

Our Board of Directors has considered various strategic alternatives to allow for the maximization of value of the company and to satisfy our obligations.  We have concluded that the Sale Transaction is the company’s only viable alternative.

The Sale Transaction is expected to permit the business currently conducted by Encompass Group Affiliates to operate profitably with reduced debt and a more favorable capital structure; however, as we will be divested of our business as assets, those improvements will not benefit us or our shareholders.

The date, time, place, and agenda for the Special Meeting are set forth in the accompanying notice of Special Meeting.  At the Special Meeting, you will be asked to consider and vote upon the following proposals, each as described more fully in the enclosed Proxy Statement: (i) to approve the Sale Transaction, and (ii) to approve a proposed amendment to our Restated Articles of Incorporation, as previously amended, to change our name from Encompass Group Affiliates, Inc. to “______, Inc.” in the event the Sale Transaction is consummated.

After careful consideration, our Board of Directors unanimously recommends that you vote “FOR” the approval of the Sale Transaction and “FOR” the approval of the amendment to our Restated Articles of Incorporation.

YOUR VOTE ON THESE MATTERS IS IMPORTANT. Please see the accompanying notice of meeting for instructions on how to vote.

I look forward to seeing you at the meeting.

Sincerely,

Robert B. Gowens
Interim Chief Executive Officer

ENCOMPASS GROUP AFFILIATES, INC.
775 Tipton Industrial Drive
Lawrenceville, GA 30046
(954) 474-0325

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY __, 2011

NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders (the “Special Meeting”) of Encompass Group Affiliates, Inc., a Florida corporation, will be held on ___________, July __, 2011, at 10:00 a.m., local time, at our principal executive offices located at 775 Tipton Industrial Drive, Lawrenceville, Georgia 30046.  At our Special Meeting we will ask you to:

1.
Approve the sale of substantially all of our assets and the assets of our subsidiaries pursuant to the Asset Purchase Agreement, dated May 13, 2011 by and among (i) Encompass, (ii) our subsidiaries, Encompass Parts Distribution, Inc., Cyber-Test, Inc., Vance Baldwin, Inc., Tritronics, Inc. and Encompass Service Solutions, Inc., (iii) Sancompass, Inc. and (iv) Encompass Supply Chain Solutions, Inc. (the “Sale Transaction”);

2.
Approve an amendment of our Restated Articles of Incorporation, as previously amended, to change our name from Encompass Group Affiliates, Inc. to “___________” in the event the Sale Transaction is consummated;  and

3.	Transact any other business that may properly come before the Special Meeting

Our Board of Directors unanimously recommends that you vote “FOR” Proposals 1 and 2 and that you allow our representatives to vote the shares represented by your proxy as recommended by our Board of Directors.

Pursuant to our bylaws, our Board of Directors has fixed the close of business on June 20, 2011, as the record date for determining those shareholders entitled to notice of and to vote at the Special Meeting.  This Notice and Proxy Statement were first mailed to stockholders on or about June __, 2011.

The affirmative vote of holders of a majority of our outstanding shares of stock (as if all preferred stock is converted to common stock) is required for the approval of Proposal No. 1. The affirmative vote of holders of a majority of our shares of capital stock issued and outstanding as of the record date that are represented in person or by proxy and entitled to vote at the Special Meeting is required for the approval of Proposal 2. Each of these proposals is more fully described in the accompanying proxy statement.

Encompass has concluded that our shareholders who are entitled to vote on Proposal No. 1 are entitled to assert dissenters’ rights with respect to Proposal No. 1 under Sections 607.1301 to 607.1333 of the Florida Business Corporation Act. The procedure for dissent and appraisal is described in Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, which is attached as Appendix B to the Proxy Statement accompanying this Notice. We are providing this notice and a copy of such sections pursuant to Section 607.1320 of the Florida Business Corporation Act. We require strict adherence to the procedures set forth therein, and failure to do so may result in the loss of all dissenters' appraisal rights. Accordingly, each shareholder who is entitled to and might desire to exercise dissenters' appraisal rights should carefully consider and comply with the provisions of those sections and consult his or her legal advisor.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Robert B. Gowens
Robert B. Gowens
Secretary
June __ ,2011

i

ENCOMPASS GROUP AFFILIATES, INC.
775 Tipton Industrial Drive
Lawrenceville, GA 30046
(954) 474-0325

PROXY STATEMENT

Special Meeting of Stockholders
To Be Held July __,  2011
10:00 A.M.

The enclosed Proxy is solicited by the Board of Directors of Encompass Group Affiliates, Inc., a Florida corporation  for use at our special meeting of stockholders (“Special Meeting”) to be held on ______, July __, 2011 at our principal executive offices located at 775 Tipton Industrial Drive, Lawrenceville, Georgia 30046. It is anticipated that this Proxy Statement will be mailed to our stockholders on or about June __, 2011. References to the “Encompass”, “us,” “we,” or “our,” refer to Encompass Group Affiliates, Inc. and,  references to “our subsidiaries” refer to Encompass Parts Distribution, Inc., Cyber-Test, Inc., Vance Baldwin, Inc., Tritronics, Inc. and Encompass Service Solutions, Inc.

The Special Meeting is for the purpose of considering and voting upon:

1.
A proposal to approve the sale of substantially all of our assets and the assets of our subsidiaries pursuant to the Asset Purchase Agreement, dated May 13, 2011 by and among (i) Encompass, (ii) our subsidiaries, Encompass Parts Distribution, Inc., Cyber-Test, Inc., Vance Baldwin, Inc., Tritronics, Inc. and Encompass Service Solutions, Inc., (iii) Sancompass, Inc. and (iv) Encompass Supply Chain Solutions, Inc. (the “Sale Transaction”);

2.
A proposal to approve an amendment  of our Restated Articles of Incorporation, as previously amended, to change our name from Encompass Group Affiliates, Inc. to “___________” in the event the transaction proposed in Proposal No. 1 is consummated; and

3.	Transact any other business that may properly come before the Special Meeting.

The Board of Directors is not aware of any other business to come before the Special Meeting, and unanimously recommends that you vote “FOR” these proposals.

QUESTIONS AND ANSWERS ABOUT THE SALE TRANSACTION AND THE SPECIAL MEETING

Why am I receiving this Proxy Statement and proxy card?

This proxy statement and the enclosed proxy card have been sent to our shareholders as of the record date for the Special Meeting because the Board of Directors is soliciting your vote at the Special Meeting.  This proxy statement summarizes the information you need in order to vote in an informed manner on the proposals to be considered at the Special Meeting.  However, you do not need to attend the Special Meeting to vote your shares.  Instead you may simply complete, sign and return the enclosed proxy card.

Who can vote at the Special Meeting?

Only shareholders of record at the close of business on June 20, 2011 will be entitled to vote at the Special Meeting.  Shares can be voted only if the shareholder is present in person or is represented by proxy.  All classes of our voting preferred stock will vote together with the common stock as one class, with each share of preferred stock entitled to cast a number of votes equal to the number of common shares into which it can be converted.  The common stock,  the Series C Preferred and the Series D Preferred constitute our sole outstanding voting securities. Each share of common stock entitles the holder thereof to one vote on all matters submitted to the stockholders. As of the record date, each share of Series C Preferred has the same voting rights as 85,795,880 shares of common stock; and each share of Series D Preferred has the same voting rights as 8,633,548 shares of common stock. This may be subject to change in future votes based on adjustments to the conversion rates.

What is being voted on?

You are being asked to vote on the following matters:

1.
Approve the sale of substantially all of our assets and the assets of our subsidiaries pursuant to the Asset Purchase Agreement, dated May 13, 2011 by and among (i) Encompass, (ii) our subsidiaries, Encompass Parts Distribution, Inc., Cyber-Test, Inc., Vance Baldwin, Inc., Tritronics, Inc. and Encompass Service Solutions, Inc., (iii) Sancompass, Inc. and (iv) Encompass Supply Chain Solutions, Inc. (the “Sale Transaction”);

2.
Approve the amendment of our Restated Articles of Incorporation, as previously amended, to change our name from Encompass Group Affiliates, Inc. to “___________” in the event the transaction proposed in Proposal No. 1 is consummated; and

3.	Transact any other business that may properly come before the Special Meeting and any adjournment or postponement thereof.

What will happen if the proposed Sale Transaction is approved?

If the proposed Sale Transaction is approved, we will complete the sale subject to the satisfaction of the closing conditions set forth in the Asset Purchase Agreement. We anticipate that the transaction will close shortly after the Special Meeting.

Will the Sale Transaction be approved?

ACT-DE, LLC, the holder of a majority of our outstanding Series C Preferred Stock, has sufficient votes on an as-converted basis to approve the Sale Transaction and has committed to vote for approval of the Sale Transaction pursuant to a Voting Agreement entered into with the Buyer.

Does the Board of Directors recommend that I vote on the proposals to be considered and voted upon at the Special Meeting?

Yes, the Board of Directors unanimously recommends that shareholders vote “FOR” each of the proposals submitted at the Special Meeting.

Will any such proceeds be distributed to the shareholders?

We currently intend to retain the net cash proceeds and use them to repay outstanding indebtedness secured by the assets sold and other liabilities and accrued expenses (including amounts due in legal, accounting and other professional fees incurred in connection with the Sale Transaction) subject to applicable law.  We anticipate that common stock received from the parent company of the Buyer will subsequently be distributed to the holders of the Series C Preferred Stock. We do not anticipate distribution to the holders of common stock of the proceeds of the Sale Transaction.

What business will Encompass conduct after the consummation of the Sale Transaction?

If the Sale Transaction is approved by our shareholders, we will sell substantially all of our assets  and the assets of our subsidiaries, and our only activities will be to pay off indebtedness, await the release of funds from escrows related to the Sale Transaction and attend to administrative functions such as the preparation and filing of tax returns.

Will shareholders have appraisal rights?

Yes, appraisal rights under Florida law are available to our shareholders who are entitled to vote on Proposal No. 1 with respect to the Sale Transaction if they fully comply with all applicable statutory requirements.  All future references in this Proxy Statement to “our shareholders” or “Encompass shareholders” or the like, when referring to dissenters' appraisal rights, shall be a reference to those shareholders who are entitled to vote on the Sale Transaction, namely our common shareholders and the holders of our Series C and Series D Preferred Stock.  Failure to follow the steps and procedures required by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act for perfecting appraisal rights may result in the loss, termination or waiver of such rights.  In view of the complexity of these provisions of Florida law, any shareholder who is considering exercising appraisal rights should consult his or her legal advisor.

What are the U.S. federal income tax consequences of the Sale Transactions to shareholders?

The Sale Transaction will not result in any federal income tax consequences to our shareholders as the shareholders will not receive any proceeds of the Sale Transaction.

What is a quorum and what is the vote required to approve the proposals?

In order to transact business at the Special Meeting a quorum must be present.  A quorum is present when a majority of all shares of common stock outstanding (on an as converted basis) and entitled to vote are present in person or represented by proxy.  For purposes of determining the presence of a quorum, abstentions and broker “non-votes” are counted as represented.  A broker “non-vote” occurs when a nominee such as a bank or broker, holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary authority to vote that proposal and has not received instructions from the beneficial owner of the securities on how to vote those securities.

In order to be approved, the proposal to approve the Sale Transaction will require the affirmative vote of a majority of the shares of our outstanding common stock on an as converted basis entitled to vote at the meeting.  The approval of the proposal to amend the Restated Articles of Incorporation to change our name  will require the affirmative vote of a majority of the votes cast by shareholders present.

What will happen if I abstain or withhold authority to vote?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum.  Because the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting is required to approve the sale of the Sale Transaction, abstentions will have the same effect as a vote “AGAINST” Proposal No. 1.  For purposes of determining the outcome of Proposal No. 2, abstentions will not count as votes cast and, as such, will have no effect on the outcome of a proposal.

A broker “non-vote” occurs when a nominee such as a bank or broker, holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary authority to vote that proposal and has not received instructions from the beneficial owner of the securities on how to vote those securities.  Accordingly, broker “non-votes” will have the same effect as abstentions.

If my shares are held in “street name” by my broker, bank or nominee, will my broker, bank or nominee vote my shares for me?

Your broker, bank or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon.  Therefore, if you do not give your broker, bank or nominee specific instructions, your shares may not be voted on those matters, and will not be counted in determining the number of shares necessary for approval.  You should follow the directions provided by your broker, bank or nominee regarding how to instruct them to vote your shares.

May I change my vote after I have mailed my signed proxy card?

Yes. You need only to send in a written revocation to our corporate secretary or a later dated, signed proxy card before the Special Meeting or simply attend the Special Meeting and vote in person in order to change your vote.  However, simply attending the Special Meeting will not revoke your proxy; you must vote at the Special Meeting.

How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the Special Meeting, if any other business is properly presented at the Special Meeting or any adjournment or postponement thereof, the proxy holders named on the proxy card, shall have the authority to vote on such matters at their discretion such shares for which a signed proxy card has been received.

What do I need to do now?

Please vote your shares as soon as possible so that your shares may be represented at the Special Meeting.  You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope or you may vote in person at the Special Meeting.

Who will bear the cost of this solicitation?

Encompass will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.  We will provide copies of proxy materials to brokers, banks and other nominees holding in their names shares of common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners.  In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication.  These persons will not receive additional compensation for such solicitation services.  We, upon request, will reimburse brokers, banks and other nominees for their expenses in forwarding solicitation materials to their customers who are beneficial owners and in obtaining their voting instructions.

v

Whom should I call if I have questions about the proposals, the Special Meeting or voting?

If you have questions about any of the proposals on which you are voting, or about the Special Meeting or how to vote you may call (954) 474-0325 and ask to be connected to our corporate secretary, Robert B. Gowens.

SUMMARY

The following summary, together with the question and answer section, provides an overview of the proposed sale of substantially all of our assets discussed in this Proxy Statement and the attached appendices. This summary also contains cross-references to the more detailed discussions elsewhere in this Proxy Statement. This summary may not contain all of the information that is important to you. To understand fully the proposed sale of substantially all of our assets and for a more complete description of the terms thereto, you should carefully read this entire Proxy Statement, including the information incorporated by reference, and the attached appendices in their entirety.

The Sale Transaction (see page 12)

We have faced a number of challenges over the past several years.  Recognizing that we have been incurring losses from operations and been unable to meet our debt service obligations, the Board of Directors considered alternative strategies for financing our operations and otherwise improving our financial position.  It became apparent to our Board of Directors that our situation could not improve under our current capital structure and that our current capital structure and default in our credit facilities would make a sale of the Company to a third party  extremely difficult.  The Board of Directors also believed that, given credit sensitivity in our industry, filing for bankruptcy to effect a restructuring would cause us to lose our ability to buy from our primary vendors which would result in a loss of most of our customers and force us to liquidate.  In addition, under the Asset Purchase Agreement, we have the right to solicit third party indications of interest in acquiring all or any part of Encompass or the business prior to the close.  For these reasons, and given that we were in default of our secured credit facilities, the Board of Directors has concluded that the most favorable alternative is the Sale Transaction described in the Asset Purchase Agreement that we and our subsidiaries entered into on May 13, 2011 with Sancompass, Inc. and  Encompass Supply Chain Solutions, Inc., which we refer to in this Proxy Statement as the Asset Purchase Agreement.  Encompass Supply Chain Solutions, which we refer to in this Proxy Statement as the Buyer,  is a newly formed entity affiliated with Sankaty Advisors, LLC, the advisor to our principal lenders.  Following the consummation of the Sale Transaction, we intend to pay, or to provide for the payment of, outstanding liabilities and obligations subject to applicable law.  We do not anticipate that the Sale Transaction will result in any distribution to the common stockholders.

A copy of the Asset Purchase Agreement is attached to this Proxy Statement as Appendix A.

Under the Asset Purchase Agreement, the Buyer will acquire substantially all of our and our subsidiaries’ assets (other than any assets of certain inactive subsidiaries).  The Buyer will assume our senior debt held by our principal lenders.  Our lenders will contribute our subordinated debt to the Buyer, and the Buyer will contribute the subordinated debt to us, making us both the debtor and creditor, effectively extinguishing the subordinated debt.  In addition,

•	The Buyer will assume all of our other liabilities except for specified excluded liabilities (as described below).

•	The Buyer will pay $1,000,000 in cash purchase price.

•	We will receive common equity in the Buyer’s parent company, Sancompass, Inc. , also a newly formed entity affiliated with our principal lenders. This equity is discussed further below.

•	The Buyer will reimburse up to $150,000 of our transaction expenses, and will reimburse a scheduled amount to the settlement of certain liabilities.

•
Our lenders will surrender their equity interests in Encompass.  Currently, the lenders own shares of our Series C Preferred Stock and Series E Preferred Stock, as well as warrants to acquire shares of our common stock at a nominal price.

•
We will receive preferred equity of Sancompass, which is then expected to be exchanged for all of the subordinated debt owed by us to the former majority shareholders of our subsidiaries, Vance Baldwin, Inc., and Tritronics, Inc.  This subordinated debt (approximately $2,045,000 in the aggregate) was issued as part of the purchase price for those subsidiaries.

Under the Asset Purchase Agreement, excluded liabilities include:

•	the debt held by the former Tritronics and Vance Baldwin shareholders (which is expected to be cancelled in exchange for the preferred equity of Sancompass as described above);

•	any obligations to our former CEO, Wayne Danson, arising from pending litigation between Mr. Danson and us regarding the termination of his employment;

•	any obligations to Mr. Danson, arising from a letter agreement between us and Mr. Danson, executed in the 2007, relating to $310,000 in accrued consulting fees;

•	a note in the principal amount of $206,000 held by our outside counsel relating to fees accrued prior to August 2007;

•	transaction expenses in excess of $150,000;

•	certain inter-company liabilities;

•	liabilities related to certain medical plans;

•	liabilities to employees, unless the liability is caused or increased by the Buyer’s failure to offer employment to any Encompass employee; and

•	Encompass’ or its subsidiaries’ tax liabilities.

The Parties (see page 12)

The selling Parties under the Asset Purchase Agreement  include the following:

•	Encompass,

•	Encompass Parts Distribution, Inc. (f/k/a Encompass Group Affiliates, Inc.), a Delaware corporation and a wholly-owned subsidiary of Encompass, which we refer to herein as “Encompass Parts,”

•	Cyber-Test, Inc., a Delaware corporation and a wholly owned subsidiary of Encompass Service Solutions, Inc.,

•	Vance Baldwin, Inc., a Florida corporation and a wholly owned subsidiary of Encompass Parts,

•	Tritronics, Inc., a Maryland corporation and a wholly owned subsidiary of Encompass Parts, and

•	Encompass Service Solutions, Inc., a Delaware corporation and a wholly owned subsidiary of Encompass.

The buyer in the Sale Transaction is Encompass Supply Chain Solutions, Inc., a Delaware corporation and a wholly-owned subsidiary of Sancompass, Inc., a Delaware corporation.  Encompass Supply Chain Solutions and Sancompass are both parties to the Asset Purchase Agreement.  In this Proxy Statement, we sometimes refer to Encompass Supply Chain Solutions as the “Buyer” and Sancompass as the “Parent.”

Encompass Supply Chain Solutions and Sancompass are both newly formed entities owned by funds advised by Sankaty Advisors, LLC.  These funds are the holders of the senior and subordinated debt of Encompass Parts.  Throughout this Proxy Statement, we refer to these funds as the “Sankaty Funds.”

Effect of the Sale Transaction (see page 16)

If the transactions contemplated in the Asset Purchase Agreement and the exchange of the preferred equity of Sancompass that we receive for the subordinated debt held by the former Tritronics and Vance Baldwin shareholders are completed, our assets/liabilities would consist of cash remaining after payment of expenses of the transaction in excess of $150,000 and liabilities not assumed by the Buyer, as well as the common stock of Sancompass.  Sancompass is not, nor it is expected to become, a SEC-reporting company.  The common stock in Sancompass that we will receive will not be publicly traded.  The common stock of Sancompass that we will receive will represent a 15% interest in the common equity of Sancompass, but Sancompass will  have approximately $10 million in secured debt and at least $33 million in preferred equity that will rank senior to the common stock we will receive.  Therefore, we do not place any significant value on the common stock of Sancompass that we will receive.

We do not anticipate a material amount of cash will remain after payment of expenses and non-assumed liabilities following the closing of the Sale Transaction.  The liquidation preference and accrued dividends of our preferred stock exceeds $11,000,000.  Thus, the transactions contemplated by the Asset Purchase Agreement will not result in any distribution to common shareholders.

The transactions contemplated by the Asset Purchase Agreement are expected to permit the business as currently conducted by Encompass to operate profitably with reduced debt and a more favorable capital structure.  As we will be divested of our business as assets, however, those improvements will not benefit us or our shareholders.

If the proposal to amend our Restated Articles of Incorporation is approved by our shareholders, we will continue under the name of “_______.”  We expect to continue as a public reporting company.

Opinion of Financial Advisor to the Special Committee of our Board of Directors (see page 17)

Our financial advisor, Cassel Salpeter & Co., rendered an oral opinion to our Special Committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated May 13, 2011), as to the fairness, from a financial point of view, to Encompass of the purchase price to be received by Encompass for the assets, subject to the assumed liabilities, in the Sale Transaction pursuant to the Asset Purchase Agreement. The full text of the written opinion of Cassel Salpeter, dated May 13, 2011, is attached as Appendix C to this Proxy Statement and should be read in its entirety for a description of the procedures followed, assumptions made, matters concerned and limitations on the review undertaken. We paid Cassel Salpeter a fee for the delivery of this opinion.

Cassel Salpeter’s opinion was directed to our Special Committee and only addressed the fairness from a financial point of view to Encompass of the purchase price to be received by Encompass for the assets, subject to the assumed liabilities, in the Sale Transaction pursuant to the Asset Purchase Agreement, and does not address any other aspect or implication of the Sale Transaction.  The full text of Cassel Salpeter’s written opinion dated as of May 13, 2011, which sets forth the assumptions made, matters considered, procedures followed, and limitations on the review undertaken by Cassel Salpeter in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference.  The summary of Cassel Salpeter’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.  Neither Cassel Salpeter’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to and do not constitute advice or a recommendation to our Special Committee, the Board, our shareholders or any other persons as to how they should vote or act with respect to any matter relating to the Sale Transaction or otherwise.

 The Asset Purchase Agreement (see page 26)

The Asset Purchase Agreement is attached to this Proxy Statement as Appendix A. We encourage you to read the Asset Purchase Agreement carefully. Our Board of Directors has unanimously approved the Asset Purchase Agreement, which is the binding legal agreement that governs the terms of the Sale Transaction.

Some of the key provisions of the Asset Purchase Agreement are as follows:

Purchase Price (see page 26)

Pursuant to the terms of the Asset Purchase Agreement, the Buyer has agreed to purchase substantially all of our assets and the assets of our subsidiaries in exchange for the following consideration:

•
the transfer of the subordinated debt held by the Sankaty Funds to Encompass Parts for cancellation, and the assumption by the Buyer of substantially all of  our other liabilities, including obligations  in respect of the senior indebtedness owed to the Sankaty Funds, subject to certain exclusions as set forth in the Asset Purchase Agreement,

•	a cash payment of $1,000,000, $350,000 of which will be held in escrow for purposes of securing indemnification claims; and

•	the issuance to us of a 15% common equity interest in Sancompass, the Buyer’s parent company.

At the closing of the Asset Purchase Agreement, all of the equity interests of the Sankaty Funds in Encompass will be surrendered and cancelled for nominal consideration.

The common equity interest in Sancompass that we will receive will represent a 15% common equity interest in Sancompass, a newly formed entity controlled by the Sankaty Funds.  As of the closing of the Asset Purchase Agreement, this equity interest will rank junior to approximately $10,000,000 in senior secured indebtedness and approximately $[        ] preferred equity of Sancompass.  .

Representations and Warranties (see page 29)

The Asset Purchase Agreement contains customary representations and warranties of the parties relating to, among other things, their authority to enter into the Asset Purchase Agreement, and various aspects of our assets and the assets of our subsidiaries.

Covenants (see page 32)

The Asset Purchase Agreement contains customary covenants of the parties, including agreements by us to conduct business in accordance with ordinary past practices and to refrain from certain actions between the time of signing the Asset Purchase Agreement and the closing of the Sale Transaction, and to refrain from certain activities for a certain period of time after the closing of the Sale Transaction.

Indemnification (see page 35)

We and our subsidiaries have agreed to indemnify the Buyer, the Parent and their affiliates and representatives only for the following matters, which indemnification obligations will extend for the period of time after the closing of the Asset Purchase Agreement as set forth below:

•
a breach of any representation or warranty by us and our subsidiaries, or a breach or violation of any covenant by us or our subsidiaries, in each case relating to taxes until the applicable statute of limitations has run;

•	a breach of any representation or warranty by us or our subsidiaries relating to employee benefits for a period of two years after the closing;

•	the liabilities not assumed by the Buyer, for a period of two years after the closing; and

•
for a period of one year after the closing, certain claims arising from the bankruptcy proceeding relating to Circuit City Stores, Inc. in the United States Bankruptcy Court for the Eastern District of Virginia in which Vance Baldwin has been named as a defendant in adversary proceedings.

The indemnity is secured by a $350,000 escrow, half which is to be released to us on the first anniversary of the closing date and the remainder of which is to be released on the second anniversary of the closing date (subject, in each case, to pending claims). Our indemnity obligations may not exceed the amount of the escrowed funds, plus (x) cash held by us in excess of amounts necessary to discharge obligations to third party non-affiliate creditors and (y) the amount of any cash distributions made to affiliates in contravention of the prohibitions on such distributions under the Asset Purchase Agreement. The Buyer and the Parent have agreed to indemnify us for assumed liabilities, subject to a two  year survival period after the closing.

Conditions to Closing (see page 28)

The closing of the Sale Transactions contemplated by the Asset Purchase Agreement is subject to a number of conditions, including:

•	the representations and warranties of the parties being true and correct in all material respects at closing,

•	there being no material breaches of the terms of the Asset Purchase Agreement,

•	there being no litigation or other legal requirement prohibiting the consummation of the transaction or preventing the Buyer from owning the purchased assets,

•	certain third party consents being obtained,

•	our shareholders approving the Sale Transaction,

•	the terms of the preferred and common equity arrangements for the Parent being completed,

•	H.I.G. Capital, L.L.C. executing and delivering a non-competition agreement, and

•	certain other customary closing conditions being satisfied.

Termination (see page 34)

The Asset Purchase Agreement may be terminated prior to the closing in the following ways:

•	by mutual agreement of the parties,

•
by the Buyer or the Parent if representations and warranties by us and our subsidiaries were not true and correct in all material respects when made, or if we or our subsidiaries are in material breach of covenants, subject to a ten-day cure period, and

•
by if representations and warranties of the Buyer or the Parent were not true and correct in all material respects when made, or if the Buyer or Parent are in material breach of covenants, subject to a 10 day cure period.

In addition, we have the right, and intend to solicit other buyers prior to the close.  If we enter into an agreement with a third party for the sale (by acquisition, business combination or a similar transaction) of Encompass and our subsidiaries or our businesses pursuant to a transaction in which the senior and subordinated indebtedness owed by Encompass Parts to the Sankaty Funds of approximately $42,000,000 as of the date of this Proxy Statement would be paid in full.  There would be no termination fee of break-up fee as a result of our terminating the agreement pursuant to this provision, however, we would be required to reimburse the Buyer and the Parent for reasonable expenses incurred in connection with the transactions contemplated by the Asset Purchase Agreement.  The financial advisor to the Special Committee of the Board of Directors, Cassel Salpeter & Co., has been authorized to contact parties who may have an interest in acquiring Encompass or its assets.  Management has suggested several potential buyers.

We also had the right to terminate the Asset Purchase Agreement by June 9, 2011 if the former shareholders of Vance Baldwin and Tritronics had not agreed prior to May 27, 2011 to exchange the subordinated debt of Encompass that they held for the nonparticipating preferred equity in the Parent that we expect to receive upon closing.  On May 23, 2011, the former shareholders of Vance Baldwin and Tritronics reached an agreement pursuant to which they agreed to exchange, at closing under the Asset Purchase Agreement, the Encompass debt for the Parent’s preferred equity,  For further discussion of this agreement, see “Agreements Related to the Asset Purchase Agreement - The Seller Note Exchange Agreements with the Former Shareholders of Vance Baldwin and Tritronics” beginning on page 35.

Termination Payment and Expenses

The Buyer has agreed to reimburse up to $150,000 of our transaction expenses.  We will be responsible for all transaction expenses exceeding $150,000.  We expect the transaction expenses to be approximately $_______, including legal fees, accountants’ fees, financial advisor fees, and printing and mail costs for this Proxy Statement.

The Voting Agreement (see page 36)

Simultaneously with the execution and delivery of the Asset Purchase Agreement, the Buyer and ACT-DE LLC, an entity affiliated with H.I.G. Capital, L.L.C. entered into a Voting Agreement.  ACT-DE owns the majority of our Series C Preferred Stock, which is convertible into shares of our common stock and which votes, on an as-converted basis, together with the common stock as one class.  The shares of Series C Preferred Stock held by ACT-DE represent a majority of the outstanding shares of our common stock on an as-converted basis, giving ACT-DE enough votes to approve the Asset Purchase Agreement without the vote of any other shareholders.  Pursuant to the Voting Agreement, ACT-DE agreed to vote all of the shares of Encompass stock owned by it in favor of the transactions contemplated by the Asset Purchase Agreement. The foregoing description of the Voting Agreement is qualified in its entirety by, the full text of the Voting Agreement, which is attached to this Proxy Statement as Appendix D and is incorporated herein by reference in its entirety.

Interests of Our Directors and Executive Officer in the Sale Transaction (see page 23)

None of directors or executive officers will receive any additional compensation of any kind in connection with the completion of the Sale Transaction.  Only Robert B. Gowens, our interim Chief Executive Officer and Secretary, is expected to continue in the same or a similar position with the Buyer following the completion of the Sale Transaction.  Mr. Gowens is a Managing Director at Phoenix Management Services, Inc.  We have a strategic advisory agreement with an affiliate of Phoenix Management Services, Inc., and Mr. Gowens’ compensation is included in the advisory fee we pay under that agreement.   We expect  that that the Buyer will enter into a similar contractual arrangement with respect to advisory services and Mr. Gowens’ position with the Buyer and associated compensation.

Certain Material Federal and State Income Tax Consequences (see page 36)

The sale of assets contemplated by the Asset Purchase Agreement will be a transaction taxable to us for United States federal and state income tax purposes. We will recognize taxable gain equal to the amount realized on the sale in excess of our tax basis in the assets sold.  However, we believe substantially all of the taxable gain for federal income tax purposes will be offset against by current year losses from operations, available net operating loss carry forwards, as currently reflected on our consolidated federal income tax returns, and exceptions to the recognition of gain on cancellation of indebtedness due to insolvency. We do not believe we have sufficient state net operating loss carry forwards to offset our gain for state tax purposes.  We anticipate that we will recognize and pay state income taxes with respect to the sale.  We expect that the cash proceeds from the sale will be sufficient to pay these taxes.

The sale of assets contemplated by the Asset Purchase Agreement will not be a taxable event for our shareholders under applicable United States federal income tax laws.

We have consulted with our advisors regarding the these tax matters, but have not requested or received a formal opinion on these issues.

Accounting Treatment (see page 23)

We will record the Sale Transaction in accordance with generally accepted principles in the United States. Upon completion of the disposition, we will recognize a gain for financial statement purposes equal to the net proceeds (sum of purchase price less expenses of the sale) less the book value of the assets and liabilities sold.

Regulatory Approvals (see page 23)

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to complete the Sale Transaction, other than the filing of this Proxy Statement with the Securities Exchange Commission (the “SEC”). If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions contemplated by the Asset Purchase Agreement.

No Changes in the Rights of Shareholders (see page 24)

There will be no change in the rights of our shareholders as a result of the Sale Transaction.

Appraisal Rights (see page 24)

Appraisal rights under Florida law are available to our shareholders with respect to the Sale Transaction if they fully comply with all applicable statutory requirements. Failure to follow the steps and procedures required by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act for perfecting appraisal rights may result in the loss, termination or waiver of such rights.  In view of the complexity of these provisions of Florida law, any shareholder who is considering exercising appraisal rights should consult his or her legal advisor.  See “Appraisal Rights” appearing later in this Proxy Statement on page 24.  A copy of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act is attached as Appendix B to this Proxy Statement.

 ANY ENCOMPASS SHAREHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW APPENDIX B CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Matters to be Considered at the Special Meeting

Encompass shareholders will be asked to vote on the following proposals at the Special Meeting:

•	to approve the sale of substantially all of our assets and the assets of our subsidiaries pursuant to the Asset Purchase Agreement, and

•	to approve the Encompass name change proposal.

Approval of the sale of substantially all of our assets and those of our subsidiaries is required for completion of the Sale Transaction.  The Encompass name change will only be effected if the Sale Transaction is completed.

Required Vote (see pages 39 and 40)

The affirmative vote of holders of a majority of the outstanding shares of common stock (on an as converted basis) is required in order to approve the Sale Transaction as set forth Proposal No. 1.  The common stock, the Series C Preferred and the Series D Preferred constitute the sole outstanding voting securities of Encompass. Each share of common stock entitles the holder thereof to one vote on all matters submitted to the stockholders. As of the record date, each share of Series C Preferred has the same voting rights as 85,795,880 shares of common stock; and each share of Series D Preferred has the same voting rights as 8,633,548 shares of common stock. This may be subject to change in future votes based on adjustments to the conversion rates.  Because the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting is required to approve the sale of the Sale Transaction, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have the same effect as a vote “AGAINST” the approval of the sale of substantially all of our assets.  Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the Sale Transaction.  ACT-DE, LLC, the holder of a majority of our outstanding Series C Preferred Stock, has sufficient votes on an as-converted basis to approve the Sale Transaction and has committed to vote for approval of the Sale Transaction pursuant to a Voting Agreement entered into with the Buyer.

Approval of Proposal No. 2 will require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Assuming the presence of a quorum, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have no effect on Proposal No. 2:  Charter Amendment.

Recommendation of our Board of Directors Regarding the Proposals (see pages 39 and 40)

For the reasons described below under “The Sale Transaction - Reasons for the Sale Transaction” on page 15, our Board of Directors has determined that the proposed sale of the substantially all of our assets and the assets of our subsidiaries is in the best interests of Encompass and our shareholders. Accordingly, our Board of Directors has unanimously approved the proposed Sale Transaction and Asset Purchase Agreement and unanimously recommends to our shareholders that they vote “FOR” Proposal No. 1 to approve the Sale Transaction.

Our Board of Directors unanimously recommends that our shareholders vote “FOR”  Proposal No. 2 to amend the Restated Articles of Incorporation to change our name if the Sale Transaction pursuant to the Asset Purchase Agreement is completed.

FORWARD LOOKING STATEMENTS

Statements in this Proxy Statement that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These forward looking statements are based on our current estimates and assumptions and, as such, involve uncertainty and risk.  Actual results could differ materially from projected results because of factors such as:

•
If our shareholders fail to approve the proposed sale of the Sale Transaction, or if we are unable to satisfy the other conditions to closing the proposed transaction, certain of which are not within our control, our liquidity, financial position and business will likely be materially harmed.

•
We have substantial indebtedness to the Sankaty Funds secured by substantially all of our assets.  We are in default under this debt, and  the Sankaty Funds may foreclose on our assets and we may be forced to curtail or cease our operations or sell some or all of our assets to repay the indebtedness.

Any of these factors could affect our ability to consummate the transaction described herein and cause our actual results to differ materially from the guidance given at this time. For further information about the risks related to our business and our stock,  we refer you to the documents we file from time to time with the Securities and Exchange Commission, or the SEC, particularly our Form 10-Q for the fiscal quarters ended September 30, 2010 and December 31, 2010 and  our Form 10-K for the fiscal year ended June 30, 2010.

There are representations and warranties contained in the Asset Purchase Agreement that is attached as Appendix A and described herein which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Asset Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Therefore, you should not rely on the representations and warranties contained in the Asset Purchase Agreement as statements of factual information.

We do not assume any obligation to update information contained in this document, except as required by federal securities laws. Although this Proxy Statement may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.  Neither our website nor its contents are a part of this Proxy Statement.

RISK FACTORS

You should carefully consider the special risk considerations described below as well as other information provided to you or referenced in this Proxy Statement in deciding how to vote on the proposed Sale Transaction. The special risk considerations described below are not the only ones we face. For a discussion of additional risk considerations, we refer to you the documents we file from time to time with the SEC,  particularly our Form 10-Q for the fiscal quarters ended September 30, 2010 and December 31, 2010 and our Form 10-K for the fiscal year ended June 30, 2010.  Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Special Risk Considerations Regarding the Proposed Sale Transaction:

If we fail to complete the Sale Transaction, our business will likely be materially harmed.

We cannot assure you that the Sale Transaction will be completed. As a result of our announcement of the Sale Transaction, third parties may be unwilling to enter into material agreements with respect to our business. New or existing customers may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers may perceive that such relationships are likely to be more stable. If we fail to complete the proposed Sale Transaction, the failure to maintain existing business relationships or enter into new ones is likely to materially and adversely affect our business, results of operations and financial condition.

If the Sale Transaction is not consummated, our lenders will likely foreclose on all our assets.

On February 1 and August 1, 2010, we failed to satisfy a certain EBITDA leverage ratio covenant under our debt agreement with our principal lenders, which entitled the holders of our notes to receive warrants to purchase shares of our common stock for nominal consideration in the aggregate amounts of 2,526,280,000 shares and 2,577,001,000 shares, respectively.  At March 31 (for which compliance was waived), June 30, September 30 and December 31, 2010 and at March 31, 2011, we failed to meet certain financial covenant tests.  At each of March 31 and June 30, 2010, we failed to make required principal and interest payments on a timely basis although we paid the principal and interest payment due on those dates later in June and October 2010, respectively.  At each of September 30 and December 31, 2010 and March 31, 2011, we failed to make required principal and interest payments.  Due to these failures, our principal lenders have declared an event of default under our loans.  To date, the only remedy sought by our lenders has been an increase of the interest rate to a default rate specified in the loan documents.  If we do not complete Sale Transaction, or engage in another transaction that enables us to repay our debt, our lenders could declare all of our obligations due and payable, and foreclose on all of our assets.

We will incur significant expenses in connection with the Sale Transaction and could be required to make significant payments if the Asset Purchase Agreement is terminated under certain conditions.

If we are unable to close the Sale Transaction due to our uncured breach of our representations, warranties, covenants or obligations under the Asset Purchase Agreement , we may owe contractual damages to the Buyer and the Parent that would likely exhaust our cash reserves.  In addition, we expect to pay legal fees, accounting fees and proxy costs whether the Sale Transaction closes or not. Any significant expenses or payment obligations incurred by us in connection with the Sale Transaction could adversely affect our financial condition and cash position.

Our common shareholders will not receive any of the proceeds from the Sale Transaction.

The purchase price for the assets of our business will be paid directly to us.   If we complete the transactions contemplated in the Asset Purchase Agreement and the exchange of the preferred equity that we receive in Sancompass, the Buyer’s parent, for the subordinated debt held by the former Tritronics and Vance Baldwin shareholders, our assets/liabilities would consist of cash remaining after payment of expenses of the transaction in excess of $150,000 and liabilities not assumed by the Buyer, as well as the common stock of Sancompass.  The common stock in Sancompass that we will receive is not registered with the SEC and is not publicly traded.  This stock will represent a 15% interest in the common equity of Sancompass, but Sancompass is expected to have approximately $10 million in secured debt and at least $33 million in preferred equity senior that will rank senior to the common stock that we will receive.  Accordingly, we do not place any significant value on the common stock.  Nor do we anticipate a material amount of cash will remain after payment of expenses and non-assumed liabilities.  The liquidation preference and accrued dividends of our preferred stock exceeds $11,000,000.  Therefore, no proceeds will be received by our common shareholders as a result of the sale.

The Asset Purchase Agreement may expose us to contingent liabilities.

Under the Asset Purchase Agreement, we are required to indemnify the Buyer for the breach or violation of any representation, warranty or covenant made by us in the Asset Purchase Agreement, subject to certain limitations and up to an amount equal to the sum of the following: (1) the escrow amount, (2) cash on hand to the extent it exceeds claims payable to third parties, and (3) distributions to shareholders or payments to affiliates made in contravention of the Asset Purchase Agreement.  Significant indemnification claims by the Buyer could have a material adverse effect on our financial condition.

We will be prohibited from competing with our former business of distributing and selling parts for consumer electronics and related products, and providing repair, refurbishment and maintenance services for consumer electronics and related products in the United States for five years from the date of the closing.

The Asset Purchase Agreement provides that for a period of five years after the closing of the Sale Transaction, we and our affiliates (i) will not, directly or indirectly, run, own, manage, operate, control, be employed by, provide consulting services to, participate in, lend our name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture, or activity which competes with the business that we are selling, including parts and accessories therefor, being conducted at the closing date or the products or related products or services performing functions similar to those of the products, or (ii) will not, and will not permit any subsidiary to, directly or indirectly without the prior written consent of the Buyer, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of the Buyer or any subsidiary, group, or division of the Buyer or any affiliate thereof, to leave the employ of the Buyer unless such person has been terminated by the Buyer or an affiliate of the Buyer.

We cannot be sure when, or even if, the Sale Transaction will be completed.

The completion of the Sale Transaction is subject to the satisfaction of a number of conditions, including, among others, the requirement that we obtain shareholder approval of the sale, the requirement that we obtain certain third party consents, the completion of the terms of the preferred and common equity arrangements for the Parent, and the approval by H.I.G. Capital, L.L.C. of a non-competition agreement.  In addition, the Buyer may terminate the agreement if we do not cure breaches, if any, of a material provision of the Asset Purchase Agreement within ten days of notice of such breach. We cannot guarantee that we will be able to meet the closing conditions of the Asset Purchase Agreement. If we are unable to meet the closing conditions, the Buyer is not obligated to complete the Sale Transaction.  We also cannot be sure that other circumstances, for example, a material adverse event, will not arise that would allow the Buyer to terminate the Asset Purchase Agreement prior to closing.  If the asset sale is not approved or does not close, our Board of Directors will be forced to evaluate other alternatives, which are expected to be less favorable to us than the proposed Sale Transaction.  In addition, we would likely not have sufficient capital to repay our indebtedness which is in default under the terms of our agreement with the Sankaty Funds who may exercise their right to foreclose on our assets.

 The Asset Purchase Agreement requires us to pay certain costs if we accept an alternative to the asset sale.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell our assets to a party other than the Buyer. Any alternative must provide for payment in full of the senior and subordinated notes held by the Sankaty Funds.  As of the date of this Proxy Statement, that amount is approximately $42,000,000.  In the event the Asset Purchase Agreement is terminated on this basis, there would be no termination fee of break-up fee, however, we would be required to reimburse the Buyer and the Parent for reasonable expenses incurred in connection with the transactions contemplated by the Asset Purchase Agreement.

THE SALE TRANSACTION

General

Pursuant to the Asset Purchase Agreement, we will sell to the Buyer substantially all of our assets and the assets of our operating subsidiaries. Upon consummation of the proposed Sale Transaction, ownership of the assets held by our operating subsidiaries will be transferred to the Buyer. The Sale Transaction will constitute the sale of substantially all of our assets.

The Parties to the Asset Purchase Agreement

Encompass Group Affiliates, Inc.
775 Tipton Industrial Dr.
Lawrenceville, GA 30046
(954) 474-0325

Encompass specializes in the technology aftermarket service and supply chain known as reverse logistics.  We are headquartered in Lawrenceville, Georgia.  We operate through our two wholly-owned subsidiaries and principal operating units, Encompass Parts Distribution, Inc. and Encompass Service Solutions, which was formerly known as Cyber-Test, Inc.  Encompass Parts Distribution completed the acquisition of Vance Baldwin, Inc. in August 2007 and completed the acquisition of Tritronics, Inc. in August 2008.  Through our subsidiaries, we operate businesses that provide parts procurement and distribution services, depot repair of consumer electronics, computers and peripheral equipment, de-manufacturing and reclamation services for flat panel display products, returns management services and anticipates providing end-of-life cycle services for all such products.

We are a leader in the consumer electronics segment of the reverse logistics industry providing original equipment manufacturers, or “OEMs,” retailers, third party administrators, or “TPAs,” and end-users with single-source, integrated life cycle reverse logistic professional management services for technology products.  Our strategy addresses the overall market from both the end-user driven product support and repair industry and from the manufacturer-driven e-Waste recovery industry.  While these two industries have different characteristics, they have significant back-end operational synergies.  We are also focused on becoming a full-service provider of repair, refurbishment, parts distribution and end-of-life cycle services in other complementary industries. We presently provide single source, value-added life cycle professional management services for technology products to businesses and consumers in the North American market.  In connection with our strategy of expanding internationally, Encompass Parts Distribution has formed subsidiaries in Mexico and Canada to provide parts procurement and distribution services, depot repair of consumer electronics, computers and peripheral equipment, de-manufacturing and reclamation services and returns management services.  Both operations have hired employees, outfitted warehouses and commenced shipping to customers.

Encompass Parts Distribution, Inc.
775 Tipton Industrial Dr.
Lawrenceville, GA 30046
(954) 474-0325

Encompass Parts Distribution, Inc. is a Delaware corporation and wholly owned subsidiary and principal operating unit of Encompass.  Encompass Parts Distribution, Inc. operates businesses that provide parts procurement and distribution services, depot repair of consumer electronics, computers and peripheral equipment, de-manufacturing and reclamation services for flat panel display products, returns management services and anticipates providing end-of-life cycle services for all such products.

Encompass Service Solutions, Inc.
775 Tipton Industrial Dr.
Lawrenceville, GA 30046

Encompass Service Solutions, Inc. is a Delaware corporation and wholly-owned subsidiary of Encompass.  This entity is inactive and does not have any operating assets.  Another subsidiary, Cyber-Test, Inc., operates under the name of Encompass Service Solutions as described in the following paragraph.

Cyber-Test, Inc.
448 Commerce Way
Longwood, FL 32750
(954) 474-0325

Cyber-Test, Inc. is a Delaware corporation and is owned by Encompass Parts Distribution.  Cyber-Test, currently operating as Encompass Service Solutions, is a depot repair and refurbishment company that has been based in Longwood, Florida; has operations in suburban Atlanta.   Encompass Service Solutions operates as an independent service organization with the expertise to provide board-level repair of technical products to third-party warranty companies, OEMs, national retailers and national office equipment dealers.  Service options include advance exchange, depot repair, call center support, parts supply and warranty management.  Encompass Service Solutions' technical competency extends from office equipment and fax machines to printers, scanners, laptop computers, monitors, multi-function units and high-end consumer electronics such as GPS devices, PDAs and digital cameras and de-manufacturing and reclamation services for flat-panel display products. Services are delivered nationwide through proprietary systems that feature real-time electronic data interchange, flexible analysis tools and repair tracking.  Given the interrelationship of distribution and service functions, we anticipate that service facilities will be eventually located within most of our distribution centers.

Vance Baldwin, Inc.
7060 State Road 84 #12
Fort Lauderdale, FL 33317
(954) 474-0325

Vance Baldwin, Inc. is a Florida corporation and wholly owned subsidiary of Encompass Parts Distribution.  Vance Baldwin is an OEM parts distributor that has been a leader in the industry for over fifty years.  Vance Baldwin has operations in southern Florida, suburban Atlanta and Las Vegas and distributes tens of thousands of different parts (i.e., SKU’s) ranging from consumer electronics, computers, printers, appliances and office supplies carried in stock or special ordered from the five million parts that it has access to for distribution.  Vance Baldwin, together with Tritronics, now conduct business as Encompass Parts Distribution.

Tritronics, Inc.
1306 Continental Drive
Abington, MD 21009
(954) 474-0325

Tritronics, Inc. is a Maryland corporation and wholly owned subsidiary of Encompass Parts Distribution.  Tritronics is an OEM parts distributor that has been in business since 1975 and has operations in suburban Baltimore and Miami.  Tritronics similarly distributes tens of thousands of different parts (i.e., SKU’s) ranging from consumer electronics, computers, printers, appliances and office supplies carried in stock or special ordered from the five million parts that it has access to for distribution.  In addition, as with Vance Baldwin, Tritronics also provides service aids and industrial products such as cable, tools, test equipment, cleaners and other installation equipment.   Tritronics is a distributor of replacement parts in the U.S. for substantially all of the major OEM manufacturers, with a particularly strong market presence selling to the extensive network of independent service centers that operate nationwide. Vance Baldwin and Tritronics now conduct business as Encompass Parts Distribution.

Sancompass, Inc.
111 Huntington Avenue
Boston, MA 02199
(617) 516-2000

Sancompass, Inc. is a Delaware corporation.  Sancompass, Inc. is a newly formed entity affiliated with Sankaty Advisors, LLC formed for the purpose of entering into the Sale Transaction.  Sancompass, Inc. is the parent company to the Buyer.

Encompass Supply Chain Solutions, Inc.
111 Huntington Avenue
Boston, MA 02199
(617) 516-2000

Encompass Supply Chain Solutions, Inc. is a Delaware corporation and wholly-owned subsidiary of Sancompass, Inc.  Encompass Supply Chain Solutions, Inc. is a newly formed entity affiliated with Sankaty Advisors, LLC formed for the purpose of entering into the Sale Transaction.

Other Involved Parties

The following three entities are not party to the Asset Purchase Agreement, but are mentioned in this Proxy Statement and are expected to take certain actions at closing.  In addition,  the Sankaty Funds are parties to a Limited Equity Contribution Agreement pursuant to which they will contribute up to $1,000,000 to the Buyer should the Buyer breach its obligations to us or otherwise have liabilities to us.

Sankaty Advisors

Sankaty Advisors, LLC, is a Delaware limited liability company that advises the Sankaty Funds.  In this Proxy Statement, we refer to Sankaty Advisors, LLC as “Sankaty Advisors.”

Sankaty Funds

Since 2007, our principal financing arrangements have been with a group of funds including the following:  Sankaty Credit Opportunities II, L.P., a Delaware limited partnership, Sankaty Credit Opportunities III, L.P., a Delaware limited partnership, Sankaty Credit Opportunities IV, L.P., a Delaware Limited Partnership, Sankaty Credit Opportunities (Offshore Master) IV, L.P., a Cayman limited partnership, and certain other funds advised by Sankaty Advisors, LLC.  In this Proxy Statement, we refer to this group collectively as the “Sankaty Funds.”  For further discussion of our financing arrangements and the outstanding senior notes and senior subordinated notes issued to the Sankaty Funds, see the discussion in “Financing Arrangements with Sankaty Funds” below.

RGIP

RGIP, LLC, a Delaware limited liability company, is an affiliate of the Sankaty Funds’ counsel.  In this Proxy Statement, we refer to RGIP, LLC as “RGIP.”  We issued RGIP shares of our Series C Preferred Stock in 2007 and Series E Preferred Stock in 2008 in connection with the initial loans made by the Sankaty Fund and further loans made in connection with our acquisition of Tritronics in 2008.

Financing Arrangements with Sankaty Funds

Under our financing arrangements with the Sankaty Funds, Encompass Parts has issued to the Sankaty Funds first priority senior secured notes due in 2012 in the initial aggregate principal amount of $12,690,000, which we refer to as our “senior notes,” and second priority Series A and Series B senior subordinated notes due 2013 in the aggregate principal amount of $24,500,000, which we refer to as our “senior subordinated notes.”  The amended and restated note purchase agreement that we and our subsidiaries entered into with Sankaty Advisors, the advisor to the Sankaty Funds, on August 1, 2008, as amended on January 12, 2009, requires us, among other things, to make quarterly interest payments on our senior and subordinated notes and to meet certain financial covenants.

We did not pay quarterly interest on our senior subordinated notes due on March 31, 2010 and June 30, 2010 on a timely basis due to cash constraints.  In connection with negotiations with our principal stockholder, ACT-DE, and Sankaty Advisors, we paid the principal and interest on the senior notes, and the negotiated cash portions of interest payments due on our senior subordinated notes, for March 31 and June 30, 2010, in June and October 2010, respectively, but have not yet paid the cash portions of quarterly interest on our senior and senior subordinated notes, and quarterly principal payment on our senior notes, due on September 30, 2010, December 31, 2010 and March 31, 2011.  Further, we have not met certain financial covenant tests at March 31 (which was waived), June 30, September 30 and December 31, 2010 or at March 31, 2011.  The Sankaty Funds have elected, pursuant to the terms of our existing debt agreement, to increase the interest rate on our senior and senior subordinated notes by 2% per annum over the applicable interest rate, effective as of December 31, 2009.

The Asset Purchase Agreement contemplates that at the closing, the senior subordinated notes will be contributed to the Parent and then, directly or indirectly, contributed to the Buyer and then transferred to us. The Asset Purchase Agreement also contemplates that at closing, we will receive a release from liability from the Buyer with respect to the senior notes and the senior subordinated notes, including any unpaid interest, fees and penalties.
In addition, under the Asset Purchase Agreement, the shares of Series C Preferred Stock and shares of Series E Preferred Stock and other equity interests held by the Sankaty Funds and RGIP will, upon receipt by us, be retired and cease to represent an outstanding liability. If we do not complete Sale Transaction, or engage in another transaction that enables us to repay our debt, the Sankaty Funds could declare all of our obligations due and payable, and foreclose on all of our assets.

Reasons for the Sale Transaction

In August 2007, we acquired Vance Baldwin. In connection with that acquisition, we incurred approximately $23 million in principal amount of senior and subordinated debt to the Sankaty Funds. In August, 2008, in connection with the acquisition of Tritronics, we incurred additional subordinated debt to the Sankaty Funds of approximately $13,250,000. Through December 2009 (the half of the fiscal year ended June 30, 2010), we were able to meet our debt service obligations without impairing our ability to fund working capital needs. Due to cash constraints, we did not pay our March 31, 2010 subordinated debt interest on a timely basis. Since then, we have not paid the quarterly interest on our senior and subordinated notes due on September 30, 2010, December 31, 2010 and March 31, 2011; nor have we paid principal installments on the senior debt due on those dates. In addition, we have been in default of financial covenants since June 30, 2010. We also failed to meet certain financial covenant tests on March 31, 2010, but the Sankaty Funds waived noncompliance in that case.

During the period since December 31, 2010, we have taken steps to restructure our operations. We reduced our personnel costs by reducing employee headcount and in some cases reducing management compensation. We downsized and closed facilities, reducing occupancy costs and creating efficiencies by combining operations. In August 2010, we engaged PMCM, an affiliate of Phoenix Management Services, to assist us with the evaluation of our business and implementing operational restructurings. We also engaged in initiatives to increase revenues. We have had some success with these actions, but they have not been sufficient to allow us to meet our debt service requirements. As we were in default of our debt and did not anticipate improving our financial condition in the short term, we concluded that we would need to restructure our debt or take other significant actions to avoid default and foreclosure by our lenders.

Background of the Sale Transaction

In response to the assessment that we  have been and would continue to be unable to meet our obligations to our primary secured lenders, the Sankaty Funds, and our failure to reach any agreement with the Sankaty Funds on a material modification of the loan terms , our Board of Director considered alternative strategies for resolving our financial and operational problems.  In connection therewith, we had many conversations with the Sankaty Funds, in their capacity as our primary secured lenders, on how to stabilize the business, arrange for payments of the debt and ensure the future growth of the company.

On January 14, 2011, Sankaty Advisors submitted a draft of a non-binding acquisition proposal to our Board of Directors.  After several discussions among our representatives and advisors, the representatives and advisors of the Sankaty Funds and the representatives and advisors of our majority shareholder, on February 11, 2011, Sankaty Advisors submitted a formal non-binding acquisition proposal to our Board of Directors.  The proposal contemplated that during our evaluation period and Sankaty Advisors’ due diligence period, the parties would negotiate the terms of definitive documents pursuant to which a newly formed entity controlled by our principal lenders would acquire our operating subsidiaries or would acquire substantially all of the assets (and assume substantially all of the liabilities) of our operating subsidiaries in exchange for consideration consisting of cash and non-voting equity securities in the new company.  Additionally, the senior debt of our operating subsidiary, Encompass Parts, held by the lenders would remain outstanding; however, it was anticipated our guarantee of that debt would be terminated.  The subordinated debt of Encompass Parts would either be repaid as part of the transaction, assumed by the new acquiring company, or exchanged for preferred equity interests in the new acquiring company.  A condition of the proposal was that holders of certain of our notes, other than those held by the lenders, enter into mutually agreeable arrangements with the new acquiring company. It was contemplated that we would then be relieved of those debts.  We would also be reimbursed for certain expenses that would be agreed upon. The proposal was conditioned on Sankaty Advisors’ satisfaction with the results of its due diligence, including, without limitation, business, legal, environmental, tax, employee benefits and accounting due diligence.

On February 11,  2011, our Board of Directors reactivated a special committee consisting of John G. Ball, Thomas Ketteler, Gerald Wedren and Wilbank Roche to review and evaluate the non-binding acquisition proposal from Sankaty Advisors.  The Special Committee was also authorized to consider other strategic alternatives for the company.  On February 17, 2011, the Special Committee retained Cassel Salpeter & Co. to provide financial advice with respect to the fairness of Sankaty’s proposal and other strategic alternatives and to assist the Board with its evaluation process.  The members of the Special Committee constitute all of our directors who are not affiliated with our majority shareholders.  No members of our management serve on the Board of Directors.  The Special Committee had previously considered the terms of proposed capital contributions to be made by our majority shareholder.

Sankaty’s proposal was never formally executed; instead the parties immediately commenced drafting and negotiating definitive agreements.  On February 22, 2011  we received a draft agreement that covered the basic terms of the proposed transaction.   Throughout the following weeks, we and our advisors negotiated the terms of the Asset Purchase Agreement with Buyer and Parent and its advisors, including mutual changes to its structure based on and other customary considerations. On May 12, 2011 we finalized the terms of the Asset Purchase Agreement and its Schedules and Exhibits.

On May 13, 2011, the Special Committee convened a meeting to review the final Asset Purchase Agreement and the proposed Sale Transaction.  During the meeting, Cassel Salpeter & Co., an independent financial advisor hired to provide a fairness opinion, delivered an oral opinion.  The opinion was subsequently confirmed in writing to the Special Committee  as to the fairness to Encompass, from a financial point of view.  Based on this information and after additional discussions, the Special Committee determined that entry into the Asset Purchase Agreement and completion of the proposed Sale Transaction were in the best interests of Encompass and our shareholders, and on this basis recommended them  for approval by the full Board of Directors. On the same day, our Board of Directors, by unanimous written consent, then approved (i) the Asset Purchase Agreement, (ii) the related transaction agreements, and (iii) the proposed Sale Transaction on the terms set forth in those agreements, and authorized management to execute the Asset Purchase Agreement and the other transaction agreements on our behalf.

On May 13, 2011, we executed the Asset Purchase Agreement with Encompass Supply Chain and Sancompass and publicly announced the agreement on May 19, 2011.

Effect of the Sale Transaction

If the transactions contemplated in the Asset Purchase Agreement and the exchange of the preferred equity of Sancompass that we receive for the subordinated debt held by the former Tritronics and Vance Baldwin shareholders are completed, our assets/liabilities would consist of cash remaining after payment of expenses of the transaction in excess of $150,000 and liabilities not assumed by the Buyer, as well as the common stock of Sancompass.  Sancompass is not, nor it is expected to become, a SEC-reporting company.  The common stock in Sancompass that we will receive will not be publicly traded.  This will represent a 15% interest in the common equity of Sancompass, but Sancompass will  have approximately $10 million in secured debt and at least $33 million in preferred equity that will rank senior to the common stock we will receive.  Therefore, we do not place any significant value on the common stock of Sancompass that we will receive.

We do not anticipate a material amount of cash will remain after payment of expenses and non-assumed liabilities following the closing of the Sale Transaction.  The liquidation preference and accrued dividends of our preferred stock exceeds $11,000,000.  Thus, the transactions contemplated by the Asset Purchase Agreement will not result in any distribution to common shareholders.

The transactions contemplated by the Asset Purchase Agreement are expected to permit the business as currently conducted by Encompass to operate profitably with reduced debt and a more favorable capital structure.  As we will be divested of our business as assets, however, those improvements will not benefit us or our shareholders.

If the proposal to amend our Restated Articles of Incorporation is approved by our shareholders, we will continue under the name of “_______.”  We expect to continue as a public reporting company.  Our Board of Directors may solicit third party interest in us as a candidate for a “reverse merger” with a private following the consummation of the Sale Transaction, but this may be impractical, particularly if our funds are insufficient to allow us continue to file our periodic reports on a timely basis.

We believe that if we are unable to successfully complete the Sale Transaction and are unable to restructure the terms and maturity of our obligations to the Sankaty Funds on acceptable terms we (1) will be in default under the terms of our agreement with the Sankaty Funds, who have reserved all rights with respect to such default and who may exercise its right to foreclose on our assets; (2) anticipate receiving a “going concern” opinion from our auditors for the fiscal year ended June 30, 2011 which will have a negative impact on our ability to secure additional future financing; and (3) may, under certain circumstances, owe certain contractual damages to the Buyer and the Parent.

Opinion of Financial Advisor to the Special Committee of the Board of Directors

The Special Committee of the Board of Directors retained Cassel Salpeter & Co., LLC, Cassel Salpeter, to render an opinion to the Special Committee as to the fairness, from a financial point of view, to Encompass of the purchase price to be received by Encompass for substantially all of its assets and those of its subsidiaries to the Buyer, subject to the Buyer’s assumption of all of our liabilities except for the excluded liabilities, in the Sale Transaction pursuant to the Asset Purchase Agreement.  Cassel Salpeter is a well-respected investment banking firm that provides a broad range of investment banking services with special emphasis on mergers and acquisitions, fairness opinions, valuations, corporate restructuring and financial advisory with a focus on middle-market, public and privately-held companies.  The Special Committee selected Cassel Salpeter because Cassel Salpeter is a recognized investment banking firm that has substantial experience providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets, joint ventures and other transactions.

The following summary of Cassel Salpeter’s opinion to the Special Committee uses certain capitalized terms that are defined in the Asset Purchase Agreement, which is attached to this Proxy Statement as Appendix A.  Defined terms are set forth on pages A-1 through A-12 of the Appendix A.

Opinion of Cassel Salpeter & Co., LLC

On May 13, 2011, Cassel Salpeter & Co., LLC, or Cassel Salpeter, rendered an oral opinion to our Special Committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated May 13, 2011), as to the fairness, from a financial point of view, to Encompass of the Purchase Price to be received by Encompass for the Acquired Assets, subject to the Assumed Liabilities, in the Sale Transaction pursuant to the Asset Purchase Agreement.

Cassel Salpeter’s opinion was directed to our Special Committee and only addressed the fairness from a financial point of view to Encompass of the Purchase Price to be received by Encompass for the Acquired Assets, subject to the Assumed Liabilities, in the Sale Transaction pursuant to the Asset purchase Agreement, and does not address any other aspect or implication of the Sale Transaction.  The full text of Cassel Salpeter’s written opinion dated as of May 13, 2011, which sets forth the assumptions made, matters considered, procedures followed, and limitations on the review undertaken by Cassel Salpeter in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference.  The summary of Cassel Salpeter’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.  Neither Cassel Salpeter’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to and do not constitute advice or a recommendation to our Special Committee, the Board, Encompass’s stockholders or any other persons as to how they should vote or act with respect to any matter relating to the Sale Transaction or otherwise.

In arriving at its opinion, Cassel Salpeter, among other things:

•	Reviewed a draft, dated as of May 11, 2011, of the Asset Purchase Agreement.

•
Reviewed a draft, received by it on May 11, 2011, of the capital structure term sheet to be attached as Schedule 4.1.6 to the Asset Purchase Agreement relating to changes of the senior secured debt held by the Sankaty Funds, to be effected only upon the closing.

•	Reviewed a draft, received by it on May 11, 2011, of the Second Amendment to the Amended and Restated Note Purchase Agreement.

•
Reviewed certain publicly available financial information and other data with respect to Encompass that Cassel Salpeter deemed relevant, including Encompass’s Annual Report on Form 10-K for the year ended June 30, 2009.

•
Reviewed non-public information and other data with respect to Encompass made available by Encompass including a draft, received February 4, 2011, of Encompass’s Annual Report on Form 10-K for the year ended June 30, 2010, and Encompass’s unaudited consolidated financial statements for the nine month period ended March 31, 2011.

•
Reviewed financial projections, or the Projections, with respect to the future financial performance of the Business for the three year period ending June 30, 2013 prepared by management of Encompass and the other sellers, and other internal financial information and management reports furnished to Cassel Salpeter by or on behalf of Encompass and its subsidiaries.

•	Performed a discounted cash flow analysis based upon the Projections.

•	Compared and considered the financial and operating performance of Encompass with that of other companies with publicly traded securities that Cassel Salpeter deemed to be relevant.

•	Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed to be relevant.

•
Reviewed and discussed the business, operations, financial condition and prospects of the Business, including the Projections, with the Special Committee and members of the management of Encompass and its subsidiaries.

•	Performed such other analyses and examinations as Cassel Salpeter deemed appropriate.

In arriving at its opinion, Cassel Salpeter relied upon and assumed, with our consent, and without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available through public sources.  In addition, Cassel Salpeter further relied upon the assurances of Encompass management and its subsidiaries that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Cassel Salpeter is not a legal, tax or regulatory advisor, and as such, it did not express any opinion as to any of the tax or other consequences that might result from the Sale Transaction, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which it understood that Encompass and its subsidiaries obtained such advice as they deemed necessary or appropriate from qualified professionals.  With respect to the financial information and the Projections reviewed, Cassel Salpeter assumed that such Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Encompass and its subsidiaries with respect to the future financial performance of the Business, and that such financial information and Projections, including the underlying assumptions of such management, provided a reasonable basis upon which it could analyze and evaluate the Business and form an opinion.  Cassel Salpeter did not evaluate the solvency of Encompass or any of its subsidiaries or of the Parent or the Buyer; the fair value of the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities; or whether Encompass, any of its subsidiaries, their respective security holders or any other party (including the Parent and the Buyer) received or was paid reasonably equivalent value in the Sale Transaction.  Without limiting the foregoing, Cassel Salpeter did not perform any actuarial or other analyses under any applicable foreign, state or federal laws relating to bankruptcy, insolvency, fraudulent transfer or similar matters, nor did it evaluate in any way the ability of Encompass, any of its subsidiaries or any other participant in the Sale Transaction to pay its obligations when they come due.  Cassel Salpeter did not physically inspect the properties or facilities of Encompass or any of its subsidiaries and did not make or obtain any evaluations or appraisals of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Encompass or its subsidiaries, the Parent or the Buyer.  Cassel Salpeter did not attempt to confirm whether Encompass or any of its subsidiaries had good title to their respective assets.

In rendering its opinion, Cassel Salpeter assumed that the Sale Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules and regulations and that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Sale Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Encompass, its subsidiaries, the Business, Parent, Buyer or the Sale Transaction. Cassel Salpeter further assumed, with our consent, that the final executed form of the Asset Purchase Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the Sale Transaction will be consummated on the terms set forth in the Asset Purchase Agreement, without waiver, modification or amendment of any term, condition or agreement that is material to its analyses or opinion.  Without limiting the foregoing, with our consent, Cassel Salpeter assumed that any adjustments to the Purchase Price in accordance with the Asset Purchase Agreement would not be material to its analyses or opinion, that the representations and warranties of the parties in the Asset Purchase Agreement were true and correct, and that each such party will perform all of the covenants and agreements to be performed by it under the Asset Purchase Agreement.  At our direction, Cassel Salpeter offered no opinion as to the contractual terms of the Asset Purchase Agreement or the prospect that the conditions to the closing set forth in the Asset Purchase Agreement will be satisfied.

For purposes of its analyses and opinion, Cassel Salpeter with our consent assumed that the entire amount of the Purchase Price will be received by and for the benefit of Encompass and that the value to Encompass of Buyer’s assumption of the Assumed Liabilities is equal to aggregate value of the Assumed Liabilities, including, without limitation, the aggregate principal amount of any and all debt securities and other financial instruments included in the Assumed Liabilities and any accrued interest thereon.  In addition, for purposes of its analyses and opinion, Cassel Salpeter with our consent also assumed that (a) the Subordinated Notes will, upon receipt by Encompass and its subsidiaries, be cancelled and the indebtedness evidenced thereby deemed satisfied in full, (b) the shares of Series E Preferred Stock and other equity interests held by Sankaty and RGIP will, upon receipt by us, be retired and cease to represent an outstanding liability or other obligation of Encompass, and (c) Buyer will fully perform, and Encompass and its subsidiaries will be released from, and have no further liability or other obligation with respect to, any and all of the Assumed Liabilities.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the Purchase Price to be received by Encompass for the Acquired Assets, subject to the Assumed Liabilities, in the Sale Transaction pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to Encompass on the basis set forth above and did not address any other term or aspect of the Sale Transaction or the Asset Purchase Agreement, including, but not limited to, any term or aspect of the Asset Purchase Agreement or the Sale Transaction that is not susceptible to financial analyses; the fairness of the Sale Transaction, or all or any portion of the consideration to be received by Encompass pursuant to the Asset Purchase Agreement, to any of the subsidiaries of Encompass, the stockholders of Encompass, or any creditors or other constituencies of Encompass or any of its subsidiaries; nor the fairness of the amount or nature or any other aspect of any compensation or consideration payable to or received by any officers, directors or employees of any parties to the Sale Transaction, or any class of such persons, relative to the Purchaser Price, the Consideration or otherwise.  Cassel Salpeter did not express any opinion as to the underlying value or future financial performance of Encompass, its subsidiaries, the Parent, Buyer or the Business, or the value of the Parent Equity when issued in the Sale Transaction or the prices at which the Parent Equity, any other securities of the Parent, or any securities of Encompass, its subsidiaries or the Buyer may be traded, purchased or sold at any time.

Cassel Salpeter was not requested to consider, and its opinion did not address, the relative merits of the Sale Transaction as compared to any alternative transaction or business strategy that might exist for us or the other sellers, or the merits of the underlying decision by Encompass or its subsidiaries to engage in or consummate the Sale Transaction.  The Purchase Price and other terms of the Sale Transaction were determined through negotiations between the parties to the Asset Purchase Agreement, and the decision to enter into the Sale Transaction was solely that of our Special Committee.

Cassel Salpeter was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Acquired Assets or the Business. Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Accordingly, although developments subsequent to the date of its opinion may affect its opinion, Cassel Salpeter assumed no obligation to update, review or reaffirm its opinion to us or any other person or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

Cassel Salpeter’s opinion was provided to our Special Committee in connection with its consideration of the proposed Sale Transaction and was intended for the use of our Special Committee (solely in its capacity as such) in connection with its evaluation of the Sale Transaction.  Cassel Salpeter’s opinion should not be construed as creating any fiduciary duty on its part to Encompass, any security holder of Encompass, any of the subsidiaries of Encompass, any creditor of Encompass or any other person.  Cassel Salpeter’s opinion was only one of many factors considered by our Special Committee in evaluating the proposed Sale Transaction.  Neither Cassel Salpeter’s opinion nor its analyses were determinative of the Purchase Price or of the views of our Special Committee or management with respect to the Sale Transaction or the Purchase Price.

In preparing its opinion to the Special Committee, Cassel Salpeter performed a variety of financial analyses, including those described below. The summary of Cassel Salpeter’s financial analyses is not a complete description of the financial analyses underlying Cassel Salpeter’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the analyses underlying its opinion is readily susceptible to partial analysis or summary description.  Cassel Salpeter arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Cassel Salpeter believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses, analytic methods and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.  While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses.

The implied value reference ranges indicated by Cassel Salpeter’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities actually may be sold. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses performed in connection with Cassel Salpeter’s opinion rendered to our Special Committee on May 13, 2011. The summary includes information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses and opinion, Cassel Salpeter (a) assumed the value of the Subordinated Notes was equal to the face value of the Subordinated Notes plus the accrued interest on the Subordinated Notes and (b) calculated an implied transaction value of $41.14 million taking into account the implied value of the Purchase Price indicated by its financial analyses plus the value of the senior indebtedness to be assumed by Buyer in the Sale Transaction.

For purposes of its analyses, Cassel Salpeter reviewed a number of financial metrics, including:

•
Enterprise Value – generally the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date.

•	EBITDA – generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified period of time.

•	Unlevered free cash flow – generally the amount of cash generated and available for principal, interest, and dividend payments after providing for ongoing business operations.

Discounted Cash Flow Analysis

Cassel Salpeter calculated the estimated net present value of the unlevered, after-tax free cash flows that the Business was forecasted to generate through fiscal year 2013 based on the Projections provided by Encompass’s management using discount rates ranging from 16.7% to 18.7% and terminal values calculated using EBITDA multiples of 5.5x to 6.5x estimated 2013 EBITDA and perpetuity growth rates of 4.00% to 6.00% to the estimated 2013 EBITDA.

The discounted cash flow analyses indicated an implied enterprise value reference range for the Business of approximately $31.0 million to $37.2 million, as compared to the implied transaction value of $41.14 million.

Selected Companies Analysis

Cassel Salpeter calculated implied enterprise value multiples of certain financial data for the following seven companies that provide distribution services related to consumer electronics or electrical components:

•	Avnet, Inc.

•	Arrow Electronics, Inc.

•	Anixter International, Inc.

•	Ingram Micro, Inc.

•	Tech Data Corp.

•	Synnex Corp.

•	SED International Holdings, Inc.

Cassel Salpeter noted that each of the selected companies was significantly larger than the Business in terms of revenue, with latest twelve months, or LTM, revenue ranging from approximately $587.5 million to approximately $35,216 million, as compared to the LTM revenue for the Business of approximately $80.9 million.  In addition, Cassel Salpeter noted that each of  the selected companies was more profitable than the Business, with LTM EBITDA margins ranging from approximately 1.0% to 6.1%, as compared to the Business’ LTM EBITDA margin of approximately 0.6%.

Cassel Salpeter calculated the following enterprise value multiples with respect to the selected companies:

Enterprise Value Multiple of	Mean		Median		High		Low

Estimated CY 2011 EBITDA	6.1	x	6.0	x	8.2	x	4.8	x
Estimated CY 2012 EBITDA	5.5	x	5.5	x	7.4	x	4.2	x

Cassel Salpeter applied an estimated CY2011 EBITDA multiple range of 5.5x to 6.5x and an estimated CY2012 EBITDA multiple range of 5.0x to 6.0x to the corresponding data for the Business based on the Projections. The selected companies analyses indicated an implied enterprise value reference range for the Business of approximately $31.5 million to $37.6 million, as compared to the implied transaction value of $41.14 million.

None of the selected companies have characteristics identical to the Business.  An analysis of the selected companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors.

Selected Transactions Analysis

Cassel Salpeter calculated implied transaction value multiples of certain financial data for the following ten target companies in transactions involving target companies that provide distribution services related to consumer electronics or electrical components:

Target	Acquirer
Nu Horizons Electronics Corp.	Arrow Electronics, Inc.
ATC Technology Corp.	Genco Holdings, Inc.
Bell Microproducts, Inc.	Avnet, Inc.
TransTech Systems, Inc.	Visualant, Inc.
PCG Trading, LLC	Arrow Electronics, Inc.
Tritronics, Inc.	Encompass Group Affiliates, Inc.
Horizon Technology Group PLC	Avnet, Inc.
New Age Electronics, Inc.	Synnex Corp.
Vance Baldwin, Inc.	Advanced Communications Technologies, Inc.
DBL Distributing LLC	Ingram Micro, Inc.

Cassel Salpeter noted that, as compared to most of the targets in the selected transactions, the Business was generally smaller and had a lower EBITDA margin.

Cassel Salpeter calculated the following transaction value multiples with respect to the selected transactions:

Multiple of enterprise value to	Mean		Median		High		Low
LTM revenue	0.38	x	0.32	x	0.90	x	0.06	x
LTM EBITDA	8.0	x	9.0	x	11.5	x	4.4	x

Cassel Salpeter applied a LTM revenue multiple range of 0.30x to 0.40x to the LTM revenue for the Business and a LTM FY2011 EBITDA multiple range of 7.0x to 8.0x to the estimated FY 2011 EBITDA corresponding data for the Business based on the Projections. Cassel Salpeter applied a LTM EBITDA multiple range to estimated FY2011 EBITDA for the Business based on discussions with Encompass’s management, because the time periods were similar and management of Encompass believed estimated FY2011 EBITDA, which was higher than LTM EBITDA, more accurately reflected the Business’s financial performance.  The selected transactions analyses indicated an implied transaction value reference range for the Business of approximately $26.9 million to $31.9 million, as compared to the implied transaction value of $41.14 million.

None of the target companies in the selected transactions have characteristics identical to the Business. Accordingly, an analysis of the selected transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors.

Other Matters

Cassel Salpeter has received a fee of $130,000 in connection with the preparation and issuance of its opinion, no portion of which is contingent upon the completion of the Sale Transaction, and will be reimbursed for certain of its expenses, including its attorneys’ fees.

In addition, Cassel Salpeter has been requested to solicit third party indications of interest in acquiring all or any part of Encompass or Business for a prescribed period of time following the execution of the Asset Purchase Agreement and may become entitled to additional fees, all of which may be contingent upon the completion of such a transaction or a modification of the terms of the proposed Sale Transaction.  Also, we have agreed to indemnify Cassel Salpeter and its related persons and entities for certain liabilities that may relate to, or arise out of, its engagement.  Under Cassel Salpeter’s policies and procedures, its fairness committee did not approve or issue its opinion and was not required to do so.

Prior to its engagement by the Special Committee to render the fairness opinion described above, Cassel Salpeter has not provided any investment banking or other financial services to Encompass, its subsidiaries or any of its affiliates.

Interests of Our Directors and Executive Officer in the Sale Transaction

No executive officer of Encompass serves on our Board of Directors.  Our directors will not receive any additional compensation of any kind in connection with the completion of the Sale Transaction.  Nor will any of our directors serve in any position with the Buyer after the closing.  We will purchase a tail policy on our current directors and officers insurance policy to cover our indemnification obligations to our current directors with respect to any claims arising in connection with the Sale Transaction.

None of our executive officers will receive any additional compensation of any kind in connection with the completion of the Sale Transaction.

Robert B. Gowens, our interim Chief Executive Officers, is expected to continue in the same or a similar position with the Buyer following the completion of the Sale Transaction.  Mr. Gowens is a Managing Director at Phoenix Management Services, Inc.  Mr. Gowens is compensated for his services as our interim Chief Executive Officer by Phoenix Management Services.  We have a contractual arrangement with Phoenix Management Services pursuant to which we pay a periodic retainer which includes a specific amount for Mr. Gowens’ services.  We expect to terminate this arrangement following the completion of the Sale Transaction.  It is expected that that the Buyer will enter into a similar arrangement with Phoenix Management Services with respect to Mr. Gowens’ position with the Buyer.

John E. Donahue, our Chief Financial Officer, will not continue in any position with the Buyer following the completion of the Sale Transaction.

Accounting Treatment

We will record the Sale Transaction in accordance with generally accepted principles in the United States. Upon completion of the disposition, we will recognize a gain for financial reporting purposes equal to the net proceeds (the sum of purchase price less expenses of the sale) less the book value of the assets and liabilities sold.

Regulatory Approvals

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to complete the Sale Transaction, other than the filing of this proxy statement with the SEC. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

No Changes to the Rights of Shareholders

There will be no change in the rights of our shareholders as a result of the Sale Transaction.

Appraisal Rights

Under Section 607.1302 of the Florida Business Corporations Act, our shareholders are entitled to dissent from, seek appraisal for, and obtain payment of the fair value of his or her shares of common stock, Series C Preferred Stock or Series D Preferred Stock if the Sale Transaction is consummated.  Important details concerning the requirements to perfect appraisal rights under Florida are set forth below.  In view of the complexity of these provisions of Florida law, any shareholder who is considering exercising appraisal rights, or who wishes to preserve the right to do so, should consult his or her legal advisor.

This notice is being provided to you in satisfaction of Sections 607.1320 of the Florida Business Corporation Act. The summary below is not a complete statement of the Florida law pertaining to appraisal rights and is qualified in its entirety by reference to the relevant sections of the Florida Business Corporation Act.  Failure to follow the procedures required by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act for perfecting appraisal rights may result in the loss, termination or waiver of such rights.  A copy of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act is attached to this Proxy Statement as Appendix B.  Because of the complexity of the provisions and the need to strictly comply with various technical requirements, you should read Appendix B in its entirety.

Holders of our common stock, Series C Preferred Stock and Series D Preferred Stock who did not vote at the Special Meeting and who comply with the procedures prescribed in Sections 607.1301 through 607.1333 of the Florida Business Corporation Act may be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the closing of the Sale Transaction, and to receive payment of the fair value of their shares in cash, together with interest.  The following is a brief summary of the statutory procedures that must be followed by a shareholder in order to perfect appraisal rights under Florida law.   At the record date, the last bid price of our common stock on the OTC Bulletin Board was $[     ] per share.

Prior to the vote being taken on Proposal No. 1 on June __, 2011, any shareholder who elects to dissent must file with us a notice of such election (the “Election Notice”), stating his or her name and address, the number of shares of stock as to which he or she dissents, and a demand for payment of the fair value of his or her stock.  A dissenting shareholder must not vote, or cause or permit to be voted, any shares of stock owned by the dissenting shareholder in favor of the Sale Transaction.  The Election Notice must be sent or delivered to our corporate secretary at Encompass Group Affiliates, Inc., 775 Tipton Industrial Drive, Lawrenceville, GA 30046.

Only a holder of record of our capital stock is entitled to assert appraisal rights for the capital stock registered in that holder’s name. An Election Notice must be executed by or on behalf of the holder of record, fully and correctly, as his or her name appears on his or her stock certificates. If the capital stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the Election Notice should be made in that capacity.  If the capital stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the Election Notice should be executed by or on behalf of all joint owners. An authorized agent, including one or two or more joint owners, may execute the Election Notice on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the Election Notice, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds capital stock as nominee for several beneficial owners may exercise appraisal rights with respect to the stock held for one or more beneficial owners while not exercising such rights with respect to the capital stock held for other beneficial owners. In such case, the Election Notice should set forth the number of shares of stock (on an as converted basis) as to which appraisal rights are sought. Where no number of shares of stock is expressly mentioned, the Election Notice will be presumed to cover all stock held in the name of the record owner. Shareholders who hold their stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of the Election Notice for such nominee's stock.

Within 10 days after the consummation of the Sale Transaction, we will make a written offer (the “Appraisal Offer”) to each dissenting shareholder who satisfied the requirement of Section 607.1321 to pay an amount we estimate to be the fair value for such stock. The fair value determined will reflect the value of the stock prior to the closing of the Asset Purchase Agreement.  The Appraisal Offer will be accompanied by a form to be completed by the dissenting shareholder (the “Shareholder Form”), which includes information such as the shareholder’s name and address, the number of shares of stock to which the shareholder is asserting appraisal rights and whether the shareholder accepts our offer of fair value of the stock.  Any shareholder returning the Shareholder Form must deposit his or her stock certificate with us simultaneously with the filing of the Shareholder Form.  The Shareholder Form must be returned to us within 60 days after it is sent.  If the Shareholder Form is not received by us within this period, the shareholder will have waived his or her right to dissent.

Any shareholder who has duly filed an Election Notice in compliance with Section 607.1321 will thereafter be entitled only to payment of the fair value of his or her stock and will not be entitled to vote or to exercise any other rights of a shareholder. If requested in writing, we are obligated under Florida law to provide to the shareholder so requesting, within 10 days of  the end of the 60 day period referenced above, the number of shareholders who return the Shareholder Form by the specified date and the total number of shares owned by them.  An election to exercise appraisal rights may be withdrawn in writing by the shareholder within 20 days of the 60 day deadline for the delivery of the Shareholder Form to us. After this period, no such notice of election may be withdrawn unless we consent.  If any dissenting shareholder accepts our offer of payment, payment for his or her stock will be made within 90 days after receipt by us of the Shareholder Form. A shareholder who is dissatisfied with our offer must notify us on the Shareholder Form of his or her estimate of the fair value of his or her shares of stock and demand payment of that estimate plus interest.

If a shareholder makes demand for payment which remains unsettled, within 60 days after we receive the Shareholder Form we are required under Florida law to file an action in any court of competent jurisdiction in Broward County, Florida, the county in which our registered office is located, requesting the fair value of such stock to be determined. The court will also determine whether each dissenting shareholder, as to whom we request the court to make such determination, is entitled to receive payment for his or her stock. If we fail to institute such a proceeding, any dissenting shareholder who has properly notified us on the Shareholder Form that he or she is dissatisfied with our offer, may do so in our name. All dissenting shareholders (whether or not residents of the State of Florida), other than shareholders who have agreed with us as to the value of their stock, will be made parties to the proceeding.  We must pay to each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in such stock.

Shareholders considering seeking dissenters' rights should be aware that any judicial determination of the "fair value" of the stock can be based on numerous considerations, including, but not limited to, the market value of the stock prior to the closing of the Sale Transaction and the net asset value and earnings value of our company. The costs and expenses of any judicial proceeding will be determined by the court and will be assessed against us, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom we have made an offer to pay for the stock, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith.

THE ASSET PURCHASE AGREEMENT

The following is a description of the material terms of the Asset Purchase Agreement. The following description does not purport to describe all of the terms and conditions of the Asset Purchase Agreement. The full text of the Asset Purchase Agreement is attached to this proxy statement as Appendix A and is incorporated by reference. You are urged to read the Asset Purchase Agreement in its entirety because it is the legal document that governs the terms and conditions of the proposed Sale Transaction.

Structure

Our business is operated by our wholly owned subsidiaries, Encompass Parts Distribution, Inc. and Encompass Service Solutions, Inc. and their subsidiaries, Cyber-Test, Inc., Vance Baldwin, Inc., and Tritronics, Inc., which we refer to in this Proxy Statement collectively as our “subsidiaries.” The Sale Transaction is structured as the sale of substantially all of the assets of Encompass and of our subsidiaries by us to Encompass Supply Chain Solutions, Inc., which we refer to herein as the Buyer.  The Buyer is a wholly-owned subsidiary of Sancompass, Inc., which we refer to herein as the Parent.  Both the Buyer and the Parent are newly created entities affiliated with Sankaty Advisors, LLC, the advisor to our principal lenders.

Effective Time

The closing of the transaction is anticipated to occur shortly after we obtain shareholder approval and satisfy all other conditions to closing as specified in the Asset Purchase Agreement.  We expect that the closing will occur within five business days of the Special Meeting.

Purchase Price

Under the Asset Purchase Agreement, the Buyer will acquire substantially all of our and our subsidiaries’ assets (other than any assets of certain inactive subsidiaries).  The Buyer will assume the senior notes issued by Encompass Parts to the Sankaty Funds.  The Sankaty Funds will also contribute the senior subordinated notes issued by Encompass Parts to the Parent, which will then contribute the senior subordinated notes to the Buyer.  The Buyer, in turn, will contribute the senior subordinated notes to us, making us both the debtor and creditor, effectively extinguishing the senior subordinated notes.  In addition,

•	The Buyer will assume all of our other liabilities except for specified excluded liabilities (as described below).

•	The Buyer will pay a purchase price of $1,000,000 in cash.
•	We will receive common equity in the Parent.

•	The Buyer will reimburse up to $150,000 of our transaction expenses and will reimburse a scheduled amount to the settlement of certain liabilities.
•
The Sankaty Funds and RGIP will surrender their equity interests in Encompass.  Currently, the Sankaty Funds and RGIP own shares of our Series C Preferred Stock and Series E Preferred Stock.  The Sankaty Funds also hold warrants to acquire shares of our common stock at a nominal price.

•
We expect to receive preferred equity of the Parent, which we will exchange for all of the subordinated debt owed by us to the former majority shareholders of our subsidiaries, Vance Baldwin and Tritronics.  This subordinated debt was issued as part of the purchase price for those subsidiaries and amounts to approximately $2,045,000 in the aggregate.

Excluded Liabilities

The following liabilities will not be assumed by the Buyer and will be retained by us.  In this Proxy Statement, we refer to these liabilities as the “excluded liabilities.”

•
the debt held by the former Tritronics and Vance Baldwin shareholders, which will be exchanged for the preferred equity in the Parent that we will receive under the Asset Purchase Agreement and will be cancelled;

•	any obligations to our former Chief Executive Officer, Wayne Danson, arising from pending litigation between Mr. Danson and us regarding the termination of his employment;
•	any obligations to Mr. Danson, arising from a letter agreement between us and Mr. Danson, executed in the 2007, relating to $310,000 in accrued consulting fees;

•	a note in the principal amount of $206,000 held by our outside counsel relating to fees for services accrued prior to August 2007;
•	transaction expenses in excess of $150,000;

•	certain inter-company liabilities;

•	liabilities related to certain medical plans;

•	liabilities to our employees, unless the liability is caused or increased by the Buyer’s failure to offer employment to any employee; and
•	tax liabilities of Encompass and our subsidiaries.

A portion of the purchase price ($350,000) will be placed in escrow to cover our indemnification obligations under the Asset Purchase Agreement.  For further discussion of our indemnification obligations, see “The Asset Purchase Agreement - Indemnification” beginning on page 35.

Excluded Assets

We will retain certain assets and any liabilities arising therefrom under the Asset Purchase Agreement, which we refer to as “excluded assets” in this Proxy Statement.

•	the charter and other organizational documents, and corporate records of Encompass and each of our subsidiaries;

•	any confidential personnel and medical records pertaining to any employees of Encompass or any subsidiary other than employees transferred to the Buyer and certain books and records;

•
all claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes of Encompass and each subsidiary and paid by Encompass or a subsidiary prior to the closing date of the Asset Purchase Agreement;

•
all claims (including but not limited to claims under our insurance policies), causes of action and chooses in action of Encompass and our subsidiaries, and all rights and interests of Encompass and any subsidiary under any settlement agreements, in each case arising from or relating to the ownership of operation of the business on or prior to the closing date and any proceeds therefrom or arising in connection with the discharge by Encompass or any subsidiary of the excluded liabilities;

•	all equity or other ownership interests in SpectruCell, Inc., a Delaware corporation, and Hudson Street Investments, Inc., a Delaware corporation, which are both subsidiaries of Encompass;

•	all equity or other ownership interests Encompass or a subsidiary has in any other subsidiary of Encompass;

•	any contract or other asset agreed upon in writing by us and the Buyer; and

•
all intercompany receivables, except for intercompany receivables due to Encompass or a subsidiary from Encompass Mexico or Encompass Canada that the Buyer has designated and agreed to treat as acquired assets.

Conditions to Completion of the Sale Transaction

Buyer’s Conditions.  The Buyer’s obligation to complete the proposed Sale Transaction is subject to certain conditions, including among other things:

•	the accuracy in all material respects of all of our representations and warranties in the Asset Purchase Agreement;

•
our performance in all material respects of all of our covenants and obligations under the Asset Purchase Agreement to be performed or complied with by us prior to the completion of the proposed Sale Transaction;

•	the absence of any litigation or other legal requirement prohibiting the consummation of the transaction or preventing the Buyer from owning the purchased assets;

•
the absence of an event between the date of the Asset Purchase Agreement and the closing which singly or in the aggregate would result in a material adverse effect on our business or the assets being purchased, results of operations, liabilities, or condition, financial or otherwise, of our subsidiaries, taken together as a whole;

•	the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of our common stock on an as-converted basis approving the Sale Transaction;

•	the Buyer shall have received all governmental authorizations and other approvals or consents necessary to own and operate the purchased assets and the business;

•	each of the key contracts and each of the real property leases as agreed to by the Buyer and us shall have been validly assigned to the Buyer;

•	H.I.G. Capital, LLC shall have executed and delivered a noncompetition agreement to the Buyer and such agreement shall be in full force and effect as of the closing date;

•	the continued agreement of Fred Baldwin and Tritronics to exchange the subordinated notes issued to them by Encompass for the preferred equity issued by the Parent;

•	the completion of the terms of the preferred and common equity arrangements for the Parent; and

•	all other reasonable and customary consents and approvals as required.

Our Conditions.  Our obligation to complete the proposed Sale Transaction is subject to certain conditions, including, among other things:

•	the accuracy in all material respects of all of the Parent’s and the Buyer’s representations and warranties contained in the Asset Purchase Agreement;

•
the Parent’s and Buyer’s performance in all material respects of all of their covenants and obligations under the Asset Purchase Agreement to be performed or complied with by Parent or the Buyer prior to the completion of the proposed Sale Transaction;

•	the absence of any litigation or other legal requirement prohibiting the consummation of the transaction or preventing the Buyer from owning the purchased assets;

•	the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of our common stock on an as-converted basis approving the Sale Transaction;

•	the Buyer shall have received all governmental authorizations and other approvals or consents necessary to own and operate the purchased assets and the business;

•
the Buyer shall have canceled and replaced that certain letter of credit between Harris, N.A., as lender, Encompass, as applicant, and Sony Electronics, Inc., as beneficiary, in the initial principal amount of $1,500,000, dated as of May 26, 2010 and terminated or caused to be terminated any and all guaranties and reimbursement obligations in respect thereof undertaken by ACT-DE LLC, H.I.G. Capital Partners III, L.P. and H.I.G. Investment Group III, L.P.;

•	H.I.G. Capital, LLC shall have executed and delivered a noncompetition agreement to the Buyer and such agreement shall be in full force and effect as of the closing date;

•	the agreement of Fred Baldwin and Tritronics to exchange the subordinated notes issued to them by Encompass for the preferred equity issued by the Parent;

•	the completion of the terms of the preferred and common equity arrangements for the Parent; and

•	all other reasonable and customary consents and approvals as required.

Certain of the closing conditions above have been satisfied as of the date of this Proxy Statement.

On May 23, 2011, the former shareholders of Vance Baldwin and Tritronics each entered into a Seller Note Exchange Agreements with us pursuant to which, following the closing of the Asset Purchase Agreement, we will transfer to them all of the nonparticipating preferred equity of the Parent that we receive under the Asset Purchase Agreement, and they will transfer to us the subordinates promissory notes that we issued to them in connection with our acquisition of those subsidiaries.  The transfer of the subordinates promissory notes will be in full satisfaction of the notes, including all accrued and unpaid interest thereon.  The amount, including accrued and unpaid interest, owed on each of the promissory notes was $1,021,479.50 as of May 23, 2011.

Pursuant to a Voting Agreement, ACT-DE LLC has agreed to vote all of the shares of Encompass that it owns in favor of the transactions contemplated by the Asset Purchase Agreement.  ACT-DE owns the majority of our Series C Preferred Stock, which represents a majority of the outstanding shares of voting capital stock on an as-converted basis.  Accordingly, ACT-DE has enough votes to approve the Asset Purchase Agreement without the vote of any other shareholders.

Representations and Warranties

We made representations and warranties to the Buyer and the Parent regarding, among other things:

•	organization, good standing and corporate power, charter documents and ownership of subsidiaries and permits and other approvals to operate the business as currently constituted,

•
corporate authority to enter into and perform the Asset Purchase Agreement, enforceability of the Asset Purchase Agreement, approval of the Asset Purchase Agreement by our Board of Directors and voting requirements to complete the Sale Transaction and other transactions contemplated by the Asset Purchase Agreement,

•	absence of conflicts with or defaults under organizational documents, other contracts and applicable laws,

•	required regulatory filings and consents and approvals of governmental entities,

•	titles to assets, leasehold interests and absence of encumbrances,

•	all assets necessary to conduct the business as now conducted,

•	compliance with SEC reporting and filing requirements and certifications,

•	the preparation and presentation of financial information and absence of allegations about accounting and auditing practices and reports of securities laws violations,

•	accuracy of information contained in, and compliance with applicable securities laws by, this proxy statement,

•
conduct of the business and absence of certain developments since a specified date through the date of the Asset Purchase Agreement, including that there has been no event or circumstance has occurred which has had, or is reasonably likely to have, a material adverse effect,

•	absence of undisclosed liabilities,

•	owned and leased real property,

•	validity of accounts receivable,

•	quality and quantity of inventory,

•	intellectual property matters,

•	compliance with applicable laws and validity of permits,

•	tax matters,

•	labor and other employment matters, including benefit plans,

•	environmental matters,

•	matters with respect to material contracts,

•	material customers and suppliers,

•	absence of certain litigation,

•	effectiveness of insurance policies,

•	the absence of undisclosed brokers’ fees and expenses, and

•	validity of accounts payable.

The Buyer and the Parent made representations and warranties to us regarding, among other things:

•	organization, good standing and corporate power,

•	corporate authority to enter into and perform the Asset Purchase Agreement, enforceability of the Asset Purchase Agreement,

•	absence of conflicts with or defaults under organizational documents, other contracts and applicable laws,

•	absence of certain litigation,

•	required regulatory filings and consents and approvals of governmental entities,

•	capitalization,

•	tax matters, and

•	the absence of undisclosed brokers’ fees and expenses.

Many of the representations and warranties in the Asset Purchase Agreement are qualified by “knowledge,” “materiality” or “material adverse effect.” For purposes of determining whether the representations and warranties are accurate as of the closing, the representations and warranties will be deemed to be accurate so long as they are accurate in all material respects (those that are already qualified by a “materiality” or “material adverse effect” standard must be accurate in all respects).  The representations and warranties made by the parties must be accurate in all material respects as of the date of the Asset Purchase Agreement and as of the time of the closing, except for those representations and warranties that relate to a specific date, which must be accurate in all material respects as of such date.

In no event may any of the following be taken into account, individually or in the aggregate, when determining whether there has been or would reasonably be expected to be a “material adverse effect” with respect to us or our subsidiaries:

•	general business or economic conditions, unless such event disproportionately affects us and our subsidiaries (taken as a whole) or the business in any material respect),

•	the taking of any action expressly required by the Asset Purchase Agreement and the related agreements contemplated hereby,

•	any acts or omissions of any of us or our subsidiaries taken at the request or demand of the Sankaty Funds or the Buyer,

•
any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States,

•	any changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or

•	any changes in GAAP or in any law.

The Asset Purchase Agreement contains customary representations and warranties made by us to the Buyer and the Parent and by the Parent to us for purposes of allocating the risks associated with the Sale Transaction. The assertions embodied in the representations and warranties made by us are qualified by information set forth in a confidential disclosure schedule that was delivered in connection with the execution of the Asset Purchase Agreement.  While we do not believe that the disclosure schedule contains information that securities laws require us to publicly disclose, other than information that is being disclosed in this Proxy Statement, the disclosure schedule may contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Asset Purchase Agreement. Accordingly, you should not rely on any of these representations and warranties as characterizations of the actual state of facts, since they may be modified in important respects by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the disclosure schedule we delivered to the Buyer and the Parent at signing and which may not be delivered by us until the closing and the consummation of the Sale Transaction.

Conduct of Business Prior to the Closing

We have agreed to customary covenants that from the date of the Asset Purchase Agreement through the effective time of the Closing or the termination of the Asset Purchase Agreement that require us to, among other things:

•
permit representatives of the Buyer, financial advisors, accountants and attorneys of the Buyer to be provided with reasonable access to all premises, properties, personnel, books, records (including tax records), contacts, and documents pertaining to our operating business during regular business hours, to the extent that such access would not unreasonably interfere with the conduct of our business;

•	use commercially reasonable efforts to conduct our business in all material respects in the ordinary course of business;

•	continue to make all payments required under all contractual obligations, except for those severance payments subject to bona fide dispute;

•
use commercially reasonable efforts to keep our business and properties substantially intact, including our present operations, physical facilities, working conditions, and relationships with lessors, licensors, customers, suppliers, distributors and employees;

•
use our commercially reasonable best efforts to keep the business organization intact, keep available the services of our present employees and preserve the goodwill of our suppliers, customers and other third parties having business relationships with us;

•	maintain in full force and effect insurance policies related to our business;

•	refrain from entering into certain agreements or transactions outside of the ordinary course of business; and

•	confer with the Buyer prior to implementing operational decisions of a material nature.

Non-Competition and Non-Solicitation

We have agreed that for a period of five years from the closing of the Asset Purchase Agreement that neither we nor any of our affiliates will, directly or indirectly, run, own, manage, operate, control, be employed by, provide consulting services to, participate in, lend its name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture, or activity which competes with the business that we are selling, including parts and accessories therefor, being conducted at the closing date or the products or related products or services performing functions similar to those of the products; provided, however, we shall not be considered to be in default of this covenant solely by virtue of holding for portfolio purposes as a passive investor not more than five percent of the issued and outstanding equity securities of a corporation, the equity securities of which are listed or quoted on a stock exchange or an over-the-counter market within the United States.

In addition, we have agreed that for a period of five years after the closing date that we will not, and will not permit any subsidiary to, directly or indirectly without the prior written consent of the Buyer, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of the Buyer or any subsidiary, group, or division of the Buyer or any affiliate thereof, to leave the employ of the Buyer unless such person has been terminated by the Buyer or an affiliate of the Buyer.

Other Covenants and Agreements

The Asset Purchase Agreement contains additional agreements, which are subject to exceptions specified in the Asset Purchase Agreement or set forth the confidential disclosure schedule and which relate to, among other matters:

•	we agreed to give all notices and obtain all required consents or approvals or otherwise reasonably requested by the Buyer;

•	we agreed no later than June 7, 2011 to prepare and file the Proxy Statement with the SEC that complies in all material respects with the applicable legal requirements;

•
we agreed to call a meeting of our shareholders and hold the meeting within thirty days of mailing the Proxy Statement and to use reasonable best efforts to solicit proxies from shareholders in favor of the Asset Purchase Agreement;

•	we agreed to maintain books and records created in connection with the business for five years after the closing date of the Asset Purchase Agreement;

•
we agreed to provide a list of our current employees engaged in the conduct of the business to the Buyer and the Buyer agreed, prior to but contingent upon the closing of the Asset Purchase Agreement, to extend offers of employment to all current employees engaged in the operation of our business, subject to certain scheduled exceptions, on such terms and conditions as provided by us;

•
we agreed with the Parent and the Buyer that we would not at any time on or after the closing date, directly or indirectly, without the prior written consent of the Parent or they Buyer, disclose or use, any confidential or proprietary information involving or relating to the business or the acquired assets;

•
agreed not to make any distributions or dividends (excluding the payments and distributions expressly permitted under the Asset Purchase Agreement) in respect of any equity interests or any payments to any affiliate until the later of (i) two-year anniversary of the closing date or (ii) the resolution of any claims or pending claims, without the prior written consent of the Buyer;

•
we agreed to forward to the Buyer all funds arising from any monies, checks or instruments received by us after the closing date with respect to accounts receivable that are acquired assets hereunder or accounts receivable that arise from or under any acquired asset;

•
we agreed to perform our obligations under the seller note exchange agreements to deliver the nonparticipating preferred equity in the Parent that we receive in exchange for the subordinated notes held by the former shareholders of Vance Baldwin and Tritronics;

•
we agreed, on or immediately following the closing, to take all steps necessary to cease use of any and all trade names and names associated with the business, including, without limitation, the names Encompass Parts Distribution, Cyber-Test, Vance Baldwin, Tritronics, Encompass Service Solutions, Encompass Canada and Encompass Mexico and Green Choice Parts;

•	the Parent agreed to contribute to the Buyer the senior subordinated notes and cash that it will receive in exchange for issuing equity to the holders of such notes;

•
the Buyer agreed to cancel and replace that certain letter of credit between Harris, N.A., as lender, Encompass, as applicant, and Sony Electronics, Inc., as beneficiary, in the initial principal amount of $1,500,000, dated as of May 26, 2010 and terminate or cause to be terminated any and all guaranties and reimbursement obligations in respect thereof undertaken by ACT-DE LLC, H.I.G. Capital Partners III, L.P. and H.I.G. Investment Group III, L.P;

•	the Parent and the Buyer agreed to all notices and obtain all required consents or approvals or otherwise reasonably requested by us;

•
the parties agreed not to make any public announcement or disclosure of with respect to the subject matter of the Asset Purchase Agreement or the contemplated transactions without the prior written consent of the other parties; provided, however, that they may make any disclosure required by applicable law (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or any disclosure made in connection with the enforcement of any right or remedy relating to the Asset Purchase Agreement or the contemplated transactions;

•	each party agreed to give the other parties notice of any development causing a breach of any of certain representations and warranties or a breach of certain covenants;

•
we, the Parent and the Buyer agreed to use our best efforts (subject to, and in accordance with applicable law) to negotiate in good faith and agree to a reasonably acceptable stockholders' agreement, to be executed by and among the shareholders of Parent; and

•
we, the Parent and the Buyer agreed to use reasonable best efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to carry out the intent and purposes of the Asset Purchase Agreement and to consummate the contemplated transactions.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated at any time prior to the date of the Closing by:

•	by mutual agreement of the parties;

•
by the Buyer or the Parent if representations and warranties of us or our subsidiaries were not true and correct in all material respects when made, or if we or our subsidiaries are in material breach of our covenants under the Asset Purchase Agreement, subject to a ten-day cure period,

•
by us if representations and warranties of the Buyer or the Parent were not true and correct in all material respects when made, or if the Buyer or the Parent are in material breach of their covenants under the Asset Purchase Agreement, subject to a ten-day cure period, and

•
by us if we enter into an agreement with a third party for the sale (by acquisition, business combination or a similar transaction) of our company and our subsidiaries or our businesses pursuant to a transaction in which (x) the senior notes and senior subordinated notes held by the Sankaty Funds of approximately $42,000,000 as of the date of this Proxy Statement would be paid in full and (y) the Buyer and the Parent would be reimbursed for reasonable expenses incurred in connection with the transactions contemplated by the Asset Purchase Agreement, and

We also had the right to terminate the Asset Purchase Agreement if the former shareholders of Vance Baldwin and Tritronics had not agreed prior to June 7, 2011 to exchange the subordinated debt of Encompass that they held for the preferred equity in the Parent that we expect to receive upon closing.  On May 27, 2011, the former shareholders of Vance Baldwin and Tritronics entered into the Seller Noteholder Exchange Agreements, eliminating our right to terminate on that basis. .

Termination Fee

Under the terms of the Asset Purchase Agreement, we may terminate the Asset Purchase Agreement if, before the closing of the Sale Transaction, we enter an acquisition agreement with a third party that provides, on terms reasonably acceptable to the Buyer, for payment in full of the senior notes and senior subordinated notes held by the Sankaty Funds.  In the event the Asset Purchase Agreement is terminated on this basis, we must reimburse the Buyer’s and the Parent’s transaction expenses.

Other Expenses

The Buyer will reimburse up to $150,000 of our transaction expenses, and will reimburse a scheduled amount to the settlement of certain liabilities.

Indemnification

We will be required to indemnify the Buyer, the Parent, and their affiliates and representatives for any losses and expenses arising from:

•
a breach of any representation or warranty by us and our subsidiaries, or a breach or violation of any covenant of us or our subsidiaries, relating to taxes until the applicable statute of limitations has run;

•	a breach of any representation or warranty by us or our subsidiaries relating to employee benefits for a period of two years after the closing;

•	the excluded liabilities for a period of two years after the closing; and

•
for a period of one year after the closing, certain claims arising from the bankruptcy proceeding relating to Circuit City Stores, Inc. in the United States Bankruptcy Court for the Eastern District of Virginia in which Vance Baldwin was named as a defendant in November 2010 in adversary proceedings.

Under the Asset Purchase Agreement, the Buyer will place $350,000 of the purchase price in escrow to cover our indemnification obligation.  One-half of the escrowed amount will be released to us on the first anniversary of the closing date of the Asset Purchase Agreement, and the remainder will be released on the second anniversary of the closing date, subject, in each case, to pending claims.   In addition, we will be prohibited from making any cash distributions to our shareholders or payments to affiliates for two years after closing under the Asset Purchase Agreement.  Our indemnification liability is limited to an amount equal to the sum of the following: (1) the escrowed amount, (2) cash on hand to the extent it exceeds claims payable to third parties, and (3) distributions to our shareholders or payments to affiliates made in contravention of the Asset Purchase Agreement.

The Buyer and the Parent have agreed to indemnify us for assumed liabilities, subject to a two (2) year survival period.

AGREEMENTS RELATED TO THE ASSET PURCHASE AGREEMENT

The Seller Note Exchange Agreements with the Former Shareholders of Vance Baldwin and Tritronics

On May 23, 2011, the former shareholders of Vance Baldwin and Tritronics entered into Seller Noteholder Exchange Agreements with us pursuant to which, following the closing of the Asset Purchase Agreement, we will transfer to them all of the nonparticipating preferred equity of the Parent that we receive under the Asset Purchase Agreement, and they will transfer to us the subordinated promissory notes that we issued to them in connection with our acquisition of those subsidiaries.  The transfer of the subordinates promissory notes will be in full satisfaction of the notes, including all accrued and unpaid interest thereon.  The amount, including accrued and unpaid interest, owed on each of the promissory notes was $1,021,479.50 as of May 23, 2011.

Under the Seller Noteholder Exchange Agreements, the former shareholders of Vance Baldwin and Tritronics will be entitled to receive a portion of the funds distributable to the equity holders of the Parent, after payment of all senior liabilities and debt, to the extent outstanding.  The specific amounts are based on a multi-staged :”waterfall” attached to the Seller Noteholder Exchange Agreements, and involve the relative amounts of equity in Parent held by the Sankaty Funds, the former Tritronics shareholders and the former Vance Baldwin shareholders, and equity issued to management of Buyer as incentives.  All of the equity held by the Sankaty Funds, the former Tritronics shareholders and the former Vance Baldwin shareholders, and equity issued to management of the Buyer as incentive will be senior, in whole or in part, to the common equity that we will receive.

The Voting Agreement

Simultaneously with the execution and delivery of the Asset Purchase Agreement, the Buyer and ACT-DE LLC, an entity affiliated with H.I.G. Capital, L.L.C. entered into a Voting Agreement.  ACT-DE owns the majority of our Series C Preferred Stock, which is convertible into shares of our common stock and which votes, on an as-converted basis, together with the common stock as one class.  The shares of Series C Preferred Stock held by ACT-DE represent a majority of the outstanding shares of our common stock on an as-converted basis, giving ACT-DE enough votes to approve the Asset Purchase Agreement without the vote of any other shareholders.  Pursuant to the Voting Agreement, ACT-DE agreed to vote all of the shares of Encompass stock owned by it in favor of the transactions contemplated by the Asset Purchase Agreement.  The foregoing description of the Voting Agreement is qualified in its entirety by, the full text of the Voting Agreement, which is attached hereto as Appendix C and is incorporated herein by reference in its entirety.

To approve the Sale Transaction, all classes of our voting preferred stock will vote together with the common stock as one class, with each share of preferred stock entitled to cast a number of votes equal to the number of common shares into which it can be converted.  Because of this, ACT as the holder of a majority of our outstanding Series C Preferred Stock, has sufficient votes to approve the Asset Purchase Agreement without the vote of any other shareholders.

CERTAIN MATERIAL FEDERAL AND STATE INCOME TAX CONSEQUENCES

This is a summary of the principal material United States federal and state income tax consequences relating to the proposed sale of assets.

The proposed sale of assets will be a transaction taxable to us for United States federal and state income tax purposes. We will recognize taxable gain equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash, equity interests in the Buyer’s parent company that we will receive in exchange for the assets sold, plus the amount of related liabilities assumed by the Buyer or cancelled in the transaction.  However, we believe substantially all of the taxable gain for federal income tax purposes will be offset against by current year losses from operations, available net operating loss carry forwards, as currently reflected on our consolidated federal income tax returns, and exceptions to the recognition of gain on cancellation of indebtedness due to insolvency. We do not believe we have sufficient state net operating loss carry forwards to offset our gain for state tax purposes.  We anticipate that we will recognize and pay state income taxes with respect to the sale.  We expect that the cash proceeds from the sale will be sufficient to pay these taxes.

The proposed sale of the assets will not be a taxable event for our shareholders under applicable United States federal income tax laws.

This summary does not consider the effect of any applicable foreign, state, local or other tax laws nor does it address tax consequences applicable to shareholders that may be subject to special federal income tax rules. This summary is based on the current provisions of the Internal Revenue Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.   Furthermore, while we have consulted with our advisors on these matters, we have not requested nor have we received a formal opinion.

THE SPECIAL MEETING

Time, Date and Place; Matters to be Considered

The Special Meeting will be held on ______, July __, 2011, at 10:00 a.m. local time, at our principal executive offices located at 775 Tipton Industrial Drive, Lawrenceville, Georgia 30046. At the Special Meeting, shareholders will be asked to consider and vote upon each of the proposals and conduct such other business as may properly come before the Special Meeting and any adjournment thereof.

Voting and Record Date

The Board of Directors has fixed June 20, 2011, as the record date for determining holders of shares of our capital stock that are entitled to receive notice of and to vote at the Special Meeting. The common stock,  the Series C Preferred Stock and the Series D Preferred Stock constitute the sole outstanding voting securities of Encompass.  Each share of common stock entitles the holder thereof to one vote on all matters submitted to the stockholders. As of the record date, each share of Series C Preferred has the same voting rights as 85,795,880 shares of common stock; and each share of Series D Preferred has the same voting rights as 8,633,548 shares of common stock. This may be subject to change in future votes based on adjustments to the conversion rates.

Approval of Proposal No. 1 will require the affirmative vote of the holders of a majority of our outstanding shares of common stock, including shares of voting preferred stock  on an as converted basis, entitled to vote thereon. Therefore, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have the same effect as votes against Proposal No. 1.  Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Assuming the presence of a quorum, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have no effect on Proposal  No. 2.

The Board of Directors has unanimously approved each of the proposals and recommends that shareholders vote “FOR” the approval of each of the proposals.

A complete list of shareholders entitled to vote at the Special Meeting shall be available for examination by any stockholder, for any purpose germane to the Special Meeting, during ordinary business hours at our principal executive offices. The list will also be available at the Special Meeting.

Voting Agreement

Pursuant to a Voting Agreement, ACT-DE LLC has agreed to vote all of the shares of Encompass that it owns in favor of the transactions contemplated by the Asset Purchase Agreement.  ACT-DE owns the majority of our Series C Preferred Stock, which represents a majority of the outstanding shares of voting capital stock on an as-converted basis.  Accordingly, ACT-DE has enough votes to approve the Asset Purchase Agreement without the vote of any other shareholders.

Quorum

The required quorum for the transaction of business at the Special Meeting is a majority of the shares entitled to vote at such meeting by holders of shares of our common stock and voting preferred stock, on an as converted basis, outstanding on the record date. Broker non-votes and shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Special Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting with respect to each proposal.

Abstentions and Broker Non-Votes

Broker “non-votes” and the shares of voting stock as to which a shareholder abstains are included for purposes of determining whether a quorum of shares of voting stock is present at a meeting. A broker “non-vote” occurs when a nominee holding shares of voting stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Proposal No. 1 is a non-discretionary item, which means that a nominee may not vote on the proposal without instructions from the beneficial owner. Since Proposal No. 1 requires the affirmative vote of a majority of our outstanding voting stock entitled to vote at the Special Meeting, abstentions and broker “non-votes” have the effect of votes “AGAINST” Proposal No. 1. Since Proposal No. 2 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it, assuming the presence of a quorum, abstentions and broker “non-votes” will have no effect on Proposal No. 2.

Brokerage Accounts

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the proxy card representing your shares. In addition, if you hold your shares in a brokerage or bank account, your broker or bank may allow you to provide your voting instructions by telephone or Internet. Please consult the materials you receive from your broker or bank prior to authorizing a proxy by telephone or Internet.

Proxies

Our Board of Directors is asking for your proxy. Giving the Board of Directors your proxy means you authorize the named proxies to vote your shares at the Special Meeting in the manner you direct. You may vote for or against the proposals or abstain from voting. All valid proxies received prior to the Special Meeting will be voted. All shares of common stock and voting preferred stock that are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the choices marked thereon by the shareholders. Unless a contrary choice is marked, the shares represented by each proxy will be voted FOR approval of each of the proposals. At the time this Proxy Statement was mailed to shareholders, we were not aware that any other matters not referred to herein would be presented for action at the Special Meeting. If any other matters properly come before the Special Meeting, the persons designated in the proxy intend to vote the shares represented thereby in accordance with their best judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked in the following ways:

•	by filing with our corporate secretary at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy,

•	by duly executing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the Special Meeting, or

•	by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

Attendance at the Special Meeting

Only holders of common stock and voting preferred stock may attend the Special Meeting. If you wish to attend the Special Meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership and photo identification at the Special Meeting. For example, you could bring an account statement showing that you beneficially owned shares of our common stock as of the record date as acceptable proof of ownership.

Costs of Solicitation

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will, upon request, reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSALS

PROPOSAL NO. 1: APPROVAL OF THE SALE TRANSACTION

Under Proposal No. 1, the shareholders of Encompass are being asked to approve the sale of substantially all of our assets and the assets of our subsidiaries pursuant to the Asset Purchase Agreement, dated May 13, 2011 by and among (i) Encompass, (ii) our subsidiaries, Encompass Parts Distribution, Inc., Cyber-Test, Inc., Vance Baldwin, Inc., Tritronics, Inc. and Encompass Service Solutions, Inc., (iii) Sancompass, Inc. and (iv) Encompass Supply Chain Solutions, Inc.   As discussed in the section entitled “The Sale Transaction – Reasons for the Sale Transaction,” after careful consideration, our Board of Directors by, unanimous vote of all directors present, determined that the Sale Transaction, the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement are advisable and in the best interests of Encompass and approved the Asset Purchase Agreement and the transactions contemplated thereby.

Required Vote

The affirmative vote of holders of a majority of the shares of common stock and our Series C and Series D Preferred Stock on an as converted basis entitled to vote thereon is required in order to approve the Sale Transaction; therefore, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have the same effect as a vote “AGAINST” the Sale Transaction.

ACT-DE owns the majority of our Series C Preferred Stock, which represents a majority of the outstanding shares of voting capital stock on an as-converted basis, giving ACT-DE enough votes to approve the Asset Purchase Agreement without the vote of any other shareholders.  ACT-DE has agreed to vote all of the shares of Encompass that it owns in favor of the transactions contemplated by the Asset Purchase Agreement.

Recommendation of Our Board of Directors Regarding the Sale Transaction

Our Board of Directors recommends that Encompass shareholders vote “FOR” approval of the Sale Transaction pursuant to the Asset Purchase Agreement.

PROPOSAL NO. 2:  AMENDMENT OF OUR RESTATED ARTICLES OF INCORPORATION

Pursuant to the terms of the Asset Purchase Agreement, we have agreed to sell substantially all of our assets and those of subsidiaries, including our intellectual property, to the Buyer.  We have also agreed on or immediately following the closing of the Asset Purchase Agreement to take all steps necessary to cease use of any and all trade names and names associated with our former business.  Therefore, we plan to change our corporate name.  Our Board of Directors proposes to change our corporate name to “_______, Inc.” if the Asset Purchase Agreement and the transactions contemplated thereby are consummated.

Under Proposal No. 2, the shareholders of Encompass are being asked to approve an amendment to our Restated Articles of Incorporation, as amended, to change our name to “____________” and change the principal office of Encompass.  By voting to approve the amendment to Restated Articles of Incorporation, shareholders will authorize the Board of Directors to amend the Restated Articles of Incorporation to change our name and principal office location if the Asset Purchase Agreement and the transactions contemplated thereby are consummated.  If the proposal to amend our Restated Articles of Incorporation is not approved by our shareholders, we will not be authorized to effect the amendment and we will be in breach of the Asset Purchase Agreement and the Buyer may have the right to refuse to close the Sale Transaction.

If the Asset Purchase Agreement and the transactions contemplated thereby are not approved or consummated, the amendment to the Restated Articles of Incorporation to change our name and principal office location will not be filed and our name and principal office location will not be changed.

The full text of the amendment, if approved as proposed, will be substantially in the form attached hereto as Appendix E.  We encourage you to read the amendment in its entirety, as it is the legal document that will affect the proposed name change.

Vote Required

The approval of the amendment to change our name will require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Assuming the presence of a quorum, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have no effect on the adjournment proposal. The proposal to amend our Restated Articles of Incorporation to change our name is being submitted for shareholder approval on its own merits and without requiring approval of the Sale Transaction.

Recommendation of the Board of Directors

Our Board of Directors recommends that Encompass shareholders vote “FOR” the approval of the amendment to our Restated Articles of Incorporation to change our name.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June __, 2011, , we had outstanding 13,286,151,226 shares of common stock, 1,000 shares of Series C Preferred Stock, 1,000 shares of Series D Preferred Stock and 1,000 shares of Series E Preferred Stock. The Series E Preferred Stock is not convertible into shares of our common stock, and the holders of Series E Preferred Stock are not entitled to any voting rights. The following table sets forth information concerning the ownership of our common and preferred stock except for Series E Preferred Stock as of such date by each person known to us to be the beneficial owner of more than five percent of a class of our voting capital stock, by each of our directors and executive officers, and by our directors and executive officers, as a group. Due to certain factors relating to our convertible securities, the principles of the presentation below vary from the mechanics specified in Rule 13d-3 under the Exchange Act as described in Note 2 below.

	Common Stock Beneficially Owned (2)			Series C Preferred Stock Beneficially Owned		Series D Preferred Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	# of Shares		% of Class	# of Shares	% of Class	# of Shares	% of Class

5% Beneficial Owners

ACT-DE LLC(3)	78,399,417,172	(6)	62.5%	913.79	91.379%

Sankaty Entities(4)	12,426.168,185	(7)	9.9%	85.35	8.535%

Fred Baldwin	4,767,011,481	(8)	3.80%	-	-	312.5	31.25%

Robert Coolidge	5,244,929,267	(9)	4.23%	-	-	562.5	56.25%

Scott Cameron	1,079,193,459	(10)	*	-	-	125.0	12.50%

Tritronics, LLC(5)	2,796,232,989		2.25%

Officers and Directors

Wayne I. Danson President former President, CEO & Director	3,306,778,317	(11)	3.07%			-	-

Steven J. Miller former Executive Vice President	3,082,410,890	(12)	2.48%

John E. Donahue Chief Financial Officer	1,538,451,252	(13)	1.42%			-	-

Wilbank J. Roche Director	216,423,810	(14)	*			-	-

John G. Ball Director	50,000,000	(15)	*	-	-	-	-

John R. Black Director	78,399,417,172	(16)	72.78%	-	-	-	-

Thomas R. Ketteler Director	50,000,000	(17)	*	-	-	-	-

William J. Nolan IV Director	-		-	-	-	-	-

Gerald E. Wedren Director	50,000,000	(18)	*	-	-	-	-

Executive Officers and Directors as a group (9 persons)	87,415,090,452		80.00%			-	-

* Less than one percent (1%)
1	Except as otherwise indicated, the address of each person named in the above table is c/o Encompass Group Affiliates, Inc., 775 Tipton Industrial Drive, Lawrenceville, GA 30046.

2
Common Stock which is issuable upon the exercise of a stock option which is presently exercisable or which becomes exercisable within sixty days is considered outstanding for the purpose of computing the percentage ownership (x) of persons holding such options, and (y) of officers and directors as a group with respect to all options held by officers and directors. The number of shares of common stock and the percent of the class in the table and these notes to the table have been calculated in accordance with Rule 13d-3 under the Exchange Act, except as described in this Note 2. The percentage calculations assume that each stockholder has converted all securities such stockholder owned that are convertible into common stock at the option of the holder currently or within 60 days of March 15, 2011, and, for all beneficial owners, that all shares of the Series C and Series D Preferred Stock have been converted to Common Stock. This varies from the provisions of Rule 13d-3 which generally requires the calculations to be made on the assumption that the stockholder for whom the calculation is being made has converted such stockholder’s convertible securities but that none of the other stockholders have converted convertible securities. We believe that our presentation is more meaningful than the presentation specified in Rule 13d-3 as the conversion rates on our Series C Preferred and Series D Preferred are interrelated with each other, and because the Series C Preferred and Series D Preferred vote, on an as-converted basis, together with the common stock as one class.  Information is provided in the footnotes below for each holder as to the number of shares of common stock included in the table for conversion of securities.

For purposes of this presentation, all shares of Series C Preferred Stock may currently be converted into 85,795,879,985 shares of common stock. All shares of Series D Preferred Stock may currently be converted into 8,633,547,671 shares of common stock.  The conversion rate for the Series C Preferred Stock is subject to downward adjustment if the return, or deemed return, per share of Series C Preferred Stock meets certain targets over a period of years described in the Certificate of Designation for the Series C Preferred Stock.  If the conversion rate for the Series C Preferred Stock is adjusted, the conversion rate for the Series D Preferred Stock will also adjust.  The number of shares issuable upon conversion of the Series C Preferred Stock and Series D Preferred Stock used in this presentation assume no downward adjustment of the conversion rates.

The information presented in the table assumes full conversion of the convertible note held by Mr. Baldwin, only for the purposes of Mr. Baldwin’s beneficial ownership.  The conversion rates for the Series C and Series D Preferred Stock depend in part on whether Mr. Baldwin has converted this note.

3
As reported in a Schedule 13D/A filed with the Securities and Exchange Commission on May 20, 2011, H.I.G.-ACT, Ltd., a Cayman Islands corporation (“HIG ACT”), is the sole member of ACT-DE LLC, a Delaware limited liability company (“ACT LLC”). As the sole member of ACT LLC, HIG ACT has the power to vote and dispose of the shares of our capital stock owned by the ACT LLC and, accordingly, may be deemed the beneficial owner of such shares. H.I.G. Capital Partners III, L.P., a Delaware limited partnership (“HIG CP III”), is a shareholder of HIG ACT. As a shareholder of HIG ACT, HIG CP III has the power to vote and dispose of the shares of our capital stock owned by ACT LLC and, accordingly, may be deemed the beneficial owner of such shares. H.I.G. Advisors III, L.L.C., a Delaware limited liability company (“HIG LLC”), is the general partner of HIG CP III. As the general partner of HIG CP III, HIG LLC has the power to vote and dispose of the shares of our capital stock owned by ACT LLC and, accordingly, may be deemed the beneficial owner of such shares. H.I.G. Investment Group III, L.P., a Cayman Islands limited partnership (“HIG IG III”) is a shareholder of HIG ACT. As a shareholder of HIG ACT, HIG IG III has the power to vote and dispose of the shares of our capital stock owned by ACT LLC and, accordingly, may be deemed the beneficial owner of such shares. H.I.G. Associates III, L.P., a Cayman Island limited partnership (“HIG Associates”) is the general partner of HIG IG III. As the general partner of HIG IG III, HIG Associates has the power to vote and dispose of the shares of our capital stock owned by ACT LLC and, accordingly, may be deemed the beneficial owner of such shares. H.I.G.-GPII, Inc., a Delaware corporation (“HIG GP”) is the manager of HIG LLC and the general partner of HIG Associates. As the manager of HIG LLC and the general partner of HIG Associates, HIG GP has the power to vote and dispose of the shares of our capital stock owned by ACT LLC and, accordingly, may be deemed the beneficial owner of such shares. Anthony Tamer and Sami Mnaymneh are the Co-Presidents of HIG GP, and in that capacity direct its operations. Therefore, Anthony Tamer and Sami Mnaymneh may be deemed to be beneficial owners of shares beneficially owned by HIG GP. Each of HIG Act, HIG CP III, HIG LLC, HIG IG III, HIG Associates, HIG GP, Mr. Tamer and Mr. Mnaymneh disclaim beneficial ownership except to the extent of their pecuniary interest in the shares. The address for HIG-DE LLC is c/o H.I.G. Capital L.L.C., 855 Boylston St., 11th Floor, Boston, MA 02116. ACT-DE LLC also owns 840 shares of our Series E Preferred, which represents 84% of the outstanding shares of Series E Preferred.

4
Includes the Sankaty entities named below. The address of the Sankaty entities is 111 Huntington Avenue, Boston, MA 02199. These entities also own 160 shares of our Series E Preferred, which represents 16% of the outstanding shares of Series E Preferred.

As reported in the Schedule 13D/A filed on May 23, 2011, the following entities (collectively, the “Sankaty Entities”) hold, in the aggregate, 10,889,841,215 shares of common stock issuable upon conversion of Series C Convertible Preferred Stock and upon exercise of warrants:  (i) Sankaty Credit Opportunities III, L.P., a Delaware limited partnership (“SCO III”), whose sole general partner is Sankaty Credit Opportunities Investors III, LLC, a Delaware limited liability company (“SCOI III”), whose managing member is Sankaty Credit Member, LLC, a Delaware limited liability company (“SCM”); (ii) Sankaty Credit Opportunities II, L.P., a Delaware limited partnership (“SCO II”), whose sole general partner is Sankaty Credit Opportunities Investors II, LLC, a Delaware limited liability company, (“SCOI II”), whose managing member is SCM; and (iii) Prospect Harbor Credit Partners, L.P., a Delaware limited partnership (“PHCP”), whose sole general partner is Prospect Harbor Investors, LLC, a Delaware limited liability company (“PHI”), whose managing member is SCM. Mr. Jonathan Lavine is the managing member of SCM. The principal business office of the Sankaty Entities is 111 Huntington Avenue, Boston, Massachusetts 02199. The Sankaty Entities received warrants to purchase 2,577,001,000 shares of common stock in the first quarter of the fiscal year ending June 30, 2011 when the Company failed to make a certain EBITDA leverage ratio, as defined, for the twelve month period prior to August 1, 2010 in accordance with the terms of the Note Purchase Agreement dated as of August 17, 2007 and amended August 1, 2008.

5
Kimberly Wagner, Randy Williams and James Scarff each hold 10% of the ownership interests in Tritronics, LLC. The address of these three individuals is c/o Tritronics, Inc., 1306 Continental Drive, Abingdon, MD 21009.

6	The number of common shares in the table includes 78,399,417,171 shares of common stock that may be acquired upon conversion of Series C Preferred.

7
The number of common shares in the table includes 7,322,678,357 shares of common stock that may be acquired upon conversion of Series C Preferred and 5,103,489,829 shares of common stock that may be acquired upon exercise of a stock warrant.

8
The number of common shares in the table includes 2,697,983,647 shares of common stock that may be acquired upon conversion of Series D Preferred and 1,666,666,667 shares of common stock which may be acquired upon conversion of a convertible note.

9
The number of common shares in the table includes 4,856,370,565 shares of common stock that may be acquired upon conversion of Series D Preferred and 388,558,702 shares which Mr. Coolidge may acquire by exercising options he holds.

10	The number of common shares in the table includes 1,079,193,459 shares of common stock that may be acquired upon conversion of Series D Preferred.

11	The number of common shares in the table includes 309,325,499 shares of common stock held by Mr. Danson and 3,497,028,287 shares which Mr. Danson may acquire by exercising options he holds.

12
The number of common shares in the table includes 362,500,000 shares of common stock held by Mr. Miller, including 50,000,000 shares of restricted stock previously granted to Mr. Miller, and 2,719,910,890 shares which Mr. Miller may acquire by exercising options he holds.

13
The number of common shares in the table includes 206,250,000 shares of common stock held by Mr. Donahue, including 50,000,000 shares of restricted stock previously granted to Mr. Donahue, and 1,554,234,794 shares which Mr. Donahue may acquire by exercising options he holds.

14	The number of common shares in the table includes 166,423,810 shares of common stock held by Mr. Roche and 50,000,000 shares of common stock which Mr. Roche may acquire by exercising options he holds.

15	The number of common shares in the table includes 50,000,000 shares of common stock which Mr. Ball may acquire by exercising options he holds.

16
The number of common shares in the table includes 78,399,417,171 shares that may be acquired upon conversion of 913.79 shares of Series C Preferred held by ACT-DE, LLC. Mr. Black is a Managing Director of H.I.G. Capital, L.L.C., an affiliate of ACT-DE, LLC and, as such, may be deemed to beneficially own shares of Series C Preferred Stock held by ACT-DE, LLC. In addition, Mr. Black may be deemed to beneficially own 840 shares of Series E Preferred held by ACT-DE, LLC. Mr. Black disclaims beneficial ownership of such shares.

17	The number of common shares in the table includes 50,000,000 shares of common stock which Mr. Ketteler may acquire by exercising options he holds.

18	The number of common shares in the table includes 50,000,000 shares of common stock which Mr. Wedren may acquire by exercising options he holds.

OTHER MATTERS

Our Board of Directors is not aware of any other business that may come before the Special Meeting. However, if additional matters properly come before the Special Meeting, shares represented by all proxies received by our Board of Directors will be voted with respect thereto at the discretion and in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

Any proposal by a stockholder intended to be presented at the next Annual Meeting of stockholders must be received by us at our principal executive offices, 775 Tipton Industrial Dr., Lawrenceville, GA 30046, Attention: Secretary, a reasonable time before we begin to print and send proxy materials in order to be included in the proxy materials and form of proxy relating to the next Annual Meeting. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy materials.

For business to be properly brought before the next Annual Meeting by a stockholder in a form other than a stockholder proposal, any stockholder who wishes to bring such business before the next Annual Meeting of stockholders must give notice of such business in writing to our Secretary at the address stated in the previous paragraph, not less than 60 nor more than 90 days prior to the next Annual Meeting. In the event that less than 70 days notice or prior disclosure of the date of the meeting is given or made to stockholders, notice of such business to be timely must be received by us not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The stockholder's notice of such business must provide information about the stockholder proposing such business and the nature the business, as required by our Amended and Restated Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to our principal executive offices, 775 Tipton Industrial Dr., Lawrenceville, GA 30046, Attention: Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act of 1934, as amended. To read or obtain copies of our filings with the SEC, you may visit the SEC in person, request the documents in writing at prescribed rates or view our filings on the SEC website at:

Securities and Exchange Commission Public Reference Room
 100 F Street, N.E.
 Washington, D.C. 20549
 (800) SEC-0330
 www.sec.gov

If you would like additional copies of this Proxy Statement, or if you have questions about any of the proposals to be voted on at the Special Meeting, you should contact:

ENCOMPASS GROUP AFFILIATES, INC.
775 Tipton Industrial Dr.
Lawrenceville, GA 30046
(954) 474-0325
 Attn:    Robert B. Gowens

You can also find additional information about us at our website at www.encompass.com. Information contained on our website does not constitute part of this document.

REQUEST TO SIGN, DATE AND RETURN PROXIES

If you do not intend to be present at the Special Meeting on July __, 2011, please sign, date and return the enclosed proxy card at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Robert B. Gowens
Robert B. Gowens
Secretary

APPENDIX A

ASSET PURCHASE AGREEMENT

Dated as of May 13, 2011

Between

SANCOMPASS, INC.

ENCOMPASS SUPPLY CHAIN SOLUTIONS, INC.

and

ENCOMPASS GROUP AFFILIATES, INC.

ENCOMPASS PARTS DISTRIBUTION, INC.

CYBER-TEST, INC.

VANCE BALDWIN, INC.

TRITRONICS, INC.

ENCOMPASS SERVICE SOLUTIONS, INC.

A-i

Table of Contents (continued)

A-ii

Table of Contents (continued)

A-iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement dated as of May 13, 2011 (as amended or otherwise modified, the “Agreement”) is between Sancompass, Inc., a Delaware corporation (the “Parent”) and Encompass Supply Chain Solutions, Inc., a Delaware corporation (the “Buyer”) and Encompass Group Affiliates, Inc., a Florida corporation (“Encompass”), Encompass Parts Distribution, Inc. (f/k/a Encompass Group Affiliates, Inc.), a Delaware corporation and a wholly-owned subsidiary of Encompass (“Encompass Parts”), Cyber-Test, Inc., a Delaware corporation (“Cyber-Test”), Vance Baldwin, Inc., a Florida corporation (“Vance Baldwin”), Tritronics, Inc., a Maryland corporation (“Tritronics”) and Encompass Service Solutions, Inc., a Delaware Corporation (“Encompass Service Solutions” and with Encompass, Encompass Parts, Cyber-Test, Vance Baldwin, Tritronics and Encompass Service Solutions, each a “Seller” and collectively, the “Sellers”).

RECITALS

WHEREAS, the Sellers are engaged in the business of the distribution and sale of parts for consumer electronics and related products, and providing repair, refurbishment and maintenance services for consumer electronics and related products (with all business activities associated therewith, the “Business”);

WHEREAS, the Buyer desires to purchase and acquire substantially all of the assets and contractual rights (and assume certain of the liabilities) of the Business from the Sellers, and the Sellers desire to sell such assets and contractual rights to the Buyer in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, the Parent and the Buyer were formed for the purpose of entering into the Contemplated Transactions; and

WHEREAS, the Buyer and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Contemplated Transactions and also to prescribe various conditions to the Contemplated Transactions.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the Buyer and the Sellers hereby agree as follows:

1.         DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Acquired Assets” is defined in Section 2.1.

“Acquisition Proposal” means any proposal or offer from any Person other than the Buyer for the acquisition, transfer, purchase or other disposition of the Business or the Acquired Assets (or any material portion thereof), including (a) the acquisition, transfer, purchase or other disposition of any Equity Interest of the Sellers, (b) any business combination involving or otherwise relating to the Sellers, (c) any offer or proposal to restructure all or any portion of the Liability of the Sellers or (d) any other similar transaction, the consummation of which would reasonably be expected (i) to prevent or materially delay the Contemplated Transactions or (ii) to dilute materially the benefits to the Buyer of such transactions.

“Affiliate” means, with respect to any specified Person at any time, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of the aggregate voting power of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the members of the immediate family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of Equity Interests at such time.

“Affiliate Transaction” is defined in Section 6.13.

“Agreement” is defined in the Preamble.

“Allocation” is defined in Section 10.2.

“Amendment to the Amended and Restated Note Purchase Agreement” means the second  amendment to the Amended and Restated Note Purchase Agreement, by and between Encompass Parts, certain Guarantors (as defined therein), the Note Purchasers (as defined therein), and Sankaty Advisors, LLC, substantially in the form of Exhibit A.

“Ancillary Agreements” means the Amendment to the Amended and Restated Note Purchase Agreement, the Bills of Sale and Assumption Agreement, the Escrow Agreement and certain contribution agreements.

“Assumed Liabilities” is defined in Section 2.3.

“Available Funds” is defined in Section 8.3.

“Balance Sheet Assets” is defined in Section 2.1.1.

“Bills of Sale and Assumption Agreement” means the bills of sale between the Sellers and the Buyer substantially in the form of Exhibit B.

“Board of Directors” means the Board of Directors of Encompass.

“Business” is defined in the Recitals.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Business Employees” is defined in Section 5.9.

“Business Technology” means any and all Technology used or useful in connection with the Business and any and all Intellectual Property in any and all such Technology.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Person” is defined in Section 8.1.1.

“Cash Portion” is defined in Section 2.5.

“Circuit City Bankruptcy Action” shall mean certain pending claims, as described in the complaint filed by Circuit City, against Vance Baldwin in November, 2010.

“Circuit City Claims” are defined in Section 8.1.1.

“Claim for Indemnification” is defined in Section 8.2.1.

“Closing” is defined in Section 2.6.1.

“Closing Date” is defined in Section 2.6.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Compensation” means, with respect to any Person, all salaries, wages, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests), made or provided directly or indirectly by the Seller or its Affiliates to such Person or Affiliates of such Person.

“Consideration” is defined in Section 2.5.

“Consulting Letter Agreement” is defined in Section 2.4.2.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements and (c) the Seller Note Exchange.

“Contracts” is defined in Section 2.1.5.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding related to the Business, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Current Insurance Policies” is defined in Section 3.28.

“Cyber-Test” is defined in the Preamble.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.  For the avoidance of doubt, Debt shall also include the Sankaty Notes and the Seller Notes.

“Eckert Note” is defined in Section 2.4.3.

“Employee Plan” is defined in Section 3.19.1.

“Encompass” is defined in the Preamble.

“Encompass Canada” means Encompass Distribution Canada, Inc., an Ontario, Canada corporation.

“Encompass Common Stock” means the shares of the common stock of Encompass, no par value.

“Encompass Mexico” means Encompass Parts Distribution, S. de R.L. de C.V., a Mexican corporation.

“Encompass Parts” is defined in the Preamble.

“Encompass Service Solutions” is defined in the Preamble.

“Encompass Shareholder Meeting” is defined in Section 5.2.1.

“Encumbrances” means any and all claims and any other interests, charges, conditions, equitable interests, liens, licenses, pledges, security interests, mortgages, rights of way, easements, encroachments, encumbrances, servitudes, rights of first offer or first refusal, buy/sell agreements and any other restrictions or covenants with respect to, or conditions governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, subject to the effect of bankruptcy, reorganization, insolvency, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and further subject to the exercise of judicial discretion and principles of equity.

“Environmental Laws” means any Legal Requirement relating to (a) Releases or threatened Releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

“Equipment” is defined in Section 3.14.

“Equity Interest” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Equity Purchase Price” is defined in Section 2.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the agent appointed to manage and disburse the Escrow Funds, in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit C as may be entered into on or prior to the Closing Date among the Sellers, the Buyer and the Escrow Agent.

“Escrow Amount” is defined in Section 2.7.

“Escrow Funds” means, at any particular time, the amount of funds remaining in the escrow account, as established in accordance with the Escrow Agreement.

“Exchange Act” is defined in Section 3.8.1.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.4.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Hazardous Substance” is defined in Section 3.21.

“Indemnity Claim” means any claim for indemnification made by a Buyer Indemnified Person under Section 8 with respect to any actual or potential Loss.

“Independent Accountant” is defined in Section 10.2.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from:

(a)         patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware;

(b)         trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c)         domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(d)         any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and

(e)         all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Intercompany Liability” means any Liability owed by any Seller to one or more of the other Sellers or any of their Affiliates (including the Non-Seller Subsidiaries, Encompass Canada and Encompass Mexico).

“Intercompany Receivable” means any receivable or other amount owed to any Seller by one or more of the other Sellers or any of their Affiliates (including the Non-Seller Subsidiaries, Encompass Canada and Encompass Mexico).

“Inter-Seller Allocation” is defined in Section 10.2.

“IRS” means the Internal Revenue Service.

“Law” or “Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licenses” is defined in Section 3.16.4.

“Losses” is defined in Section 8.1.1.

“Material Adverse Effect” means, with respect to the Business, any change, effect or circumstance that, when considered either singly or in the aggregate, is, or is reasonably likely to be, materially adverse to the Business, condition (financial or otherwise) or results of operations of the Sellers taken as a whole.  Notwithstanding the foregoing, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect with respect to the Sellers:

Any event arising from or relating to:

i.	general business or economic conditions, unless such event disproportionately affects the Sellers (taken as a whole) or the Business in any material respect),

ii.	the taking of any action expressly required by this Agreement and the Ancillary Agreements contemplated hereby,

iii.	any acts or omissions of any Seller taken at the request or demand of Sankaty or the Buyer,

iv.
any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States,

v.	any changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or

vi.	any changes in GAAP or in any Law.

“Most Recent Balance Sheet” is defined in Section 3.8.2.

“Most Recent Balance Sheet Date” is defined in Section 3.8.2.

“Non-Competition Agreement” means the agreement between the Buyer and H.I.G. Capital, L.L.C. in substantially the same form as set forth in Exhibit D.

“Non-Seller Subsidiaries” means SpectruCell, Inc., a Delaware corporation, and Hudson Street Investments, Inc., a Delaware corporation.

“Ordinary Course of Business” means an action (i) taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital, as any of the foregoing may be modified in connection with the requirements of this Agreement) which is taken in the ordinary course of the normal day-to-day operations of such Person, or (ii) taken by a Seller, that has been consented to, in writing, by Sankaty.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent” is defined in the Preamble.

“Parent Stockholders’ Agreement” is defined in Section 5.20.

“Parties” means the Parent, the Buyer and the Sellers, the parties to this Agreement.

“Permitted Encumbrances” means the following Encumbrances: (i) Liens for Taxes or assessments or other governmental charges or levies that are either (A) not yet due and payable or (B) fully reserved for the Most Recent Balance Sheet and disclosed on Schedule 1; (ii) pledges or deposits securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which a Seller  is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of the Borrower; (v) inchoate and unperfected workers’, mechanics’, or similar liens arising in the ordinary course of business; (vi) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing indebtedness not yet due and payable; (vii) deposits of money securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Borrower is a party and (viii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Products” is defined in Section 3.27.1.

“Proxy Statement” is defined in Section 3.8.3.

“Purchase Price” is defined in Section 2.5.

“Real Property” is defined in Section 3.12.

“Real Property Leases” is defined in Section 3.12.

“Release” means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substance (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance).

“Representative” means, with respect to any Person, any director, officer, employee, agent, or other representative of such Person under such Person’s control.

“Required Consent” is defined in Section 3.23.

“Requisite Shareholder Approval” is defined in Section 3.2.3.

“RGIP” means RGIP, LLC, a Delaware limited liability company.

“Sankaty” means, collectively, Sankaty Credit Opportunities II, L.P., a Delaware limited partnership, Sankaty Credit Opportunities III, L.P., a Delaware limited partnership, Sankaty Credit Opportunities IV, L.P., a Delaware Limited Partnership, Sankaty Credit Opportunities (Offshore Master) IV, L.P., a Cayman limited partnership, and certain other funds advised by Sankaty Advisors, LLC.

“Sankaty Notes” means, collectively, the Senior Notes and the Subordinated Notes.

“SEC” is defined in Section 3.8.1

“SEC Documents” is defined in Section 3.8.1.

“Securities Act” is defined in Section 3.8.1.

“Seller” and “Sellers” are defined in the Preamble.

“Seller Indemnified Person” is defined in Section 8.4.1.

“Sellers’ Knowledge” means the actual knowledge of Robert Gowens, John E. Donahue, Robert Coolidge or Kimberly Wagner, or the knowledge such individuals should reasonably be expected to obtain in the ordinary course of their duties on behalf of Encompass.

“Seller Note Exchange” shall mean the transaction between the holders of the Seller Notes and Encompass in which the Seller Notes will be exchanged or paid in full to the holders of the Seller Notes in exchange for equity of the Parent substantially in accordance with Schedule 4.1.6.

“Seller Note Exchange Agreements” are the binding agreements pursuant to which the Seller Note Exchange will occur.

“Seller Notes” means, collectively (a) the convertible promissory note issued to the former majority stockholder of Vance Baldwin in the initial principal amount of $1,000,000 by Encompass, issued on August 17, 2007 and (b) the subordinated promissory note issued in favor of Tritronics in the initial principal amount of $1,000,000 by Encompass, issued on August 1, 2008.

“Seller Plan” is defined in Section 3.19.2.

“Seller Tax Group Member” means (a) each Seller, (b) Encompass Canada, (c) Encompass Mexico and (d) any Person with which a person described in clause (a), (b) or (c) files or is required to file a consolidated, combined, unitary or similar Tax Return or for whose Taxes any Seller, Encompass Canada or Encompass Mexico may have liability as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s Taxes as a transferee or successor, by contract or otherwise.

“Senior Notes” shall mean the first priority secured senior notes issued by Encompass Parts to Sankaty in the initial aggregate principal amount of $12,690,000.

“Series E Preferred Stock” means the shares of series E preferred stock of Encompass, $0.01 par value.

“Sony LC” is defined in Section 5.17.

“SOX” is defined in Section 3.8.1.

“Straddle Period” is defined in Section 10.7.

“Subordinated Notes” means the second priority Series A and Series B subordinated notes issued by Encompass Parts to Sankaty in the amount of $24,500,000.

“Subsidiary” means, with respect to any Person, any and all entities that such Person directly and indirectly owns, beneficially or of record (a) an amount of Equity Interests in such entity that is sufficient to enable such Person to elect at least a majority of members of such entity’s governing body or (b) at least fifty percent (50%) of the outstanding Equity Interests or financial interests of such entity.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign or other income, gross receipts, license, payroll, employment, excise, escheat obligation, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security and payroll (or similar, including FICA), employment, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, election, estimate, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Termination Date” is defined in Section 9.1.

“Transferred Employee” is defined in Section 5.9.

“Transferred Plans” is defined in Section 5.9.4.

“Transfer Taxes” means any sales, use, registration, real property transfer, stamp, documentary or excise Taxes and recording charges incurred with respect to the purchase and sale of the Acquired Assets hereunder.

“Treasury Regulations” means the regulations promulgated under the Code.

“Tritronics” is defined in the Preamble.

“Vance Baldwin” is defined in the Preamble.

“WARN” means the Worker Adjustment and Retraining Notification Act, and any comparable law under the laws of any state.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole (including the Exhibits and Schedules hereto) and not to any particular provision of this Agreement, (d) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise, (e) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

2.         PURCHASE AND SALE OF ASSETS.

2.1.        Purchase and Sale of Assets.  The Sellers agree to grant, sell, assign, transfer, convey and deliver to the Buyer, and the Buyer agrees to purchase from the Sellers at the Closing, subject to and upon the terms and conditions contained herein, free and clear of any and all Encumbrances, other than Encumbrances in favor of Sankaty or Permitted Encumbrances, all of the Sellers’ rights, titles and interests in and to all of the following properties and assets of the Sellers, other than the Excluded Assets described in Section 2.2 (collectively, the “Acquired Assets”):

2.1.1        All assets of the Business reflected on the Most Recent Balance Sheet and all assets of the Business that have been acquired since the date of Most Recent Balance Sheet (other than assets reflected on the Most Recent Balance Sheet that have been disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet) (collectively, the “Balance Sheet Assets”), including:

(a)   all tangible personal property (such as equipment (including, but not limited to, product tooling), acquired inventory, raw materials, supplies, manufactured and purchased parts, works in progress, finished goods, furniture, automobiles, trucks, tractors and trailers) of the Business;

(b)   all peripherals, computers and other electronic equipment used by the Business Employees; and

(c)   all accounts receivable, notes receivable, cash, cash equivalents, securities, prepaid expenses and other current assets of the Business other than Intercompany Receivables (except for Intercompany Receivables due to any Seller from Encompass Mexico or Encompass Canada that the Buyer has designated and agreed to treat as Acquired Assets as provided in Section 10.9).

2.1.2        All rights of the Sellers under all Permits used or useful in connection with the operation of the Business and any pending applications relating to any of the foregoing, including all Permits described in Schedule 3.17.2;

2.1.3        All Business Technology, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein;

2.1.4        All customer, distributor and supplier mailing lists, and all purchase histories and contact histories of the Business;

2.1.5        All rights of the Sellers under any Contractual Obligations related to the Business which are listed on Schedule 2.1.5, as well as such Contractual Obligations related to the Business which are entered into after the date hereof and prior to the Closing in the Ordinary Course of Business (provided that the Sellers shall have provided notice to the Buyer at least five (5) Business Days prior to the execution of any such Contract) and, to the extent required by Section 5.3, are approved in writing by the Buyer, which shall be added to Schedule 2.1.5 by an amendment at the Closing (collectively, the “Contracts”);

2.1.6        All claims, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment;

2.1.7        All business and financial records, warranty and repair logs, books, ledgers, files, plans, documents, correspondence, lists, plats, architectural plans, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records relating to the Business, whether written or electronically stored or otherwise recorded;

2.1.8        All rights in and with respect to the assets associated with the Employee Plans listed on Schedule 2.1.8;

2.1.9        All rights in and with respect to the insurance policies and contracts listed on Schedule 3.28;

2.1.10        All of the Sellers’ rights to the use of all product names related to the Business, including but not limited to Encompass Parts Distribution, Cyber-Test, Vance Baldwin, Tritronics, Encompass Service Solutions, Encompass Canada and Encompass Mexico and Green Choice Parts;

2.1.11        All confidentiality agreements and non-competition agreements to which any Seller is a party;

2.1.12        All equity or other ownership interests in Encompass Canada and Encompass Mexico; and

2.1.13        All other assets of the Sellers of every kind and description, tangible or intangible, pertaining to or used in the Business, other than the Excluded Assets.

2.2.        Excluded Assets.  There shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to the Buyer hereunder, and to the extent in existence on the Closing Date, there shall be retained by the Sellers, the following assets, properties and rights (collectively, the “Excluded Assets”):

2.2.1        Each Seller’s charter and other Organizational Documents, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of such Seller as a legally organized entity;

2.2.2        Any (a) confidential personnel and medical records pertaining to any employees of the Sellers other than Transferred Employees, (b) books and records that the Sellers are required by law to retain or that the Sellers determine are necessary or advisable to retain including, without limitation, Tax Returns, financial statements and corporate or other entity filings; provided, that Buyer shall have the right to make copies of (i) any portions of such retained books and records that relate to the Business or any of the Acquired Assets and (ii) any Tax Returns, (c) any information management systems of the Sellers, other than those used or held for use exclusively in the conduct of the Business and (d) all corporate minute books, stock ledgers and stock certificates of Sellers and any of their subsidiaries;

2.2.3        All claims, rights and interest in and to any refunds of federal, state or local franchise, income or other Taxes of each Seller and paid by such Seller prior to the Closing Date;

2.2.4        All claims (including but not limited to claims under the Sellers’ insurance policies), causes of action and chooses in action of the Sellers, and all rights and interests of the Sellers under any settlement agreements, in each case arising from or relating to the ownership of operation of the Business on or prior to the Closing Date and any proceeds therefrom or arising in connection with the discharge by the Sellers of the Excluded Liabilities;

2.2.5        All Contractual Obligations relating to any present, former or prospective employee or independent contractor of the Sellers related to the Business or involving any compensation, performance based compensation, equity grants or similar arrangements, unless such Contracts are listed on Schedule 2.1.5;

2.2.6        All equity or other ownership interests in Non-Seller Subsidiaries;

2.2.7        All equity or other ownership interests any Seller has in another Seller;

2.2.8        Any Contract or other asset agreed upon in writing by the Sellers and the Buyer; and

2.2.9        All Intercompany Receivables (except for Intercompany Receivables due to a Seller from Encompass Mexico or Encompass Canada that the Buyer has designated and agreed to treat as Acquired Assets as provided in Section 10.9).

2.3.        Assumption of Liabilities.  At the Closing, on the terms and subject to the conditions set forth herein and except as specified in Section 2.4 hereof, from and after the Closing, the Buyer will assume and satisfy or perform when due, the Liabilities of the Sellers other than the Excluded Liabilities (the “Assumed Liabilities”) including, without limitation:

2.3.1        All Liabilities under the Contracts (other than any Excluded Liabilities);

2.3.2        All accounts payable and accrued expenses (excluding, for the avoidance of doubt, any accrued interest or other accrued liabilities related to the Subordinated Notes) of the Business set forth on the face of the Most Recent Balance Sheet;

2.3.3        All accounts payable and accrued expenses (excluding, for the avoidance of doubt, any accrued interest or other accrued liabilities related to the Subordinated Notes) of the Business incurred after the Most Recent Balance Sheet in the Ordinary Course of Business that would, if incurred prior to the Most Recent Balance Sheet date, be required in accordance with GAAP to be set forth on the face of the Most Recent Balance Sheet;

2.3.4        The Senior Notes outstanding as of the Closing;

2.3.5        Amounts due to Jack Donahue, pursuant to the terms of the employment agreement by and between Encompass and Jack Donahue, dated as of August 17, 2007 (as amended on July 31, 2009 and on August 17, 2009), but limited to (i) salary or severance in an amount not to exceed $21,000 per month from the Closing Date through August 17, 2011, with such amounts prorated for partial months, and (ii) a one-time “bonus payment” to Jack Donahue in an amount not to exceed $20,000;

2.3.6        All Liabilities under the Interim Management & Restructuring Advisory Proposal between Encompass and Phoenix Management Services, Inc., dated as of September 1, 2010, other than Liabilities occurring prior to the Closing Date;

2.3.7        All product return and product warranty Liability for products of the Business;

2.3.8        The Liabilities arising from the following claims of the Circuit City Bankruptcy Action: (i) Claim No. 1400 and (ii) the obligations of Vance Baldwin, or any of its Affiliates, to make any payments to Circuit City or any representative of the Circuit City estate, on account of asserted unearned advances or on account of avoidable preferential transfers: and

2.3.9        Subject to Section 2.6.2, the liabilities listed on Schedule 2.3.9.

2.4.        Liabilities Not Assumed.  Notwithstanding Section 2.3 or any other provision of this Agreement, the Assumed Liabilities will not include, the Buyer will not assume or perform, and the Sellers shall retain, pay, perform, discharge and satisfy any of the following Liabilities (collectively, the “Excluded Liabilities”):

2.4.1        The Seller Notes, including any unpaid interest, fees or penalties, all of which will be cancelled pursuant to the Seller Note Exchange Agreements;

2.4.2        Any Liability of the Sellers with respect to a certain Letter Agreement between Encompass, Danson Partners LLC and Wayne Danson, for payment of certain consulting fees, including any unpaid interest, fees or penalties (the “Consulting Letter Agreement”);

2.4.3        Any Liability of the Sellers in connection with a certain Convertible Subordinated Promissory Note issued by the Sellers to Eckert Seamans Cherin & Mellot, LLC, dated as of August 17, 2007, including any unpaid interest, fees or penalties (the “Eckert Note”);

2.4.4        Any Liability of the Sellers for costs and expenses incurred in connection with this Agreement, the making or performance of this Agreement and the transactions contemplated hereby, other than as contemplated by Section 2.5;

2.4.5        Any Liability of the Sellers or any of their Affiliates arising out of or related to the New York Medical Plan with Oxford Health Plans, LLC;

2.4.6        Provided the Buyer offers employment to all of the Business Employees on substantially the same terms and conditions as provided by the Sellers, and except to the extent any Liability arises or is increased due to the Buyer’s termination of any Business Employee after the Closing, any Liability of the Sellers or any of their Affiliates for making payments or providing Compensation of any kind to its employees or former employees (or independent contractors or former independent contractors), including (a) as a result of the sale of the Acquired Assets or as a result of the termination by the Buyer of any employees, (b) any Liability arising out of, or relating to, WARN; (c) any Liability in respect of work-related employee injuries or worker’s compensation claims and (d) except to the extent set forth in Section 2.3.5, any Liability arising out of, or relating to severance payments due to Jack Donahue (including, without limitation, arising from any termination of his employment by Buyer following the Closing Date);

2.4.7        Any Liability of any Seller or any Affiliate of any Seller for Taxes (including, for the avoidance of doubt, any such Taxes that may become a Liability of the Buyer under any doctrine of de facto merger or transferee or successor liability), except as otherwise provided in Section 10.2 with respect to Transfer Taxes; and

2.4.8        All Intercompany Liabilities (except for Intercompany Liabilities due from a Seller to Encompass Mexico or Encompass Canada that the Buyer has designated and agreed to treat as Assumed Liabilities as provided in Section 10.9).

2.5.        Purchase Price and Other Consideration.   At the Closing, the Buyer agrees to purchase the Acquired Assets, and as consideration therefor, the Buyer agrees to (a) assume the Assumed Liabilities, (b) transfer the Subordinated Notes to the Sellers, (c) pay $1,000,000 (the “Cash Portion”) as contemplated by Section 2.7, (d) transfer or cause to be transferred to Cyber-Test (or  to one or more of the Sellers as Buyer may specify pursuant to Section 10.2) shares of equity of the Parent consistent with the capital structure term sheet attached as Schedule 4.1.6 (the “Equity Purchase Price”) and (e) pay the amounts required by Section 5.8 and any amount required to be paid to Sellers pursuant to the last sentence of Section 2.7 (collectively, (b), (c), (d) and (e) are referred to herein as the “Purchase Price,” and collectively (a), (b), (c), (d) and (e) are referred to herein as the “Consideration”).  The Consideration shall be allocated in accordance with the Allocation as determined by Section 10.2; provided, that as set forth in Section 10.2, the Equity Purchase Price shall be allocated solely as consideration for assets of Cyber-Test unless Buyer determines to allocate such Equity Purchase Price otherwise as provided in Section 10.2.

2.6.        The Closing.

2.6.1        The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ropes & Gray LLP at the Prudential Tower at 800 Boylston Street, Boston, Massachusetts, or at such other location as the parties may agree, within five (5) Business Days after the satisfaction of the conditions set forth in Sections 6 and 7, which can be satisfied prior to the Closing (the date of the Closing being the “Closing Date”).  Except as otherwise provided in Section 9, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any Party to this Agreement of any obligation under this Agreement.

2.6.2        At the Closing, the following transactions shall occur in the following sequence:

(a)         The Senior Notes will be amended pursuant to the Amendment to the Amended and Restated Note Purchase Agreement;

(b)         The Subordinated Notes will be contributed to the Parent, and the Subordinated Notes will then be contributed, directly or indirectly, to the Buyer;

(c)         The Series E Preferred Stock and other equity interest in Encompass held by Sankaty and RGIP will be purchased by Encompass for $1.00;

(d)         The Buyer will purchase, and the Sellers will sell the Acquired Assets; and

(e)         Subject to receipt of payoff/release letters in favor of Buyer reasonably acceptable to Buyer, Buyer will assume and pay at the Closing the liabilities listed on Schedule 2.3.9; provided that Buyer shall not be required to assume and pay such liabilities in the event that it has not received such payoff/release letters.

2.7.        Payment of Cash Portion of Purchase Price.  At the Closing, Buyer shall pay the Cash Portion of the Purchase Price  by wire transfer of immediately available funds as follows: (a) to the Escrow Agent, to such account as the Escrow Agent specifies to Buyer and Sellers in writing no fewer than two Business Days prior to the Closing Date, cash in an amount equal to $350,000 (the “Escrow Amount”) and (b) $650,000 to such account or accounts as Sellers specify to the Buyer in writing no fewer than two Business Days prior to the Closing.  In addition, in the event that Buyer does not assume the liabilities set forth on Schedule 2.3.9 as provided in Section 2.6.2(e), then the amounts set forth on such Schedule shall be paid to Sellers to the account specified in clause (b) above or to such other accounts as are specified by Sellers.

3.        REPRESENTATIONS AND WARRANTIES OF THE SELLER.

In order to induce the Parent and the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Sellers, jointly and severally, hereby represent and warrant to the Parent and the Buyer that, except (i) as set forth in the Disclosure Schedule (it being understood and agreed by the Parties hereto that disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Disclosure Schedule to which the relevance of such item is readily apparent on its face), or (ii) other than with respect to the representations and warranties set forth in Section 3.8 and Section 3.22, as set forth in and readily apparent from the SEC Documents filed and publicly available or drafts of SEC documents provided to Buyer’s counsel on May 10, 2011 (excluding for purposes hereof and exhibits thereto), the statements contained in this Section 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections specifically referenced in this Section 3.  Each of the statements in this Section 3 is modified by exceptions set forth on the Disclosure Schedule, whether or not the specific statement is explicitly qualified by reference to the Disclosure Schedule.

3.1.        Organization.  Each Seller is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (b) duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect.

3.2.        Power,  Authorization and Shareholder Approval.

3.2.1        The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of such Seller and have been duly authorized by all necessary action on the part of such Seller, other than the affirmative vote of the holders of a majority of the Equity Interest of Encompass, in accordance with Encompass’s Organizational Documents, entitled to vote on the record date.  This Agreement and each Ancillary Agreement to which the Seller is a party (a) has been duly executed and delivered by such Seller, (b) is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms and (c) such Seller has all necessary corporate power and authority to carry out their obligations under this Agreement and the Ancillary Agreements and to consummate the Contemplated Transactions.

3.2.2        The Board of Directors, at a meeting duly called and held at which all directors were present, unanimously (i) determined that the terms of the Agreement are fair and in the best interests of Encompass and its shareholders, and declared it advisable, to enter into this Agreement and consummate the Contemplated Transactions, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby upon the terms and conditions contained herein.

3.2.3        The affirmative vote of the holders of a majority of the outstanding shares of the common stock of Encompass (on an as-converted basis) (the “Requisite Shareholder Approval”) is the only vote of the holders of any class or series of the capital stock of Encompass that is necessary to adopt and approve this Agreement and consummate the transactions contemplated by this Agreement.

3.3.        Authorization of Governmental Authorities.  Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any Seller of this Agreement and each Ancillary Agreement to which the Seller is a party or (b) consummation of the Contemplated Transactions by the Sellers.

3.4.        Noncontravention.  Neither the execution, delivery and performance by any Seller of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the Contemplated Transactions will, assuming the taking of any action by (including any authorization, consent or approval), or any filing with, any Governmental Authority, in each case as disclosed on Schedule 3.4:

(a)         violate any Legal Requirement;

(b)         result in a breach or violation of, or default under, any Contractual Obligation of any Seller;

(c)         require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of any Seller;

(d)         result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Acquired Asset; or

(e)         result in a breach or violation of, or default under, the Organizational Documents of any Seller.

except, in each case, to the extent such breach, violation, failure to obtain any acquired action, Encumbrance or forfeiture has not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.5.        Title to Assets.  The Sellers have good and marketable title to, or a valid and subsisting leasehold interest in or valid rights under contract to use, all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and, by virtue of the grant, sale, assignment, transfer, conveyance, assignment and delivery of the Acquired Assets hereunder, at the Closing, the Buyer shall receive good title to the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances created in favor of the Buyer or Sankaty.

3.6.        All Assets Necessary to Conduct Business.  The Acquired Assets comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by the Seller in, or necessary to, the conduct of the Business as now conducted, except where the failure have such assets would not, and would not reasonably be expected to have, a Material Adverse Effect.  The Excluded Assets do not include any asset, property or right, of any type or description, whether real or personal, tangible or intangible, that is necessary for the conduct of the Business or otherwise related directly to the Business, in each case, as now conducted.

3.7.        Intentionally Omitted.

3.8.        SEC Filings; Financial Statements.

3.8.1        SEC Filings.

(a)        Except as disclosed on Schedule 3.8.1, all statements, reports, schedules, forms, exhibits and other documents required to have been filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) by Encompass or its Subsidiaries since January 1, 2010 and the drafts of SEC documents provided to Buyer’s counsel on May 10, 2011 (the “SEC Documents”) have been timely filed or furnished, as the case may be.  As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (as the case may be), and the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), except for such noncompliance as was remedied by any amendment or subsequent filing, each as in effect on the date so filed or furnished, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)        The SEC Documents include all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder, and such certifications and statements contain no qualifications or exceptions to the matters certified or stated therein and have not been modified or withdrawn.

3.8.2        Financial Statements.

(a)        Except as set forth on Schedule 3.8.2, the financial statements (including related notes, if any) contained in the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Encompass and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Encompass and its consolidated Subsidiaries for the periods covered thereby; except in each case for such noncompliance as was remedied or disclosed by or in any amendment or subsequent filing.  For purposes of this Agreement, “Most Recent Balance Sheet” means that unaudited consolidated balance sheet of Encompass and its consolidated Subsidiaries as of December 31, 2010 set forth in Encompass’s draft Quarterly Report on Form 10-Q provided to Buyer’s counsel on May 10, 2011 and the “Most Recent Balance Sheet Date” means December 31, 2010.

(b)        Except as disclosed on Schedule 3.8.1, since the Most Recent Balance Sheet Date, (i) neither Encompass nor any of its Subsidiaries nor, to the knowledge of Encompass, any member of the board of directors, officer, employee, auditor, accountant or representative of Encompass or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Encompass or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Encompass or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of Encompass, no attorney representing Encompass or any of its Subsidiaries, whether or not employed by Encompass or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, by Encompass or any of its officers, Trustees, employees or agents to the Trustees of Encompass or any committee thereof or to any Trustee or executive officer of Encompass.

3.8.3        Proxy Statement.  The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the shareholders of Encompass in connection with the solicitation of proxies for use at the Encompass Shareholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”) will, at the date of its initial filing with the SEC and at the date of any amendment or supplement thereto, comply as to form in all material respects with the applicable requirements of the Exchange Act.  The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the shareholders of Encompass, at the date of any amendment or supplement thereto, or at the time of Encompass Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Encompass with respect to information supplied by Buyer or any of its partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in the Proxy Statement.

3.9.        Absence of Undisclosed Liabilities.  Neither Encompass nor any of its Subsidiaries have any Liabilities that would be required to be reflected in the Most Recent Balance Sheet, except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet, (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises from, or relates to any breach of violation of, or default under, a Contractual Obligation or Legal Requirement), (c) Liabilities which have not had, and would not reasonably be expected to have, have a Material Adverse Effect and/or (d) Liabilities disclosed on any Schedule hereto.

3.10.        Absence of Certain Developments.  Except as set forth on Schedule 3.10, since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and:

(a)         there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any Acquired Asset;

(b)         the Seller has not materially increased the Compensation payable or paid, whether conditionally or otherwise, to any officer or management level employee;

(c)         the Seller has not terminated or closed any Facility, business or operation related to the Business;

(d)         the Seller has not written up or written down any Acquired Asset or revalued its inventory related to the Business; and

(e)         no event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.

3.11.        Debt; Guarantees.  The Sellers do not have Liabilities in respect of Debt except for (a) the Sankaty Notes, (b) the Seller Notes, (c) certain inter-company Debt as set forth on Schedule 3.11 and (d) certain third-party Debt as set forth on Schedule 3.11.  For each item of inter-company Debt and third-party Debt, Schedule 3.11 correctly sets forth the debtor, the principal amount of the Debt as of the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Debt.  The Sellers do not have a Liability in respect of a guarantee of any Liability of any other Person other than another Seller.

3.12.        Real Property.  None of the real property that is primarily used in the Business is owned by any Seller.  Schedule 3.12 sets forth an accurate and complete list of all real property leased by the Sellers and primarily related to the Business (such leased real property, the “Real Property”), and specifies the lessor(s) of such leased property and identifies each lease or any other Contractual Obligation under which such property is leased (the “Real Property Leases”).  The Sellers have good title and own all right, title and interest in all respective leasehold estates and other rights purported to be granted by the Real Property Leases free and clear of any Encumbrances.  The Real Property Leases do not impose material restrictions on any portion of the Business.  The Sellers have delivered to the Buyer true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.  All such Real Property Leases will continue in full force and effect immediately after giving effect to the Contemplated Transactions.  The current use of the Real Property is, in all material respects, in accordance the terms of any Permits, except where failure to do so would not have, and would not be reasonably expected to have, a Material Adverse Effect.  All Permits the lack of which would result in a Material Adverse Effect will continue in full force and effect immediately after giving effect to the Contemplated Transactions.

3.13.        Accounts Receivable.  Schedule 3.13 contains a true and complete list of all existing accounts and notes receivable and includes the name of the obligated party together with the number of days outstanding of such accounts or notes receivable.  All accounts and notes receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date, have arisen or will arise in the Ordinary Course of Business and to Seller’s knowledge represent or will represent legal, valid, binding and enforceable obligations to the Seller.

3.14.        Equipment.  Except as would materially adversely affect the Acquired Assets or the Business, all of the fixtures and other improvements to the Real Property included in the Acquired Assets (including any Facilities) and all of the tangible personal property other than inventory included in the Acquired Assets (the “Equipment”) (a) are adequate and suitable for their present and intended uses, (b) when taken as a whole are in good working order, operating condition and state of repair, (c) when taken as a whole have no material defects (whether patent or latent) and (d) have been maintained in accordance with normal industry practice.

3.15.        Acquired Inventory.  The items contained in the acquired inventory are merchantable products for sale in the Ordinary Course of Business, except for slow-moving, obsolete, below standard quality, damaged, or defective items consistent with the reserves set forth in amounts consistent with the Most Recent Balance Sheet.

3.16.        Intellectual Property.

3.16.1        To the Sellers’ Knowledge, no Seller has (a) interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties or (b) received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a Person must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Business or the use of the Business Technology).  To the Sellers’ Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Business Technology.

3.16.2        Schedule 3.16.2 identifies (a) all registered Intellectual Property which has been issued to any Seller related to the Business, (b) each pending application for registration which any Seller has made with respect to any Business Technology, (c) each Contractual Obligation which any Seller or any of its Affiliates have granted to any third party with respect to any of (a) or (b) above and (d) each Contractual Obligation which any Seller has granted to any third party with respect to Business Technology that is not included in (a) or (b) above.  True, accurate and complete copies of all such registrations, applications and Contractual Obligations, in each case, as amended, or otherwise modified and in effect, have been delivered to the Buyer, as well as true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Each such registration is valid and subsisting.  Schedule 3.16.2 also identifies each trade name, trade dress and unregistered trademark or service mark used by the Seller in connection with the Business or the Business Technology.

3.16.3        With respect to each item of Business Technology, the lack of which would have a Material Adverse Effect:

(a)        the Sellers possess all right, title, and interest in and to such item, free and clear of any Encumbrance except Permitted Encumbrances; and

(b)        such item is not subject to any outstanding Government Order, and no Action is pending or threatened, which challenges the legality, validity, enforceability, use or ownership of such item.

3.16.4        Schedule 3.16.4 identifies each item of Business Technology that any Person besides a Seller owns and that is used by any Seller in connection with the Business pursuant to any license, sublicense or other Contractual Obligation (the “Licenses”) other than commercially available non-custom software.  Except as disclosed on Schedule 3.16.4, there are no royalties for the use of any such Business Technology.  The Sellers have delivered to the Buyer true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect.  To the Sellers’ Knowledge, the Sellers’ use and dissemination of any and all data and information concerning consumers of its products or users of any web sites operated by the Sellers is in compliance with all applicable privacy policies, terms of use, and Legal Requirements.  The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, or Legal Requirements relating to the use, dissemination, or transfer of such data or information.

3.17.        Legal Compliance; Permits.

3.17.1        Compliance.  No Seller is in breach or violation of, or default under, and has not since June 30, 2010 been in breach or violation of, or default under:

(a)        its Organizational Documents nor, to the Sellers’ Knowledge, is there a basis which could constitute such a breach, violation or default; or

(b)        any Legal Requirement nor, to the Sellers’ Knowledge, is there a basis which could constitute a breach, violation, or default and no Seller has received any notice of a claim that it has breached any Legal Requirement that would be reasonably likely to have a materially adverse effect on the Acquired Assets or the Buyer’s right to acquire the Acquired Assets.

3.17.2        Permits.  The Sellers have been duly granted all material Permits under all Legal Requirements necessary for the conduct of the Business, except where failure to do would not have, and would not be reasonably expected to have, a Material Adverse Effect.  Schedule 3.17.2 describes each Permit affecting, or relating to, the Acquired Assets or the Business together with the Governmental Authority or other Person responsible for issuing such Permit.  Except as disclosed on Schedule 3.17.2, (a) the Permits are valid and in full force and effect, (b) to the Sellers’ Knowledge, no Seller is in breach or violation of, or default under, any such Permit and no Seller has received any notice of a claim of such a  breach, violation nor default and (c) all material Permits will continue to be valid and in full force and effect for the benefit of the Buyer, on identical terms following the consummation of the Contemplated Transactions,.

3.18.        Tax Matters.  Since December 31, 2006 each Seller Tax Group Member has duly and timely filed, or has caused to be duly and timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements.  All such Tax Returns were and are true, correct and complete in all material respects. All Taxes owed by any Seller Tax Group Member, whether or not shown on any Tax Return, have been timely paid.  No Seller Tax Group Member currently is the beneficiary of any extension of time within which to file any such Tax Return and no statute of limitations with respect to any Tax for which any Seller may have Liability has been waived or extended. There is no pending audit, examination, investigation, dispute, proceeding or claim for which any Seller Tax Group Member has received notice relating to any Tax for which such Seller may have Liability.  To the Sellers’ Knowledge, no claim has been made since December 31, 2006 by an authority in a jurisdiction where any Seller Tax Group Member does not file Tax Returns that such Seller Tax Group Member may be subject to taxation by that jurisdiction. No Seller Tax Group Member is a party to any Tax sharing or allocation agreement, arrangement or understanding.  There are no Encumbrances on any of the assets of the Business that arose in connection with any failure (or alleged failure) to pay any Tax.  Each Seller Tax Group Member has withheld and paid or caused to be withheld and paid all Taxes that it is or was obligated to withhold and pay from amounts owing to any employee, creditor, independent contractor, shareholder or other third party.  The Sellers have delivered or made available to the Buyer copies of all of their Tax Returns for taxable years ending after December 31, 2006 and all examination reports, and statements of deficiencies assessed against or agreed to by any Seller Group member since January 1, 2007.  No Seller Tax Group Member has, or as a result of the Contemplated Transactions, will have, any Liability with respect to Taxes that would reasonably be expected to have an adverse effect upon the Buyer’s right, title and interest in or to, or the Buyer’s right to use or enjoy (free and clear of any Encumbrances other than Permitted Encumbrances) any Acquired Asset.  No Seller Tax Group Member has incurred any Liability for unpaid Taxes other than in the Ordinary Course of Business.

3.19.        Employee Benefit Plans.

3.19.1        For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing and whether funded or unfunded, (a) in which any one or more current or former employees, directors, consultants or independent contractors of or in respect of the Business, or any beneficiary or dependent of any such Person, participates or is eligible to participate, and (b) that is (i) a welfare plan within the meaning of Section 3(1) of ERISA including health and medical arrangements, life, disability or severance and indemnity programs, (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan or (iv) bonus or other incentive, remuneration, severance, fringe-benefit, retention, change-of-control, profit-sharing, long-service, equity-based or deferred compensation arrangement.

3.19.2        Schedule 3.19.2 lists all Employee Plans as to which any Seller or any of its respective Affiliates sponsors, maintains, contributes or is obligated to contribute, or under which such Seller has or may have any Liability (each, a “Seller Plan”).  With respect to each Seller Plan, the Sellers have made available to the Buyer true, accurate and complete copies of each of the following: (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) copies of any summary plan descriptions, employee handbooks or similar employee communications, (d) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that it so qualifies, (e) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter from the IRS and any related correspondence, and a copy of any pending request for such determination, and (f) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

3.19.3        No Seller nor any other Person that would be or, at any relevant time, would have been considered a single employer with such Seller under the Code or ERISA has ever maintained a plan subject to Title IV of ERISA or Code Section 412, nor has any Seller or any such Person ever contributed or been required to contribute to any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA.

3.19.4        Each Seller Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification or the deadline for timely seeking such a determination has not yet passed, and to the Sellers’ Knowledge nothing has occurred that could adversely affect such qualification.  Each Seller Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and with applicable Legal Requirements, and all required contributions to, and premium payments with respect to, each Seller Plan have been made on a timely basis to the extent not due, have been appropriately accrued for.  Nothing has occurred with respect to any Employee Plan that has subjected or would reasonably be expected to subject the Buyer to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or would reasonably be expected to subject any participant in, or beneficiary of, an Employee Plan to a tax under Section 4973 of the Code.

3.19.5        There is no pending or, to the Sellers’ Knowledge, threatened Action relating to a Seller Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Seller Plans.  No Seller Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.19.6        Except as required under Section 601, et seq., of ERISA or Section 4980B of the Code or applicable state law, no Seller Plan provides or has any obligation to provide benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.19.7        Except to the extent prohibited by applicable Legal Requirements, each of the Employee Plans may be amended in any manner or terminated at any time by the Sellers.

3.19.8        No benefit under any Employee Plan, including any severance or parachute payment plan or agreement, will be established or become accelerated, vested, or payable by reason of the transactions contemplated by this Agreement, either alone or upon the occurrence of any other event.  The Sellers have not made payments, or have been or are a party, or are otherwise obligated under any Employee Plan or any other agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” that would not be deductible by the Sellers by reason of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law).

3.19.9        Each Employee Plan which is subject to the requirements of Section 409A of the Code has been adopted and administered in compliance with such Section, Treasury Regulations under Section 409A of the Code and the guidance issued by the Department of the Treasury thereunder from January 1, 2005 to date.

3.19.10        Each Company Plan subject to the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act, and related regulations, has been operated in compliance therewith and is a “grandfathered health plan,” as defined herein.

3.20.        Independent Contractors.  None of the Business Employees are independent contractors.

3.21.        Environmental Matters.   To the Seller’s Knowledge (a) the Sellers at all times have operated and are operating the Business, in all material respects, in compliance with all Environmental Laws, (b) there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by any Seller in connection with the Business, (c) there have been no Hazardous Substances generated by any Seller with respect to the Business that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by any Seller in connection with the Business, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Sellers have delivered to the Buyer true, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect, relating to the Business.

3.22.        Contracts.

3.22.1        Contracts.  Except as disclosed on Schedule 3.22.1, no Seller is bound by or a party to:

(a)        any Contractual Obligation (or group of related Contractual Obligations) related to the Business for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which requires annual payments to or by the Seller in excess of $50,000;

(b)        (i) any capital lease or (ii) any other lease or other Contractual Obligation relating to the Equipment providing for annual rental payments in excess of $50,000, under which any Equipment is held or used by any Seller in respect of the Business;

(c)        any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Acquired Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements) that is not included on Schedule 3.16.2 or Schedule 3.16.4;

(d)        any Contractual Obligation relating to the acquisition or disposition of (i) the Business or (ii) any asset of the Business other than in the Ordinary Course of Business;

(e)        any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

(f)        any Contractual Obligation relating to confidentiality or non-competition (whether the Seller is subject to or the beneficiary of such obligations);

(g)        any Contractual Obligation under which any Seller is obligated to provide preferred pricing to any Person, including any “most favored nation” obligations;

(h)        any Contractual Obligation under which any Seller is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;

(i)        any agency, dealer, distributor, sales representative, marketing or other similar agreement;

(j)        any Contractual Obligation under which a Seller has advanced or loaned an amount to any other Seller or any of its Affiliates or employees other than in the Ordinary Course of Business; and

(k)        any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of $100,000 over the life of such Contractual Obligation.

3.22.2        The Sellers have delivered to the Buyer true, accurate and complete copies of each written Contractual Obligation and a written summary of each oral Contractual Obligation based on the Seller’s books and records, which are listed on Schedule 3.22.1, in each case, as amended or otherwise modified and in effect.

3.22.3        Enforceability, etc.  To the Sellers’ Knowledge, each Contract is Enforceable against each party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining the Requisite Shareholder Approval and any Required Consent, will continue to be so Enforceable and in full force and effect on identical terms for the benefit of the Buyer following the consummation of the Contemplated Transactions.

3.22.4        Breach, etc.  Neither any Seller, nor, to the Sellers’ Knowledge, any other party to any Contract contained on Schedule 2.1.5 or otherwise is in breach or violation of, or default under, or has repudiated any provision of, any Contract of the type described in Section 3.22.1 to which it is a party.

3.22.5        Affiliate Contracts. Except as disclosed on Schedule 3.22.5, no Affiliate of the Seller, except for another Seller, is a consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is party to any Contractual Obligation or understanding with, the Seller.  No Affiliate of the Seller, except for another Seller owns any Acquired Assets.

3.23.        Required Consents.  With respect to the Contracts set forth on Schedule 2.1.5, Schedule 3.23 sets forth each Contractual Obligation (including Personal Property Leases), Permit or other right that will not continue in full force and effect or requires a consent, approval, waiver or other action by any Person (aside from the Requisite Shareholder Approval) as a result of the execution, delivery and performance of the this Agreement, the Ancillary Agreements and the Contemplated Transactions, the required consent, and the identity of any Person who is entitled to consent to or receive notice of the Contemplated Transactions (all such required consents or other actions, the “Required Consents”).

3.24.        Customers and Suppliers. With respect to the Business, except as set forth on Schedule 3.24, (a) since June 30, 2010, none of the Sellers’ material suppliers, collaborators, distributors or customers have canceled or otherwise terminated its relationship with any Seller or, during the last twelve (12) months, materially altered its relationship with any Seller and (b) to the Sellers’ Knowledge, no Seller has received any threat or notice from any such Person, to terminate, cancel or otherwise materially modify its relationship with any Seller.  Statements made by suppliers, collaborators, distributors or customers to the effect that the Sellers’ financial condition may affect their ability to continue do business with the Sellers, shall not be construed to violate this Section 3.24.

3.25.        Labor and Employment.  There are no unfair labor practice complaints pending against any Seller before the National Labor Relations Board or any other comparable state agency.  There are no work slowdowns, lockouts, stoppages, picketing or strikes pending, or to the Sellers’ Knowledge threatened between any Seller, on the one hand, and its employees, on the other hand, and there have been no such troubles since June 30, 2010.  No employee of any Seller is represented by a labor union.  No Seller is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract.  To the Sellers’ Knowledge, no petition has been filed or proceedings instituted by an employee or group of employees of any Seller with the National Labor Relations Board or any other comparable state agency seeking recognition of a bargaining representative.  To the Sellers’ Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any employees of any Seller and no demand for recognition of any employees of any Seller has been made by, or on behalf of, any labor union.  The Sellers have provided to the Buyer true and complete information as to the name, current job title and compensation for each of the last three (3) years of all Business Employees.  Each Seller is, and during the last three years has been, in material compliance with all federal, state and local employment laws, regulations and other requirements related to employment, employment practices, wages, hours and other terms and conditions of employment with respect to the Business Employees.  To the Sellers’ Knowledge, none of the key Business Employees has any plan to terminate employment with any Seller.

3.26.        Litigation; Governmental Orders.

3.26.1        Litigation.  With respect to the Business, except as disclosed on Schedule 3.26, there is no Action to which any Seller is a party (either as plaintiff or defendant) pending, or to the Sellers’ Knowledge, threatened, which may materially affect the Business, the Acquired Assets or the use or exercise by the Buyer of any Acquired Asset.  There is no Action to which any Seller is a party (either as plaintiff or defendant)  pending, or to the Sellers’ Knowledge, threatened, and, to the Sellers’ Knowledge there is no Action to which the Business or Acquired Assets are subject which is pending or has been threatened which (a) would prevent consummation of any of the Contemplated Transactions, (b) would result in any of the Contemplated Transactions being rescinded following consummation, (c) would limit or otherwise adversely affect the right of the Buyer to own the Acquired Assets, or to operate all or any material portion of either the Business or the Acquired Assets or (d) would compel the Buyer to dispose of all or any material portion of either the Business or Acquired Assets or the business.  There is no Action related to the Business which any Seller presently intends to initiate.

3.26.2        Governmental Orders.  To the Knowledge of the Sellers, no Governmental Order has been issued which names the Seller, or materially affects the Acquired Assets or the Business.

3.27.        Product Warranties; Defects; Liability.

3.27.1        Except as disclosed in Schedule  3.27.1, no product related to the Business currently or previously manufactured, sold, leased, licensed, delivered or installed by any Seller (collectively, the “Products”) is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease or license.  Schedule 3.27.1 includes a summary of the standard terms and conditions of sale, lease or license for the applicable Seller (including applicable guaranty, warranty, and indemnity provisions).

3.27.2        Except as disclosed on Schedule 3.27.2, there is no Action to which any Seller is a party pending, or to the Sellers’ Knowledge, threatened relating to, or otherwise involving, alleged defects in the Products or services provided by any Seller, or the failure of any such Products or services to meet certain specifications.  Schedule 3.27.2 sets forth all concluded Actions (including the disposition thereof) against any Seller since June 30, 2010 relating to, or otherwise involving, alleged defects in the Products or services provided by such Seller, or the alleged failure of any such services or Products to meet certain specifications.

3.28.        Insurance.   Schedule 3.28 sets forth a list of currently maintained insurance policies with respect to the Acquired Assets (the “Current Insurance Policies”).  The Sellers have provided to the Buyer true, accurate and complete copies of all Current Insurance Policies, in each case, as amended or otherwise modified and in effect.  All such policies provide adequate coverage for all normal risks incident to the Business and are in character and amount at least equivalent to that carried by Persons engaged in a business subject to the same or similar risks, perils or hazards.

3.29.        No Brokers.  No Seller has Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by such Seller.

3.30.        Accounts Payable.  All accounts payable reflected on the Most Recent Balance Sheet and all accounts payable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date, have arisen or will arise in the Ordinary Course of Business, represent or will represent legal, valid, binding and enforceable obligations to the Sellers and have been, or in the case of accounts payable arising after the date of this Agreement, will be, paid in the aggregate recorded amounts thereof in a timely manner in accordance with their terms.

3.31.        Bona Fide Payment Disputes.  Except as set forth on Schedule 3.31, there are no salary or severance payments that are subject to a bona fide dispute as of the date of this Agreement.

NONE OF THE SELLERS, ANY AFFILIATE THEREOF, NOR ANY OF THEIR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE), MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF EACH SELLER EXPRESSLY SET FORTH IN SECTION 3 (AND ALL OF WHICH SHALL TERMINATE IN ACCORDANCE WITH SECTION  8.6).  THE ACQUIRED ASSETS ARE TO BE SOLD AND TRANSFERRED TO THE BUYER HEREUNDER ON AN “AS IS” “WHERE IS” BASIS AND THE SELLERS HEREBY EXPRESSLY DISCLAIM ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY MATTER WHATSOEVER.  BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT ALL OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 ARE CORPORATE REPRESENTATIONS AND ARE NOT MADE BY ANY DIRECTOR OF SELLER IN THEIR RESPECTIVE INDIVIDUAL CAPACITY.

4.        REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER.

4.1.        Parent Representations.  The Parent hereby represents and warrants to the Sellers that:

4.1.1        Organization.  The Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  The Parent has not commenced any operations and has incurred no Liabilities since its incorporation except for the expenses related to its organization and the Contemplated Transactions.

4.1.2        Power and Authorization.  The execution, delivery and performance by the Parent of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of the Parent and have been duly authorized by all necessary action on the part of the Parent.  This Agreement and each Ancillary Agreement to which the Parent is a party (a) has been duly executed and delivered by the Parent and (b) is a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms.

4.1.3        Authorization of Governmental Authorities.  Except as disclosed on Schedule 4.1.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Parent of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions by the Parent

4.1.4        Noncontravention.  Except as disclosed on Schedule 4.1.4, neither the execution, delivery nor performance by the Parent of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the Contemplated Transactions will:

(a)        assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.1.3, violate any provision of any Legal Requirement applicable to the Parent;

(b)        result in a breach or violation of, or default under, any Contractual Obligation of the Parent;

(c)        require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d)        result in a breach or violation of, or default under, the Parent’s Organizational Documents.

4.1.5        Absence of Litigation.  There are no actions pending against the Parent or any of its Subsidiaries, or any of their respective assets or properties that, individually or in the aggregate, would prevent the Parent from consummating the transactions contemplated hereby or which would materially impair the ability of the Parent to consummate the Contemplated Transactions.

4.1.6        Capitalization.  Schedule 4.1.6 sets forth a description of the capitalization of the Parent to be in effect at the Closing substantially consistent with such Schedule.  At the Closing, all of the outstanding shares of the Parent will have been duly authorized and validly issued, and will be fully paid and nonassessable, not subject to any preemptive right.  Except to the extent substantially consistent with Schedule 4.1.6, there are not and at the Closing there will not be any phantom shares or other contractual rights the value of which is determined in whole or in part by the value of any shares of beneficial interest of the Parent and there are not and will not be at the Closing any outstanding share appreciation rights with respect to the shares of beneficial interest of the Parent.  There are no other authorized classes of beneficial interests of the Parent.

4.1.7        Taxes.  All Taxes owed by the Parent and each of its Subsidiaries, whether or not shown on any Tax Return, have been timely paid.

4.1.8        No Brokers.  The Parent has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Sellers could be Liable.

4.1.9        Parent Charter.  The Parent has provided to the Sellers a true, correct and complete copy of the Parent’s Certificate of Incorporation, as filed with the Delaware Secretary of State on April 20, 2011.

4.2.        Buyer Representations.  The Buyer hereby represents and warrants to the Sellers that:

4.2.1        Organization.  The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Buyer has not commenced any operations and has incurred no Liabilities since its incorporation except for the expenses related to its organization and the Contemplated Transactions.

4.2.2        Power and Authorization.  The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer.  This Agreement and each Ancillary Agreement to which the Buyer is a party (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

4.2.3        Authorization of Governmental Authorities.  Except as disclosed on Schedule 4.2.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions by the Buyer.

4.2.4        Noncontravention.  Except as disclosed on Schedule 4.2.4, the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the Contemplated Transactions will:

(a)        assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.2.3, violate any provision of any Legal Requirement applicable to the Buyer;

(b)        result in a breach or violation of, or default under, any Contractual Obligation of the Buyer;

(c)        require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d)        result in a breach or violation of, or default under, the Buyer’s Organizational Documents.

4.2.5        Absence of Litigation.  There are no actions pending against the Buyer or any of its assets or properties that, individually or in the aggregate, would prevent the Buyer from consummating the transactions contemplated hereby or which would materially impair the ability of the Buyer to consummate the Contemplated Transactions.

4.2.6        Capitalization.  The Buyer is a wholly-owned Subsidiary of the Parent.  All of the outstanding shares of the Buyer have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right.  There are not any phantom shares or other contractual rights the value of which is determined in whole or in part by the value of any shares of beneficial interest of the Buyer and there are not any outstanding share appreciation rights with respect to the shares of beneficial interest of the Buyer.  There are no other authorized classes of beneficial interests of the Buyer.

4.2.7        Taxes.  All Taxes owed by the Buyer, whether or not shown on any Tax Return, have been timely paid.

4.2.8        No Brokers.  The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Sellers could be Liable.

5.        COVENANTS.

5.1.        Closing. Subject to the terms and conditions of this Agreement, and notwithstanding that Seller may solicit Acquisition Proposals prior to the Closing, each of the Parties will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in order to consummate and make effective the Contemplated Transactions as promptly as possible (including satisfaction, but not waiver, of the closing conditions set forth in Sections 6 and 7).

5.2.        Notices and Consents.

5.2.1        Sellers.

(a)        The Sellers will give all notices to, make all filings with and obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 3.3 or Schedule 3.4 or as otherwise reasonably requested by the Buyer.

(b)        As soon as practical after the date hereof, the Sellers shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Encompass Shareholders (the “Encompass Shareholder Meeting”), and in any event within thirty (30) days of the mailing of the Proxy Statement, for the purpose of voting upon the adoption of this Agreement.  Unless this Agreement is earlier terminated pursuant to Section 9, the Sellers shall use its reasonable best efforts to solicit from the shareholders of Encompass proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure the Requisite Shareholder Vote at the Encompass Shareholder Meeting.  The Sellers shall provide the Buyer with such information with respect to the solicitation of the Requisite Shareholder Vote as is reasonably requested by the Buyer.

(c)        As soon as practicable following the date hereof, but in any event no later than the later of (i) June 7, 2011 or (ii) two business days after the expiration or waiver of the Sellers’ right to terminate under Section 9.1(e) hereof, the Company shall prepare and file with the SEC the Proxy Statement for use in connection with the solicitation of proxies from the shareholders of Encompass for use at the Encompass Shareholder Meeting.  The Sellers shall furnish all information concerning Encompass (and its respective Affiliates, if applicable), as is required to be included in the Proxy Statement or such other filings, or that is customarily included in such Proxy Statement or such other filings in connection with the preparation and filing with the SEC of the Proxy Statement.  Encompass shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the shareholders of Encompass as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement.  In any event, the Company shall disseminate the Proxy Statement to the shareholders of Encompass within five (5) Business Days after such confirmation or clearance.  Unless this Agreement is earlier terminated pursuant to Section 9, none of the Sellers or any of their respective Affiliates shall file with the SEC the Proxy Statement, or any amendment or supplement thereto, and none of the Sellers or any of their respective Affiliates, if applicable, shall correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement without providing the Buyer hereto a reasonable opportunity to review and comment thereon or participate therein and shall include in such Proxy comments reasonably proposed by the Buyer.  Unless this Agreement is earlier terminated pursuant to Section 9, the Sellers shall advise the Buyer, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement or any receipt of a request by the SEC or its staff for additional information in connection therewith, and (ii) shall provide the other party with copies of all correspondence with its representatives and the SEC or its staff with respect to the Proxy.  If at any time prior to the Encompass Shareholder Meeting, any information relating to the Sellers or any of their respective partners, members, stockholders, directors, officers or Affiliates, should be discovered by Encompass or the Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law or the SEC or its staff, disseminated to the shareholders of Encompass.  The Sellers shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC.

5.2.2        Parent.  The Parent will give all notices to, make all filings with and obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 4.1.3 and Schedule 4.1.4 or as otherwise reasonably requested by the Sellers.

5.2.3        Buyer.  The Buyer will give all notices to, make all filings with and obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 4.2.3 and Schedule 4.2.4 or as otherwise reasonably requested by the Sellers.

5.3.        Operation of Business.  With respect to the Business, from the date of this Agreement until the first to occur of (a) the Closing Date and (b) the termination of this Agreement, the Sellers will use their commercially reasonable efforts to conduct the Business in all material respects in the Ordinary Course of Business.  Without limiting the generality of the foregoing, the Sellers agree:

5.3.1        Not to:

(a)        engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.10 above;

(b)        declare, set aside or pay any dividends on or make other distributions in respect of any of its Equity Interests, except for distributions made to Encompass in order to meet the Expenses of Encompass and the Business consistent with past practice;

(c)        directly or indirectly redeem, repurchase or otherwise acquire any Equity Interests;

(d)        issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (i) any shares of Equity Interest in any Seller, (ii) any securities convertible into or exchangeable or exercisable for any such Equity Interests, (iii) any rights, warrants or options to acquire or with respect to any such shares of Equity Interests, or (iv) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan;

(e)        except as otherwise contemplated by this Agreement, materially amend or permit the adoption of any material amendment to the Organizational Documents of any Seller, except for amendments that would not materially restrict the operation of their businesses;

(f)        effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)        adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Sellers;

(h)        make any capital expenditure except for expenditures required by existing Contracts or expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(i)        acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(j)        enter into any Contract that would materially restrict, after the Closing, the Buyer with respect to engaging or competing in any line of business or in any geographic area;

(k)        materially change any of its financial or Tax accounting methods, elections or practices in any respect, except as required by GAAP or Law;

(l)        take, agree to take, or omit to take any action which would cause any of the conditions set forth in this Agreement not to be able to be satisfied prior to the Termination Date;

(m)        agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authority in respect of the operations of the Business, except as required by Law to renew Permits or for agreements, or modifications of existing agreements, in the Ordinary Course of Business;

(n)        cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of the Sellers, to the extent available on commercially reasonable terms;

(o)        increase or decrease benefits or compensation payable to any officer or management level Business Employee without the approval of the Buyer (with such approval not to be unreasonably withheld);

(p)        amend, modify or terminate any Contract or file or support, whether directly or indirectly, any motion, application or other pleading seeking the entry of an order authorizing or approving the rejection or termination of such Contract;

(q)        hire or otherwise engage any new employees related to the Business, without the approval of the Buyer (with such approval not to be unreasonably withheld);

(r)        sell, lease, transfer, mortgage, encumber, alienate or dispose of Acquired Assets in an aggregate amount in excess of $25,000 per such occurrence, except for sales of Equipment or as permitted by clause (s) below;

(s)        sell, use, dispose of, convey or transfer, by bailment, consignment, warehousing, similar arrangement or otherwise, any inventory, wherever located, other than in the Ordinary Course of Business; or

(t)        agree to do anything prohibited by this Section 5.3.

5.3.2        To continue to make all payments required under all Contractual Obligations, including, but not limited to, payments in connection with any employment agreements, except for those severance payments subject to bona fide dispute and that are described on Schedule 3.31 and to inform the Buyer in the event a payment becomes subject to a bona fide dispute.  Subject to the previous sentence, the Sellers shall continue to make all undisputed severance and salary payments in connection with any employment agreements between the Sellers and Jack Donahue, Atul Patel or Phoenix Management Services, Inc., all in the Ordinary Course of Business.

5.4.        Preservation of Business. The Sellers will use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, customers, suppliers, distributors and employees.

5.5.        Full Access. The Sellers will permit Representatives, financial advisors, accountants and attorneys of the Buyer to be provided with reasonable access to all premises, properties, personnel, books, records (including Tax records), contacts, and documents pertaining to the Business during regular business hours, to the extent that such access would not unreasonably interfere with the conduct of the Business.

5.6.        Maintenance of Books and Records. Until at least the fifth anniversary after the Closing Date, the Sellers will preserve all records possessed by the Sellers on the date hereof or hereafter generated or created in connection with the Business prior to the Closing Date, and any such records conveyed to the Buyer hereunder pursuant to this Agreement together with all records generated or created after the Closing Date in connection with the Business must be preserved by the Buyer for such period.  After the Closing Date and up until at least the fifth anniversary after the Closing Date, upon any reasonable request from a party hereto or its Representatives, the Party holding records generated or created in connection with the Business will (a) provide to the requesting party or its Representatives, financial advisors, accountants and attorneys reasonable access to such records during normal business hours and (b) permit the requesting party or its Representatives, financial advisors, accountants and attorneys to make copies of such records, in each case at no cost to the requesting party or its Representatives, financial advisors, accountants and attorneys (other than for reasonable out-of-pocket expenses).  Such records may be sought under this Section 5.6 for any reasonable purpose, including, without limitation, to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar needs of the party seeking such records.

5.7.        Notice of Developments. Each Party will give prompt written notice to the other Parties of (a) any development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above and (b) any development causing a material breach of its covenants or obligations of which such Party has knowledge.  No disclosure by any Party pursuant to this Section 5.7, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

5.8.        Expenses. Whether or not the Contemplated Transactions are consummated, the Sellers will pay their own financial advisory, legal, accounting and other expenses incurred by them or for their benefit in connection with (a) the preparation and execution of this Agreement, the compliance herewith and (b) the Contemplated Transactions, provided, however, that in the event the Contemplated Transactions are consummated, the Buyer agrees to reimburse the Sellers (collectively and not individually) up to $150,000 of such expenses relating to the consummation of the Contemplated Transactions, with such amounts to be paid to the Sellers (or the creditors thereof) on the Closing Date in accordance with such instructions as shall be provided by the Sellers to the Buyer.  Furthermore, in the event the Contemplated Transactions are consummated, the Buyer agrees to reimburse the Sellers (collectively and not individually) for certain additional expenses set forth on Schedule 5.8 such reimbursements shall be paid to the Sellers (or the creditors thereof) as and when required to be paid pursuant to Section 5.8.

5.9.        Employee Matters. The Sellers will provide the Buyer with a list of its current employees engaged in the operation of the Business (the “Business Employees”) and their duties, compensation history and personnel records.  Except as disclosed on Schedule 5.9 and prior to the Closing, the Buyer will offer employment to the Business Employees, on such terms and conditions as provided by the Sellers.  The Sellers shall encourage such employees to consider employment with the Buyer.  Any Business Employee who accepts an offer of employment with the Buyer and actually commences employment with the Buyer on the Closing is referred to herein as a “Transferred Employee.”  The Sellers agree that the Buyer shall have no financial or other responsibility for employee severance and other costs associated with the termination of employment of any employees of the Sellers prior to the Closing, except as otherwise expressly set forth in this Agreement.  If any Business Employee, excluding a Transferred Employee, becomes entitled to severance at any time on or after the Closing as a result of his or her employment with the Sellers, the Sellers shall be liable for such amounts, which liability shall constitute an Excluded Liability, provided that the Buyer has offered employment to such Business Employees on substantially the same terms and conditions as provided by the Sellers.  From the date of this Agreement until the Closing, the Sellers shall not terminate any Business Employees without cause without the Buyer’s consent and shall make all reasonable efforts to retain its employees in the ordinary course of business until the Closing and after the Closing.

5.9.1        Subject to the terms and conditions of this Agreement and any applicable employment agreement with a Transferred Employee, the Buyer (or its Affiliates) may terminate the employment of any Transferred Employee on or after the Closing Date and each shall remain “at will” and the Buyer shall retain all rights to alter, amend or terminate any term or condition of employment, compensation or benefits with respect to Transferred Employees from and after the Closing Date.

5.9.2        As of the Closing Date, all Transferred Employees will be deemed to have resigned their employment with the Sellers and will cease active participation in the Sellers’ or the Sellers’ Affiliate’s Plans not transferred pursuant to Section 5.9.4.

5.9.3        Each Transferred Employee who participates in a Buyer employee benefit plan following the Closing will be given credit under such plan for service prior to the Closing to the extent such service was taken into account by the Sellers under its analogous plan or plans immediately prior to the Closing Date to the extent legally permitted.

5.9.4        As of the Closing, the Sellers shall cause to be transferred to or held for the benefit of the Buyer all rights, duties, powers, and obligations under and with respect to the Employee Plans listed on Schedule 5.9.4 (“Transferred Plans”) (including those as plan sponsor) and the rights, duties, powers and obligations of the Sellers under and with respect to the Transferred Plans (including those as plan sponsor) shall be assumed by or otherwise assigned to the Buyer.  With respect to the period prior to the Closing, any Liability relating to the Transferred Plans shall constitute an Excluded Liability.  The Sellers represent, warrant and agree that there are and will be no material costs or other impediments to transferring the Transferred Plans to the Buyer.

5.9.5        Nothing in this Agreement shall be construed as an amendment of any employee benefit plan of the Buyer or the Sellers.

5.9.6        The Buyer will not on or at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment of the Business, without complying with the notice requirements and other provisions of WARN.  The Buyer will be responsible for any obligation with respect to the Transferred Employees under WARN arising or accruing after the Closing Date.

5.10.        Confidentiality.

5.10.1        Confidentiality of the Sellers.

(a)        The Sellers acknowledge that the success of the Business after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by the Sellers, that the preservation of the confidentiality of such information by the Sellers is an essential premise of the bargain between the Sellers and the Parent and the Buyer, and that the Parent and they Buyer would be unwilling to enter into this Agreement in the absence of this Section 5.10.1(a).  Accordingly, the Sellers hereby agree with the Parent and the Buyer that the Sellers and their Representatives, legal counsel, accountants and financial advisors, will not, and that the Sellers will cause its subsidiaries not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Parent or they Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business or the Acquired Assets. The Sellers further agree with the Parent and the Buyer that the Sellers shall not disclose any information that is confidential in nature to any competitor of the Business in a manner that could adversely affect the Sellers, except under procedures that are reasonably acceptable to the Parent or the Buyer.  Notwithstanding anything to the contrary in this Section 5.10.1(a), the information subject to the foregoing provisions of this Section 5.10.1(a) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 5.10.1(a) will not prohibit any retention of copies of records or disclosure (i) required by any applicable Legal Requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same, (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions, or (iii) made to any customer of or vendor to the Sellers provided that such party has signed a commercially reasonable confidentiality agreement and so long as reasonable prior notice is given to the Parent or the Buyer of such disclosure and Seller makes a reasonable effort to accommodate any concerns or comments expressed by the Parent or the Buyer.  The Sellers agree that they will be responsible for any breach or violation of the provisions of this Section 5.10.1(a) by any of its Representatives, legal counsel, accountants or financial advisors.

5.10.2        Certain Confidentiality Agreements.  At or prior to the Closing, the Sellers will, and will cause their Affiliates to, assign to the Buyer any rights which such Person may have under any confidentiality agreement (or similar Contractual Obligation) relating to the confidential information of the Business.

5.11.        Publicity. No public announcement or disclosure will be made by any Party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Parent and the Buyer and the Sellers; provided, however, that the provisions of this Section 5.11 will not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other Parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

5.12.        Noncompetition and Nonsolicitation.

5.12.1        The Sellers agree that, in consideration of the purchase by the Buyer hereunder, they shall not, and shall not permit any of their Affiliates to, on or prior to the date which is five (5) years after the Closing Date, directly or indirectly, run, own, manage, operate, control, be employed by, provide consulting services to, participate in, lend its name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture, or activity which competes with the Business (including parts and accessories therefor) being conducted at the Closing Date or the Products (or related products or services performing functions similar to those of the Products); provided, however, the Sellers shall not be considered to be in default of this Section 5.12 solely by virtue of holding for portfolio purposes as a passive investor not more than five percent of the issued and outstanding equity securities of a corporation, the equity securities of which are listed or quoted on a stock exchange or an over-the-counter market within the United States.

5.12.2        The Sellers further agree that for a period of five (5) years after the Closing Date they will not, and will not permit any subsidiary to, directly or indirectly without the prior written consent of the Buyer, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of the Buyer or any subsidiary, group, or division of the Buyer or any Affiliate thereof, to leave the employ of the Buyer unless such person has been terminated by the Buyer or an Affiliate of the Buyer.

5.12.3        If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.12 is invalid or unenforceable, the Parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.13.        Distributions and Affiliate Payments.   The Sellers shall not make any distributions or dividends in respect of any Equity Interests or any payments to any Affiliate or any Affiliate of an Affiliate, or any payments pursuant to any Affiliate Transaction, until the later of (i) two-year anniversary of the Closing Date or (ii) the resolution of any Claims or pending Claims, without the prior written consent of the Buyer.  The following shall not be construed as a payment to an Affiliate or pursuant to an Affiliate Transaction:

(a)        Payments to an officer or former officer of a Seller pursuant to an employment agreement, as severance or in settlement of claims under an employment agreement;

(b)        Payments pursuant to or in settlement of the Consulting Letter Agreement;

(c)        Usual Directors’ fees paid per meeting, in an amount not to exceed, in the aggregate $25,000;

(d)        Payment of equity of the Parent to the holders of the Seller Notes, in accordance with the Seller Note Exchange Agreements and Schedule 4.1.6;

(e)        Premiums (including “tail payments”) with respect to Director and Officers’ liability and employment practices insurances; and

(f)        Indemnification of directors and officers pursuant to the Sellers’ bylaws and Articles of Incorporation.

5.14.        Collection of Accounts Receivable. The Sellers agree that they shall forward promptly (and no later than seven (7) Business Days after receipt of the same) to the Buyer all funds arising from any monies, checks or instruments received by the Sellers after the Closing Date with respect to accounts receivable that are Acquired Assets hereunder or accounts receivable that arise from or under any Acquired Asset.

5.15.        Subordinated Notes.  At the Closing, as set forth in Section 2.6.2, the holders of the Subordinated Notes will contribute the Subordinated Notes and cash to the Parent in exchange for equity of the Parent, substantially in accordance with Schedule 4.1.6.  The Parent will then contribute or cause the contribution of the Subordinated Notes and cash to the Buyer.

5.16.        Payment of Seller Notes. Immediately following the Closing, Encompass agrees to perform its obligations under the Seller Note Exchange Agreements.

5.17.        Release From Letter of Credit. On or prior to the Closing, the Buyer shall cancel and replace that certain letter of credit between Harris, N.A., as lender, Encompass, as applicant, and Sony Electronics, Inc., as beneficiary, in the initial principal amount of $1,500,000, dated as of May 26, 2010 (the “Sony LC”) and terminate or cause to be terminated any and all guaranties and reimbursement obligations in respect thereof undertaken by ACT-DE LLC, H.I.G. Capital Partners III, L.P. and H.I.G. Investment Group III, L.P.

5.18.        Bulk Transfer Laws.   The parties do not intend to comply with the bulk transfer laws of any jurisdiction with respect to the Contemplated Transactions.

5.19.        Use of Trade Names.    On or immediately following the Closing, Encompass shall take all steps necessary to cease use of any and all trade names and names associated with the Business, including, without limitation, those names set forth in Section 2.1.10 and on Schedule 3.16.2.

5.20.        Parent Stockholders’ Agreement.    Each of the Parent, the Buyer, the Sellers shall use their best efforts (subject to, and in accordance with applicable Law) to negotiate in good faith and agree to a reasonably acceptable Stockholders’ Agreement, to be executed by and among the shareholders of Parent (the “Parent Stockholders’ Agreement”).  The Parent Stockholders’ Agreement shall include, among other provisions, the terms set forth on Schedule 5.20.

5.21.        Amendment to Parent Charter.    Subject to the terms and conditions of this Agreement, the Certificate of Incorporation of the Parent shall be amended and restated prior to the Closing to substantially reflect the economic terms set forth on Schedule 4.1.6.

5.22.        Further Assurances. Subject to the conditions and upon the terms of this Agreement, each of the Parent, the Buyer and the Sellers shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the Contemplated Transactions.  Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each Party to this Agreement shall (a) reasonably cooperate with any of the other Parties, execute and deliver such further documents, certificates, agreements, acts, assurances, deeds, assignments, transfers, conveyances and instruments and take such other actions as may be reasonably requested by any of the other Parties to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder), (b) give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions and the other transactions contemplated by this Agreement and (c) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Authority) required to be obtained from Governmental Entities and parties to any material Contracts  required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or any of the other transactions contemplated by this Agreement.

6.        CONDITIONS TO THE PARENT AND THE BUYER’S OBLIGATIONS AT THE CLOSING.

The obligations of the Parent and the Buyer to consummate the Closing are subject to the fulfillment of each of the following conditions prior to the Closing:

6.1.        Representations and Warranties.  The representations and warranties of the Sellers contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

6.2.        Performance. The Sellers will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

6.3.        Compliance Certificate. Each Seller will have delivered to the Buyer a certificate to the effect that each of the conditions set forth in Sections 6.1, 6.2 and 6.4, have been satisfied.

6.4.        Requisite Shareholder Approval.  The Requisite Shareholder Approval shall have been obtained.

6.5.        Key Contracts. Each of Contracts listed on Schedule 6.5 shall have been validly assigned to the Buyer.

6.6.        Key Real Property Leases. Each of the Real Property Leases listed on Schedule 6.6 shall have been validly assigned to the Buyer.

6.7.        Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

6.8.        Absence of Litigation. No Action will be pending which may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of the Buyer to own the Acquired Assets or to operate all or any material portion of either the Business or Acquired Assets or of the business or assets of the Buyer or any of its Affiliates or (d) would compel the Buyer or any of its Affiliates to dispose of all or any material portion of either the Business or Acquired Assets or the business or assets of the Buyer or any of its Affiliates.

6.9.        Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 3.3 and Schedule 3.4, or as otherwise reasonably requested by the Buyer, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer, and no such authorization, consent or approval will have been revoked.

6.10.        FIRPTA Certificate. Each Seller will have delivered to the Buyer, in a form as prepared by the Buyer, a properly completed and executed affidavit of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations.

6.11.        Proceedings and Documents.  All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Buyer and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

6.12.        Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered to the Parent and the Buyer by each of the other parties thereto.

6.13.        Affiliate Transactions Terminated. All of the affiliate transactions set forth on Schedule 3.22.5 shall have been terminated and all amounts due thereunder shall have been forgiven or otherwise discharged without payment, but only if and to the extent that any such transactions would result in any continuing Liability on the part of the Buyer or the Parent (each, an “Affiliate Transaction”).

6.14.        Release From Certain Liabilities.  The Buyer shall have received a release in favor of the Buyer of liability from each applicable party, in a form reasonably acceptable to the Buyer, with respect to the following Liabilities of the Sellers:

(a)        Eckert Note;

(b)        Any Liability set forth on Schedule 2.3.9;

(c)        Each Affiliate Transaction; and

 (d)        The Seller Notes.

6.15.        No Material Adverse Change. Since the Most Recent Balance Sheet Date, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect.

6.16.        Execution of Non-Competition Agreement.   H.I.G. Capital, L.L.C. shall have executed and delivered the Non-Competition Agreement and such agreement shall remain in full force and effect as of the Closing Date.

6.17.        Seller Note Exchange Agreements.    The Seller Note Exchange Agreements shall be executed with substantially the same terms and conditions as set forth on Exhibit E, and the Seller Note Exchange Agreements shall remain in full force and effect.

6.18.        Parent Stockholders’ Agreement.  The Parent Stockholders’ Agreement shall have been executed by the appropriate parties thereto and shall remain in full force and effect.

7.        CONDITIONS TO THE SELLERS’ OBLIGATIONS AT THE CLOSING.

The obligations of the Sellers to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Seller in accordance with Section 11.3):

7.1.          Representations and Warranties. The representations and warranties of the Parent and the Buyer contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

7.2.          Performance. The Parent and the Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Parent or the Buyer, as the case may be, at or prior to the Closing.

7.3.          Compliance Certificate. The Parent and the Buyer will each have delivered to the Seller a certificate to the effect that each of the conditions set forth in Sections 7.1 and 7.2, have been satisfied.

7.4.          Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

7.5.          Absence of Litigation. No Action will be pending or threatened in writing which may result in Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation (and no such Governmental Order will be in effect).

7.6.          Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 4.1.3, Schedule 4.1.4, Schedule 4.2.3 and Schedule 4.2.4, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Seller, and no such authorization, consent or approval will have been revoked.

7.7.          Proceedings and Documents. All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Seller and to its counsel, and the Seller will have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

7.8.          Ancillary Agreements. Each of the Ancillary Agreements to which any Seller is a party will have been executed and delivered to such Seller by each of the other parties thereto.

7.9.          Release From Letter of Credit. The Buyer shall have canceled and replaced the Sony LC and terminated or caused to be terminated any and all guaranties and reimbursement obligations in respect thereof undertaken by ACT-DE LLC, H.I.G. Capital Partners III, L.P. and H.I.G. Investment Group III, L.P.

7.10.        Release From Certain Debt.

7.10.1         The Sellers shall have received a release from Liability from the Buyer, in a form reasonably acceptable to the Sellers, with respect to the Senior Notes, including any unpaid interest, fees and penalties.

7.10.2         The Sellers shall have received a release from Liability from the Buyer, in a form reasonably acceptable to the Sellers, with respect to the Subordinated Notes, including any unpaid interest, fees and penalties.

7.11.        Seller Note Exchange Agreements.    The Seller Note Exchange Agreements shall be executed with substantially the same terms and conditions as set forth on Exhibit E, and the Seller Note Exchange Agreements shall remain in full force and effect.

7.12.        Requisite Shareholder Approval.  The Requisite Shareholder Approval shall have been obtained.

7.13.        Amendment to Parent Charter.  The Parent’s Certificate of Incorporation shall have been amended and restated to substantially reflect the economic terms set forth on Schedule 4.1.6.

7.14.        Parent Stockholders’ Agreement.  The Parent Stockholders’ Agreement shall have been executed by the appropriate parties thereto and shall remain in full force and effect.

8.         INDEMNIFICATION.

8.1.          Indemnification by Sellers.

8.1.1           Subject to the limitations set forth in this Section 8, the Sellers (jointly and severally) will indemnify and hold harmless the Parent, the Buyer and each of their Affiliates  and the representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”) from, against and in respect of any and all actions, Liabilities, liens, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a)      any breach of, or inaccuracy in, the representations and warranties made by the Sellers in Sections 3.18 (Tax Matters) and 3.19 (Employee Benefit Plans) of this Agreement or any breach or violation of the covenants and agreements of the Sellers set forth in Section 10 (Tax Matters) of this Agreement;

(b)      Excluded Liabilities; or

(c)      the following claims arising out of the Circuit City Bankruptcy Action:  (i) Vance Baldwin prior to the Closing Date, or the Buyer following the Closing Date, becoming obligated to make any payments to Circuit City or any representative of the Circuit City estate, including, without limitation, on account of asserted unearned advances, and (ii) Vance Baldwin prior to the Closing Date, or the Buyer following the Closing Date, becoming obligated to make any payments to Circuit City or any representative of the Circuit City estate, including, without limitation, on account of avoidable preferential transfers (collectively, the claims and potential liabilities referenced in clauses (i) and (ii), the “Circuit City Claims”); provided, however, that any amounts recovered by the Buyer with respect to Claim 1400 of the Circuit City Bankruptcy Action shall be offset against any amounts owed by the Buyer in respect to clauses (i) and (ii) above.

8.1.2           In the event the Buyer receives payment with respect to Claim 1400 after the Sellers have indemnified the Buyer for the Circuit City Claims, and following the expiration of the indemnification period set forth below in Section 8.2.1(c), the Buyer shall pay to the Sellers the difference between the amount recovered and any non-indemnified amounts the Buyer paid with respect to the Circuit City Claims, provided, however, that in no event shall such an amount be more than the amount of indemnity paid by the Sellers.  Notwithstanding anything to the contrary in the Section, in the event the Sellers indemnify the Buyer for multiple obligations under Section 8.1.1, such payments shall be allocated, in the last instance, to the Circuit City Claims described in Section 8.1.1(c).

8.1.3           The Sellers will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 8.1.1 in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $50,000 (at which point the Sellers will indemnify the Buyer Indemnified Persons for all such Losses).

8.2.           Time for Claims.

8.2.1           No claim may be made or suit instituted seeking indemnification pursuant to Section 8.1.1 unless a written notice (a “Claim for Indemnification”) describing such claim in reasonable detail and any Losses or estimated Losses as a result thereof, in light of the circumstances then known to the Buyer Indemnified Person, is provided to the Sellers:

(a)      at any time prior to the date that is the two-year anniversary of the Closing Date, in the case of any claim for indemnification (i) under Section 8.1.1(a) relating to a breach of, or inaccuracy in, any representation or warranty set forth in Section 3.19 (Employee Benefit Plans) or (ii) under Section 8.1.1(b) relating to Excluded Liabilities;

(b)      at any time prior to the date that is sixty (60) days following the expiration of the applicable statute of limitations (taking into account any extensions thereof), in the case of any claim for indemnification under Section 8.1.1(a) relating to a breach or violation of any covenant or agreement set forth in Section 10 or any breach of, or inaccuracy in, any representation or warranty set forth in Section 3.18 (Tax Matters); and

(c)      at any time prior to the date that is the one-year anniversary of the Closing Date, in the case of  claim for indemnification under Section 8.1.1(c) relating to the Circuit City Claims.

8.2.2           Notwithstanding anything herein to the contrary, a Buyer Indemnified Party may make a Claim for Indemnification within the relevant time period set forth in Section 8.2.1 with respect to potential Losses that may result from any third-party allegation that has been made, or any audit, inquiry, examination or other proceeding involving a Governmental Authority that has been initiated, and any such Claim for Indemnification shall survive until such time as such allegation, audit, inquiry, examination or proceeding has been resolved.

8.3.           Indemnity Escrow.  Amounts payable by the Sellers to a Buyer Indemnified Person will be paid in cash first out of the Escrow Account pursuant to the Escrow Agreement, to the extent available, and thereafter from the Sellers to the extent that such amounts do not exceed (i) the excess of Sellers’ cash and cash equivalents over the liabilities of the Sellers to third party creditors of the Sellers (other than Affiliates or Affiliates of Affiliates, subject to the exceptions set forth in Section 5.13) plus (ii) distributions made or  any amounts paid to an Affiliate or Affiliate of an Affiliate in violation of Section 5.13 (“Available Funds”).  Notwithstanding anything to the contrary in this Agreement, any claim for indemnification to which Buyer Indemnified Persons are entitled under this Agreement pursuant to Section 8.1 will be satisfied solely from the Escrow Funds (in accordance with the terms of the Escrow Agreement) and the Available Funds, and Buyer Indemnified Persons will not be entitled to any payment from any source other than the Escrow Funds and the Available Funds for any such indemnification claim.

8.4.           Seller Indemnification.

8.4.1           Buyer and Parent (jointly and severally) will indemnify and hold harmless the Sellers and each of their Affiliates and the representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”) from, against and in respect of any and all Losses, incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to the Assumed Liabilities.

8.4.2           A Claim for Indemnification made by a Seller Indemnified Person must be made pursuant to this Section 8.4 at any time prior to the date that is the two-year anniversary of the Closing Date.

8.4.3           Notwithstanding anything herein to the contrary, a Seller Indemnified Party may make a Claim for Indemnification within the relevant time period set forth in Section 8.4.2 with respect to potential Losses that may result from any third-party allegation that has been made, or any audit, inquiry, examination or other proceeding involving a Governmental Authority that has been initiated, and any such Claim for Indemnification shall survive until such time as such allegation, audit, inquiry, examination or proceeding has been resolved.

8.5.           Remedies Cumulative.  The rights of each Buyer Indemnified Person under this Section 8 are cumulative, and each Buyer Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 8 without regard to the availability of a remedy under any other provision of this Section 8.

8.6.           Remedies.   After the Closing, the provisions of this Section 8 shall constitute the sole and exclusive remedy of the parties against each other with respect to any Losses they may suffer arising from (i) the breach of, or inaccuracy in, any representation or warranty under this Agreement and (ii) the breach of any covenant or condition under this Agreement to be performed or satisfied on or prior to Closing, except to the extent the Buyers have actual knowledge of such breach on or prior to Closing.  Nothing in this Section 8 shall be construed as limiting the remedies available to the Buyers in the event of a breach of this Agreement by Sellers, including but not limited to any breach of Section 5.13, or for fraud.

8.7.           Survival.   All provisions of this Agreement, the Ancillary Agreements and of any other agreement, certificate or instrument delivered pursuant to this Agreement or any Ancillary Agreement, other than the conditions in Section 6 and Section 7 hereof, will not merge on Closing but will survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery the Ancillary Agreements and all other agreements, certificates and instruments delivered pursuant to this Agreement and the Ancillary Agreements, in the case of Sections 8.1.1 (a), (b) or (c) for the same period of time during which an obligation to indemnify with respect to a breach, inaccuracy or violation of such provision exists hereunder.

9.         TERMINATION.

9.1.         Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”), and the transactions contemplated hereby may be abandoned:

(a)      at any time prior to the Closing, by the mutual written agreement of the Parent, the Buyer and the Sellers;

(b)      at any time on or before the Closing, by the Parent or the Buyer (i) if the representations, warranties or covenants of the Sellers contained in this Agreement shall not have been true and correct in all material respects when made, or (ii) upon any material breach by any Seller of its obligations contained in this Agreement and the failure of such Seller to cure such breach, if curable, within ten (10) days after written notice thereof is given by the Buyer to such Seller;

(c)      at any time on or before the Closing, by the Sellers (i) if the representations, warranties or covenants of the Parent or the Buyer contained in this Agreement shall not have been true and correct in all material respects when made, or (ii) upon any material breach by the Parent or the Buyer of its obligations contained in this Agreement and the failure of the Parent or the Buyer to cure such breach, if curable, within ten (10) days after written notice thereof is given by the Sellers to the Parent or the Buyer, as the case may be;

(d)      at any time on or before the Closing, by the Sellers if they enter into a binding agreement with respect to an Acquisition Proposal, provided, however, that such Acquisition Proposal must include provisions reasonably acceptable to the Buyer for the full payment, on or prior to the Termination Date, of the amounts due in respect of the Sankaty Notes, and provided, further, that the Sellers shall reimburse the Parent and the Buyer, on or prior to the Termination Date, for all reasonable expenses incurred under this Agreement and the Contemplated Transactions and provided further that until the termination of this Agreement, nothing in this Section 9.1(d) shall relieve the Sellers of their obligations under Section 5.1;

(e)      at any time, on or before June 7, 2011, by the Sellers upon written notice to the Buyers, if (i) the Seller Note Exchange Agreements have not been executed by the holders of the Seller Notes, with substantially the same terms and conditions as set forth on Exhibit E, on or prior to May 27, 2011 or (ii) the Parent is unable to make the representation set forth in Section 4.1.6; provided, however, that termination under this Section 9.1 shall be the sole remedy upon the occurrence of the events listed in clause (i) and (ii) hereof; or

(f)       by any party hereto if the Closing is not consummated by August 31, 2011.

9.2.         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement – other than the provisions of Sections 3.29 and 4.1.8 and 4.2.8 (No Brokers), 5.8 (Expenses), 5.10 (Confidentiality), 5.11 (Publicity), 11.10 (Governing Law), 11.11 (Jurisdiction) and 11.13 (Waiver of Jury Trial) – will then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any Liability of any Party to any other Party, except for Liabilities arising in respect of breaches under this Agreement by any Party on or prior to the Termination Date.

9.2.1           Nothing in this section shall relieve the Parent, the Buyer or the Sellers of any liability for a breach of any covenant in this Agreement prior to the date of termination.

10.         TAX MATTERS

10.1.       Tax Treatment.  For U.S. federal, state and local income Tax purposes, the parties agree to treat the transfer of the Acquired Assets to the Buyer pursuant to this Agreement as a transaction described in and subject to the requirements of Section 1060 of the Code and not as a transaction qualifying in whole or in part under Section 351 or Section 368 of the Code.  Neither the Buyer nor the Sellers shall take any position on any Tax Return, or before any Governmental Authority involved in the administration of Tax Legal Requirements, that is inconsistent with such treatment.

10.2.       Allocation of the Consideration.  The Acquired Assets will be valued and the Consideration will, to the extent of the fair market value of the Acquired Assets, be allocated among the Acquired Assets in accordance with a Schedule provided by the Buyer to the Sellers prior to the Closing (the “Allocation”). The Buyer shall act reasonably and in good faith in preparing the Allocation and in considering whether to incorporate any comments on the Allocation provided by the Sellers.  The Allocation, as finally determined by the Buyer, shall be binding upon the Sellers and the Buyer and the Sellers and their Affiliates shall report, act and file Tax Returns in all respects and for all purposes in a manner consistent with the Allocation.  Neither the Buyer nor the Sellers shall take any position (whether in Tax Returns, audits or otherwise) that is inconsistent with such Allocation unless required to do so by applicable Legal Requirements. The Sellers shall propose an allocation of the Consideration among the Sellers (the “Inter-Seller Allocation”), and the Buyer and the Sellers, acting reasonably and in good faith and consistently with the Allocation, shall mutually agree on such an allocation prior to the Closing; provided, that if the parties are unable to agree on the Inter-Seller Allocation, they will refer any disputed matters to a mutually agreed third party accounting or appraisal firm (the “Independent Accountant”), which shall resolve such matters as promptly as practicable based on presentations and submissions of the parties.  The expenses of the Independent Accountant shall be shared equally between Buyer and the Sellers. Notwithstanding anything to the contrary herein, the Equity Purchase Price shall be solely allocated to Cyber-Test unless the Buyer determines, in its sole discretion, prior to the Closing to allocate the Equity Purchase Price in whole or in part to one or more of the other Sellers. The parties acknowledge that to the extent the Consideration exceeds the fair market value of the Acquired Assets, the Sellers may recognize income from discharge of indebtedness as a result of the transactions contemplated by this Agreement, subject to any applicable exclusions for such income as set forth in the Code.

10.3.       Transfer Taxes. The Sellers shall prepare and file all necessary Tax Returns and other documentation relating to Transfer Taxes that they are required to file under applicable law.  The Seller and the Buyer shall bear and pay any Transfer Taxes in equal amounts.  The Buyer and the Sellers shall cooperate with each other to the extent legally permitted to minimize any such Transfer Taxes.

10.4.       Cooperation.  The Buyer and the Sellers agree to cooperate, as and to the extent reasonably requested by the other party, in connection with any Tax matters related to the Contemplated Transactions, the Business and the Acquired Assets (including by the provision, upon reasonable request, of reasonably relevant records or information).  The Sellers shall promptly notify the Buyer of, and promptly and fully inform the Buyer of developments in, any Tax audit, examination or other proceedings relating to any of the Sellers (including with respect to the Business or the Acquired Assets) for any Tax period ending on or prior to the Closing Date or any Straddle Period (as defined below).

10.5.       Non-Reliance.  The Sellers acknowledge they are relying solely on their own Tax advisors with respect to the Tax consequences of this Agreement and the transactions contemplated hereby.  The Parent and the Buyer make no representations or warranties whatsoever to the Sellers or the shareholders of Encompass regarding such Tax consequences.

10.6.       Payment of Taxes.  The Sellers shall pay all Taxes of the Sellers and their Affiliates (including any such Taxes that may become a Liability of the Buyer under any doctrine of de facto merger or transferee or successor liability), and all Taxes attributable to the Business and the Acquired Assets for all taxable periods or portions thereof ending on or before the Closing Date. Without limiting the generality of the immediately preceding sentence, and for the avoidance of doubt, the Sellers shall be responsible and pay for any sales, use or similar Taxes imposed on or with respect to sales of goods or services by any of the Sellers (or their predecessors) on or prior to the Closing Date, including any such Taxes that may be applicable as a result of a failure of the Sellers to obtain or retain documentation necessary or desirable to establish an exemption from any such Taxes.

10.7.       Straddle Period.   Real property and personal property Taxes imposed with respect to the Acquired Assets for any taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be apportioned between the Sellers and the Buyer based on the number of days in such taxable period ending on the Closing Date and the number of days in such taxable period beginning after the Closing Date.  The Sellers shall be responsible for the payment of any such Taxes for the portion of the period ending on the Closing Date, and the Buyer shall be responsible for the payment of any such Taxes for the portion of the period beginning after the Closing Date.

10.8.       Payment of Principal.  The parties agree that none of the Acquired Assets is or shall be treated as transferred in respect of accrued but unpaid interest on the Subordinated Notes.

10.9.       Intercompany Accounts.  Except in the case of (i) any Liability of any Seller to Encompass Mexico or Encompass Canada that the Buyer designates and agrees to treat as an Assumed Liability in a written notice to the Sellers prior to the Closing, and (ii) any Intercompany Receivable due to any Seller from Encompass Mexico or Encompass Canada that the Buyer designates and agrees to treat as an Acquired Asset in a written notice to the Sellers prior to the Closing, the Sellers shall prior to the Closing satisfy or cause to be satisfied, in a manner reasonably acceptable to Buyer, any Liabilities the Sellers or their Affiliates (including the Non-Seller Subsidiaries) have to Encompass Mexico or Encompass Canada, and any Liabilities Encompass Mexico or Encompass Canada have to the Sellers or any of their Affiliates (including the Non-Seller Subsidiaries), including all Liabilities, Debts, or intercompany payables or receivables, so that as of the Closing there will be no such Liabilities outstanding.  Sellers shall provide to Buyer prior to the Closing evidence reasonably satisfactory to Buyer of measures taken to comply with this Section 10.9.

11.         MISCELLANEOUS.

11.1.       Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)      by hand (in which case, it will be effective upon delivery);

(b)      by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c)      by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Seller, to it at:

Encompass Group Affiliates, Inc.
775 Tipton Industrial Drive
Lawrenceville, GA 30046
Attention: Robert Gowens
Email: rgowens@phoenixmanagement.com

with a copy (which shall not itself constitute notice) to:

Eckert Seamans Cherin & Mellott, LLC
Two Liberty Place
50 South 16th Street, 22nd Floor
Philadelphia, PA 19102
Attention: Gary A. Miller
Facsimile: 215-851-8383

and

c/o HIG Capital
855 Boylston Street, 11th Floor
Boston, MA 02116
Attention: William J. Nolan
Facsimile: 617-425-5668

and

Bingham McCutchen LLP
399 Park Avenue
New York, NY  10022
Attention: Neil Townsend, Esq.
Fascimile: 212-702-3644

If to the Parent or the Buyer, to it at:

Sancompass, Inc.
Encompass Supply Chain Solutions, Inc.
c/o Sankaty Advisors, LLC
111 Huntington Avenue
Boston, MA 02199
Attention:  Legal Department
Facsimile:  617-652-3661

with a copy (which shall not itself constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:  Alyson Allen, Esq.
Facsimile:  617-235-0345

and

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:  David A. Fine, Esq.
Facsimile:  617-235-0030

Each of the Parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 11.1 to each of the other Parties hereto.

11.2.         Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof.  No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any Liability hereunder.  Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.

11.3.         Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer and the Sellers, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No waiver by any Party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.4.         Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

11.5.         Counterparts. This Agreement may be executed in any number of counterparts, including facsimile or electronic copies thereof, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed by each Party hereto.

11.6.         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

11.7.         Acknowledgment and Release. The Sellers acknowledge and agree that the Buyer is the sole Person bound by, or liable with respect to, the obligations and Liabilities of the Buyer under this Agreement, and that no Affiliate of the Buyer or any of its Subsidiaries other than the Parent, or any current or former officer, director, stockholder, agent, attorney, employee, Affiliate, advisor or consultant of the Buyer or any such other entity shall be bound by, or liable with respect to, any aspect of the Agreement.  The Sellers acknowledge and agree that the Parent is the sole Person bound by, or liable with respect to, the obligations and Liabilities of the Parent under this Agreement, and that no Affiliate of the Parent or any of its Subsidiaries other than the Buyer, or any current or former officer, director, stockholder, agent, attorney, employee, Affiliate, advisor or consultant of the Parent or any such other entity shall be bound by, or liable with respect to, any aspect of the Agreement.  The Buyer acknowledges and agrees that the Sellers are the sole Persons bound by, or liable with respect to, the obligations and Liabilities of the Sellers under this Agreement, and that no Affiliate of the Sellers or any of their Subsidiaries other than the Sellers, or any current or former officer, director, stockholder, agent, attorney, employee, Affiliate, advisor or consultant of the Sellers or any such other entity shall be bound by, or liable with respect to, any aspect of the Agreement.

11.8.         Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.9.         Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.  The Schedules and Exhibits referred to herein will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Disclosure of any fact or item in the Schedules referenced by a particular section in this Agreement will be deemed to have been disclosed with respect to every other section in this Agreement to the extent readily relevant on the face of such disclosure.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material or are or are not in the ordinary course of business.  The Parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

11.10.       Governing Law.  This Agreement shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the substantive laws of the State of New York, without giving effect to any provision thereof that would require the application of the substantive laws of any other jurisdiction.

11.11.      Jurisdiction; Venue; Service of Process.

11.11.1       Jurisdiction.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

11.11.2       Venue.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.11.3       Service of Process.  Each Party hereby (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

11.12.       Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated.  Accordingly, each of the Parties agrees that, without posting bond or other undertaking, each of the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

11.13.       Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

THE BUYER:	ENCOMPASS SUPPLY CHAIN
SOLUTIONS, INC.

	By:	/s/ Ranesh Ramanathan
Name: Ranesh Ramanathan
Title: Vice President

SANCOMPASS, INC.

	By:	/s/ Ranesh Ramanathan
Name: Ranesh Ramanathan
Title: Vice President

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

THE SELLERS:	ENCOMPASS GROUP AFFILIATES, INC.

	By:	/s/ Robert B. Gowens
Name: Robert B. Gowens
Title: [Interim] CEO

ENCOMPASS PARTS DISTRIBUTION, INC.

	By:	/s/ Robert B. Gowens
Name: Robert B. Gowens
Title: [Interim] CEO

CYBER-TEST, INC.

	By:	/s/ Robert B. Gowens
Name: Robert B. Gowens
Title: [Interim] CEO

VANCE BALDWIN, INC.

	By:	/s/ Robert B. Gowens
Name: Robert B. Gowens
Title: [Interim] CEO

TRITRONICS, INC.

By:	/s/ Robert B. Gowens
Name: Robert B. Gowens
Title: [Interim] CEO

ENCOMPASS SERVICE SOLUTIONS, INC.

By:	/s/ Robert B. Gowens
Name: Robert B. Gowens
Title: [Interim] CEO

APPENDIX B

FLORIDA BUSINESS CORPORATION ACT
APPRAISAL RIGHTS STATUTE

607.1301  Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:
(1)  "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.
(2)  "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.
(3)  "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.
(4)  "Fair value" means the value of the corporation's shares determined:
(a)  Immediately before the effectuation of the corporate action to which the shareholder objects.
(b)  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
(c)  For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.
(5)  "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
(6)  "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.
(7)  "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.
(8)  "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.
(9)  "Shareholder" means both a record shareholder and a beneficial shareholder.
History.—s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302  Right of shareholders to appraisal.—
(1)  A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:
(a)  Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;
(b)  Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;
(c)  Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;
(d)  An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;
(e)  Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or
(f)  With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.  Altering or abolishing any preemptive rights attached to any of his or her shares;
2.  Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;
3.  Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;
4.  Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;
5.  Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;
6.  Reducing the stated dividend preference of any of the shareholder's preferred shares; or
7.  Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.
(2)  Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:
(a)  Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
1.  Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or
2.  Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.
(b)  The applicability of paragraph (a) shall be determined as of:
1.  The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
2.  If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.
(c)  Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.
(d)  Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:
1.  Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:
a.  Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or
b.  Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or
2.  Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
a.  Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
b.  Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c.  In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.
(e)  For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.
(3)  Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.
(4)  A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:
(a)  Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or
(b)  Was procured as a result of fraud or material misrepresentation.
History.—s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267.

607.1303  Assertion of rights by nominees and beneficial owners.—
(1)  A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.
(2)  A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(a)  Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.
(b)  Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
History.—s. 23, ch. 2003-283.

607.1320  Notice of appraisal rights.—
(1)  If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(2)  In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.
(3)  If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.
History.—s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321  Notice of intent to demand payment.—
(1)  If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)  Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.
(b)  Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(2)  A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.
History.—s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322  Appraisal notice and form.—
(1)  If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(2)  The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
(a)  Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:
1.  The shareholder's name and address.
2.  The number, classes, and series of shares as to which the shareholder asserts appraisal rights.
3.  That the shareholder did not vote for the transaction.
4.  Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.
5.  If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.
(b)  State:
1.  Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.
2.  A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.
3.  The corporation's estimate of the fair value of the shares.
4.  An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.
5.  That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.
6.  The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.
(c)  Be accompanied by:
1.  Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.
2.  A copy of ss. 607.1301-607.1333.
History.—s. 26, ch. 2003-283.

607.1323  Perfection of rights; right to withdraw.—
(1)  A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)  A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.
(3)  A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.
History.—s. 27, ch. 2003-283.

607.1324  Shareholder's acceptance of corporation's offer.—
(1)  If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.
(2)  Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.
History.—s. 28, ch. 2003-283.

607.1326  Procedure if shareholder is dissatisfied with offer.—
(1)  A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.
(2)  A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.
History.—s. 29, ch. 2003-283.

607.1330  Court action.—
(1)  If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.
(2)  The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
(3)  All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.
(4)  The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(5)  Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.
(6)  The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.
History.—s. 2, ch. 2004-378.

607.1331  Court costs and counsel fees.—
(1)  The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)  The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)  Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or
(b)  Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(3)  If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
(4)  To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.
History.—s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332  Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.
History.—s. 31, ch. 2003-283.

607.1333  Limitation on corporate payment.—
(1)  No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder's option:
(a)  Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or
(b)  Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
(2)  The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.
History.—s. 32, ch. 2003-283.

APPENDIX C

May 13, 2011

The Special Committee of the
Board of Directors
Encompass Group Affiliates, Inc.
775 Tipton Industrial Drive
Lawrenceville, GA 30046

Gentlemen:

We have been advised that Encompass Group Affiliates, Inc. (the “Company”) intends to enter into an Asset Purchase Agreement (the “APA”) between Sancompass, Inc. (“Parent”), Encompass Supply Chain Solutions, Inc., a wholly-owned subsidiary of Parent (the “Buyer”), the Company, and the Company’s direct or indirect, wholly-owned subsidiaries, Encompass Parts Distribution (“EPD”), Cyber-Test, Inc. (“Cyber-Test”), Vance Baldwin, Inc. (“Vance Baldwin”), Tritronics, Inc. (“Tritronics”), and Encompass Service Solutions, Inc. (“ESS” and, collectively with the Company, EPD, Cyber-Test, Vance Baldwin and Tritronics, the “Sellers”).  We have been further advised that, pursuant to the APA, the Sellers will sell the Acquired Assets to the Buyer in exchange for the Purchase Price and Buyer’s assumption of the Assumed Liabilities (the “Transaction”) and that the Acquired Assets consist of substantially all of the assets and contractual rights of the Sellers’ business of the distribution and sale of parts for consumer electronics and related products, and providing repair, refurbishment and maintenance services for consumer electronics and related products (with all business activities associated therewith, the “Business”) other than the Excluded Assets. We understand, and with your consent have assumed, that:

(i)
the Assumed Liabilities consist of the Liabilities of the Sellers other than the Excluded Liabilities including, without limitation (a) all Liabilities under the Contracts; (b) all accounts payable and accrued expenses of the Business set forth on the face of the Most Recent Balance Sheet; (c) all accounts payable and accrued expenses of the Business incurred after the Most Recent Balance Sheet in the ordinary course of business that would, if incurred prior to the Most Recent Balance Sheet date, be required in accordance with GAAP to be set forth on the face of the Most Recent Balance Sheet; (d) the first priority secured senior notes (the “Senior Notes”) issued by EPD to certain investment funds advised by Sankaty Advisors, LLC (collectively, “Sankaty”) in the initial aggregate principal amount of $12,690,000 outstanding as of the Closing; (e) certain salary, severance and bonus payments due a certain employee of the Company; (f) all liabilities under the Interim Management & Restructuring Advisory Proposal between the Company and Phoenix Management Services, Inc., dated as of September 1, 2010, other than such Liabilities occurring prior to the Closing Date; (g) all product return and product warranty Liability for products of the Business; (h) certain liabilities arising from the Circuit City Bankruptcy Action; and (i)subject to the Buyer’s receipt of payoff and release letters for certain scheduled liabilities, such scheduled liabilities (the “Scheduled Assumed Liabilities”).

The Special Committee of the Board of Directors
Encompass Group Affiliates, Inc.
May 13, 2011

(ii)
the Excluded Liabilities include, among other things, (a) the convertible promissory note issued to the former majority stockholder of Vance Baldwin in the initial principal amount of $1,000,000 by the Company, issued on August 17, 2007; (b) the subordinated promissory note issued in favor of Tritronics in the initial principal amount of $1,000,000 by the Company, issued on August 1, 2008; (c) any Liability of the Sellers with respect to a certain Consulting Letter Agreement; (d) any Liability of the Sellers in connection with a certain Convertible Subordinated Promissory Note; (e) any Liability of the Sellers for costs and expenses incurred in connection with the APA; and (f) any Liability of the Sellers or any of their affiliates arising out of certain medical plans; and

(iii)
the Purchase Price consists of (a) $1,000,000 in cash; (b) the transfer by the Buyer to the Sellers of the second priority Series A and Series B subordinated notes issued by EPD to Sankaty in theinitial aggregate principal amount of $24,500,000 (the Subordinated Notes”); (c) the transfer by the Buyer to Cyber-Testor another Seller of equity securities of the Parent (the “Parent Equity”) consistent with the capital structure term sheet attached as a schedule to the APA; (d) the reimbursement of certain Transaction and scheduled expenses upon the terms and subject to the conditions and limitations set forth in the APA; and (e) in the event that the Buyer does not assume the Scheduled Assumed Liabilities, an amount in cash equal to the scheduled amount of the Scheduled Assumed Liabilities.

We further understand, and with your consent have assumed, that at the Closing (i) the Senior Notes will be amended pursuant to the Second Amendment to the Amended and Restated Note Purchase Agreement; (ii) the Subordinated Notes will be contributed to Parent and then, directly or indirectly, to Buyer; and (iii) the Series E Preferred Stock and other equity interests in the Company held by Sankaty and RGIP will be purchased by the Company for $1.00. We have also assumed, with your consent that on or prior to the Closing, the Buyer shall cancel and replace a letter of credit, dated as of May 26, 2010, between the Company, as applicant, and the lender, beneficiary and guarantors named therein in the initial principal amount of $1,500,000 and terminate or cause to be terminated any and all guaranties and reimbursement obligations in respect thereof. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the APA.

The Special Committee of the Board of Directors
Encompass Group Affiliates, Inc.
May 13, 2011

You have requested that Castle Saltpeter & Co., LLC (“CS”) render its opinion (this “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors of the Company as to whether, as of the date hereof, the Purchase Price to be received by the Company for the Acquired Assets, subject to the Assumed Liabilities, in Transaction pursuant to the APA is fair, from a financial point of view, to the Company.  For purposes of our analyses and this Opinion, we have with your consent assumed that the entire amount of the Purchase Price will be received by and for the benefit of the Company and that value to the Company of the Buyer’s assumption of the Assumed Liabilities is equal to aggregate value of the Assumed Liabilities, including, without limitation, the aggregate principal amount of any and all debt securities and other financial instruments included therein and any accrued interest thereon.  In addition, for purposes of our analyses and this Opinion, we have with your consent also assumed that (a) the Subordinated Notes shall, upon receipt by the Sellers, be cancelled and the indebtedness evidenced thereby deemed satisfied in full, (b) the shares of Series E Preferred Stock and other equity interests held by Sankaty and RGIP shall, upon receipt by the Company, be retired and cease to represent an outstanding liability or other obligation of the Company, and (c) the Buyer will fully perform, and the Sellers will be released from, and have no further liability or other obligation with respect to, any and all of the Assumed Liabilities.

This Opinion only addresses whether, as of the date hereof, the Purchase Price to be received by the Company for the Acquired Assets, subject to the Assumed Liabilities, in the Transaction pursuant to the APA is fair, from a financial point of view, to the Company on the basis set forth above and this Opinion does not address any other term or aspect of the Transaction or the APA, including, but not limited to, any term or aspect of the APA or the Transaction that is not susceptible to financial analyses; the fairness of the Transaction, or all or any portion of the Consideration, to any other Seller, the stockholders of the Company, or any creditors or other constituencies of the Company or any other Seller; nor the fairness of the amount or nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Purchaser Price, the Consideration or otherwise.  We do not express any opinion as to the underlying value or future financial performance of the Company, the other Sellers, Parent, the Buyer or the Business, or the value of the Parent Equity when issued in the Transaction or the prices at which the Parent Equity, any other securities of the Parent, or any securities of the Company, the other Sellers or the Buyer may be traded, purchased or sold at any time.

We were not requested to consider, and this Opinion does not address, the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for the Company or the other Sellers or the merits of the underlying decision by the Company or the other Sellers to engage in or consummate the Transaction.  The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the APA and were not determined by or pursuant to any recommendation by us.

The Special Committee of the Board of Directors
Encompass Group Affiliates, Inc.
May 13, 2011

In arriving at this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things we have:

•	Reviewed a draft, dated as of May 11, 2011, of the APA.
•	Reviewed a draft, received by us on May 11, 2011, of the capital structure term sheet attached as Schedule 4.1.6 to the APA.
•	Reviewed a draft, received by us on May 11, 2011, of the Second Amendment to the Amended and Restated Note Purchase Agreement.
•	Reviewed publicly available financial information and other data with respect to the Company that we deemed relevant, including its Annual Report on Form 10-K for the year ended June 30, 2009.
•
Reviewed non-public information and other data with respect to the Company made available to us by the Company including a draft, received February 4, 2011, of the Company’s Annual Report on Form 10-K for the year ended June 30, 2010, and also reviewed the Company’s unaudited consolidated financial statements for the nine month period ended March 31, 2011.

•
Reviewed financial projections with respect to the future financial performance of the Business for the three year period ending June 30, 2013 prepared by management of the Company and the other Sellers (the “Projections”), and other internal financial information and management reports furnished to us by or on behalf of the Company and the other Sellers.

•	Performed a discounted cash flow analysis based upon the Projections.
•	Compared and considered the financial and operating performance of the Company with that of other companies with publicly traded securities that we deemed to be relevant.
•	Considered the publicly available financial terms of certain transactions that we deemed to be relevant.
•
Reviewed and discussed the business, operations, financial condition and prospects of the Business, including the Projections, with you and members of the management of the Company and the other Sellers.

•	Performed such other analyses and examinations as we deemed appropriate.

The Special Committee of the Board of Directors
Encompass Group Affiliates, Inc.
May 13, 2011

In arriving at this Opinion, we have relied upon and assumed, with your consent, and without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources and we have further relied upon the assurances of the management of the Company and the other Sellers that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.  We are not legal, tax or regulatory advisors and as such, we do not express any opinion as to any of the tax or other consequences that might result from the Transaction, nor does this Opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company and the other Sellers obtained such advice as they deemed necessary or appropriate from qualified professionals.  With respect to the financial information and the Projections reviewed by us, we assumed that such Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and the other Sellers with respect to the future financial performance of the Business, and that such financial information and Projections, including the underlying assumptions of such management, provide a reasonable basis upon which to analyze and evaluate the Business and form this Opinion. We have not evaluated the solvency of the Company or any of the other Sellers or of Parent or the Buyer; the fair value of the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities; or whether the Company, any other Seller, their respective security holders or any other party (including Parent and the Buyer) is receiving or paying reasonably equivalent value in the Transaction.  Without limiting the foregoing, we have not performed any actuarial or other analyses under any applicable foreign, state or federal laws relating to bankruptcy, insolvency, fraudulent transfer or similar matters, nor have we evaluated in any way the ability of the Company, any other Seller or any other participant in the Transaction to pay its obligations when they come due.  We have not physically inspected the properties or facilities of the Company or any other Seller and have not made or obtained any evaluations or appraisals of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or the other Sellers, Parent or the Buyer.  We have not attempted to confirm whether the Company or any other Seller has good title to their respective assets.

We assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules and regulations and that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the other Sellers, the Business, the Parent, the Buyer or the Transaction.  We also have assumed, with your consent, that the final executed form of the APA will not differ in any material respect from the draft we have reviewed and that the Transaction will be consummated on the terms set forth in the APA, without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this Opinion.  Without limiting the foregoing, with your consent, we have further assumed that any adjustments to the Purchase Price in accordance with the APA would not be material to our analyses or this Opinion.  We have also assumed that the representations and warranties of the parties to the APA contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the APA.  At your direction, we offer no opinion as to the contractual terms of the APA or the prospect that the conditions to the Closing set forth in the APA will be satisfied.

Our analysis and this Opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of, May13, 2011.  Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

The Special Committee of the Board of Directors
Encompass Group Affiliates, Inc.
May 13, 2011

This Opinion is addressed to the Committee and is intended for the use and benefit of the Committee (solely in its capacities as such) in connection with its evaluation of the Transaction.  This Opinion is not intended to and does not constitute advice or a recommendation to the Company’s stockholders or any other persons as to how they should vote or act with respect to any matter relating to the Transaction or otherwise.  This Opinion should not be construed as creating any fiduciary duty on our part to the Company, any security holder of the Company, any other Seller, any creditor of the Company or any other Seller or any other person.

We will receive fees for our services, no portion of which is contingent upon the completion of the Transaction.  In addition, if, as permitted under the APA, we are requested by the Committee to solicit proposals to acquire the Company or the Business after the execution and delivery of the APA by the partiers thereto, we may become entitled to additional fees in the event the APA is amended or the Sellers enter into or otherwise effect a transaction as an alternative to the Transaction.  The Company has also agreed to indemnify us and certain related persons for certain liabilities that may arise out of our engagement or the rendering of this Opinion.  Under our policies and procedures, a fairness committee did not approve the issuance of or issue this Opinion and was not required to do so.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Purchase Price to be received by the Company for the Acquired Assets, subject to the Assumed Liabilities, in the Transaction pursuant to the APA is fair, from a financial point of view, to the Company.

Very truly yours,

Cassel Salpeter & Co., LLC

APPENDIX D

VOTING AGREEMENT

This VOTING AGREEMENT is dated as of May 13, 2011 (this “Agreement”), by and among ACT-DE LLC (the “Shareholder”) and Encompass Supply Chain Solutions, Inc (“Newco”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Sancompass, Inc., a Delaware corporation (the “Parent”) and Newco and Encompass Group Affiliates, Inc., a Florida corporation (“Encompass”), Encompass Parts Distribution, Inc., a Delaware corporation and a wholly-owned subsidiary of Encompass (“Encompass Parts”), Cyber-Test, Inc., a Delaware corporation (“Cyber-Test”), Vance Baldwin, Inc., a Florida corporation (“Vance Baldwin”), Tritronics, Inc., a Maryland corporation (“Tritronics”) and Encompass Service Solutions, Inc., a Delaware Corporation (“Encompass Service Solutions” and with Encompass, Encompass Parts, Cyber-Test, Vance Baldwin, Tritronics and Encompass Service Solutions, each a “Seller” and collectively, the “Sellers”) entered into an Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”);

WHEREAS, pursuant to the Asset Purchase Agreement, Newco will acquire substantially all of the assets of the Sellers and assume certain of the liabilities of the Sellers (the “Purchase Transaction”);

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner, a majority shares of Common Stock (as hereinafter defined);

WHEREAS, as a condition and inducement to Newco entering into the Asset Purchase Agreement, Newco has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.        GENERAL

Section 1.01        Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

            “Beneficial Ownership” by a Person of any securities means ownership, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Common Stock” means the common stock of Encompass, as determined on an as-converted basis.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” means, with respect to the Shareholder, the Shareholder’s Existing Shares, together with any shares of Common Stock or other voting equity interest of Encompass and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting equity interest of Encompass, in each case that the Shareholder has or acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Existing Shares” means, with respect to the Shareholder, the shares of equity Beneficially Owned and (except as may be set forth on Schedule 1 hereto), owned of record by the Shareholder, as set forth opposite the Shareholder’s name on Schedule 1 hereto.

“Permitted Transfer” means a Transfer by the Shareholder that is permitted by Section 2.1 of the Stockholder Agreement and in which the transferee has agreed to be bound by the terms and provisions of this Agreement.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Stockholder Agreement” means that certain Stockholder Agreement, dated August 17, 2007, as amended, among Encompass and the holder of its Series C Preferred Stock.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

Article II.        VOTING

Section 2.01        Agreement to Vote.

The Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at any meeting of the shareholders of Encompass, however called, including any adjournment or postponement thereof, held for the purpose of submitting the Purchase Transaction to the shareholders for approval, and in connection with any written consent of the shareholders of Encompass solicited for the purpose of obtaining shareholder approval for the Purchase Transaction, the Shareholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(i)	appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)
vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (1) in favor of the adoption of the Purchase Transaction; and (2) subject to the last sentence of this Section 2.01, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Sellers contained in the Asset Purchase Agreement, or of the Shareholder contained in this Agreement.  The obligations of the Shareholder specified in this Section 2.01 shall apply whether or not the Purchase or any action described above is recommended by the Board of Directors of Encompass (or any committee thereof).

Notwithstanding anything to the contrary in this Agreement, if the board of directors of Encompass has accepted an Acquisition Proposal described in Section 9.1(d) of the Asset Purchase Agreement (a) the Shareholder shall not be restricted or prohibited from voting in favor of, consenting to or approving such Acquisition Proposal and (b) the Shareholder shall not be required to vote in favor of, consent to or approve the Purchase Transaction.

Section 2.02        No Inconsistent Agreements.  The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares (other than the Stockholder Agreement), (i) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.03 hereof), consent or power of attorney with respect to the Covered Shares (other than as set forth in the Stockholder Agreement) and (iii) has not taken and shall not knowingly take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing any of its obligations under this Agreement.

Section 2.03        Proxy.  The Shareholder hereby irrevocably appoints as his proxy and attorney-in-fact, Michael Ewald and Ranesh Ramanathan, in their respective capacities as officers of Newco, and any individual who shall hereafter succeed to any such officer of Newco, and any other Person designated in writing by Newco (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Shares in accordance with Section 2.01 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meetings of the shareholders of Encompass at which any of the matters described in Section 2.01 was to be considered. This proxy is coupled with an interest and shall be irrevocable, and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Shareholder with respect to the Covered Shares. Newco may terminate this proxy with respect to the Shareholder at any time at its sole election by written notice provided to the Shareholder. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 2.03 shall terminate and be of no further force and effect upon the termination of this Agreement or upon an acceptance by the board of directors of Encompass of an Acquisition Proposal described in Section 9.1(d) of the Asset Purchase Agreement.

Article III.        REPRESENTATIONS AND WARRANTIES

Section 3.01        Representations and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to Newco as follows:

(a)
Authorization; Validity of Agreement; Necessary Action.  The Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)
Ownership.  The Shareholder’s Existing Shares are, and all of the Covered Shares owned by the Shareholder from the date hereof through and on the Closing Date will be, beneficially owned and owned of record by the Shareholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. The Shareholder has good and marketable title to the Shareholder’s Existing Shares, free and clear of any Encumbrances other than those imposed by applicable securities laws. As of the date hereof, the Shareholder’s Existing Shares constitute all of the shares of equity interest in Encompass or owned of record by the Shareholder.  The Shareholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shareholder’s Existing Shares and with respect to all of the Covered Shares owned by the Shareholder at all times through the Closing Date.

(c)
No Violation.  The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) conflict with or violate any Law, ordinance or regulation of any Governmental Entity applicable to the Shareholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of his assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d)
Consents and Approvals.  The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(e)
Absence of Litigation.  There is no Action pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of its Affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)
Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Newco, the Parent, or the Sellers in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Shareholder.

(g)
Reliance by Newco and the Parent.  The Shareholder understands and acknowledges that Newco and the Parent are entering into the Asset Purchase Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein. The Shareholder understands and acknowledges that the Asset Purchase Agreement governs the terms of the Purchase and the other transactions contemplated thereby.

Article IV.        OTHER COVENANTS

Section 4.01        Prohibition on Transfers, Other Actions.  The Shareholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Shareholder’s representations, warranties, covenants and obligations under this Agreement or (iii) take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void.

Section 4.02        Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock or other equity by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.03        Notice of Acquisitions, Proposals Regarding Permitted Transfers.  The Shareholder hereby agrees to notify Newco as promptly as practicable (and in any event within 48 hours) in writing of (i) the number of any additional shares of Common Stock or other securities of Encompass of which the Shareholder acquires Beneficial Ownership on or after the date hereof and (ii) any Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or any other interest therein.

Section 4.04        Waiver of Appraisal Rights.  To the fullest extent permitted by applicable law, the Shareholder hereby waives any rights of appraisal that it may have under applicable law.

Section 4.05        Further Assurances.  From time to time, at Newco’s request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Shareholder hereby authorizes Newco to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement.

Article V.        MISCELLANEOUS

Section 5.01        Termination.  This Agreement shall remain in effect until the earliest to occur of (a) the termination of the Asset Purchase Agreement and (b) the making of any material waiver, amendment or other modification of the Asset Purchase Agreement without the prior written consent of the Shareholder; provided, however, that the provisions of this Section 5.01 and Section 5.03 through Section 5.12shall survive any termination of this Agreement without regard to any temporal limitation. Nothing in this Section 5.01 and no termination of this Agreement shall relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

Section 5.02        No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Newco any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Newco shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 5.03        Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

by hand (in which case, it will be effective upon delivery)

by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);
in each case, to the address (or facsimile number) listed below:

If to the Shareholder, to it at:

ACT-DE, LLC
c/o HIG Capital
855 Boylston Street, 11th Floor
Boston, MA 02116
Attention: William J. Nolan
Facsimile: 617-425-5668

with a copy (which shall not itself constitute notice) to:

Bingham McCutchen LLP
399 Park Avenue
New York, NY  10022
Attention: Neil Townsend, Esq.
Fascimile: 212-702-3644

If to the Parent or the Buyer, to it at:

Sancompass, Inc.
Encompass Supply Chain Solutions, Inc.
c/o Sankaty Advisors, LLC
111 Huntington Avenue
Boston, MA 02199
Attention:  Legal Department
Facsimile:  617-652-3661

with a copy (which shall not itself constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:  Alyson Allen, Esq.
Facsimile:  617-235-0345

and

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:  David A. Fine, Esq.
Facsimile:  617-235-0030

If to the Seller, to it at:

Encompass Group Affiliates, Inc.
775 Tipton Industrial Drive
Lawrenceville, GA 30046
Attention: Robert Gowens
Email: rgowens@phoenixmanagement.com

with a copy (which shall not itself constitute notice) to:

Eckert Seamans Cherin & Mellott, LLC
Two Liberty Place
50 South 16th Street, 22nd Floor
Philadelphia, PA 19102
Attention: Gary A. Miller
Facsimile: 215-851-8383

Section 5.04        Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 5.05        Counterparts.  This Agreement may be executed by facsimile or other image scan transmission and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.06        Entire Agreement.  This Agreement and, to the extent referenced herein, the Asset Purchase Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 5.07        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, e ach of the parties hereto (i) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York.

(b)
Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (i) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.07.

Section 5.08        Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Newco and the Shareholder with the prior written consent of Encompass (which such consent shall not be unreasonably withheld or delayed). Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Newco and the Shareholder.

Section 5.09        Remedies.

(a)
In the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, each party hereto agrees that the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. Each party hereto waives all other remedies, including monetary remedies, with respect to any breaches of any covenants or agreements hereunder.

(b)
All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.10        Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to affect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 5.11        Successors and Assigns; Third Party Beneficiaries.  Except in connection with a Permitted Transfer as provided herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.12        Capacity as a Shareholder.  The Shareholder does not make any agreement or understanding herein in his capacity as a director or officer of Encompass. The Shareholder makes his agreements and understandings herein solely in his capacity as the record holder and beneficial owner of the Covered Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by the Shareholder in his capacity as a director or officer of Encompass.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SHAREHOLDER:	ACT-DE, LLC

Name:
Title:

NEWCO:	ENCOMPASS SUPPLY CHAIN
SOLUTIONS, INC.

Name:
Title:

Schedule A

Existing Shares1

Beneficial Owner	Share of Common Stock	Share of Series C Preferred Stock	Total Shares of Common Stock (on an as-converted basis)
ACT-DE, LLC	0	913.79	78,399,417,171.49

1 As of the date hereof

APPENDIX E

FORM OF

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
ENCOMPASS GROUP AFFILIATES, INC.

Encompass Group Affiliates, Inc. (the “Corporation”), a corporation organized and existing under the Florida Business Corporation Act (the “FBCA”), hereby certifies as follows:

FIRST: The name of the Corporation is Encompass Group Affiliates, Inc. and the original Articles of Incorporation of the Corporation were filed with the Florida Department of State on March 6, 1997 and assigned document number P97000020967.

SECOND: that Article I of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“ARTICLE I: NAME

The name of the Corporation shall be:

____________________, INC.

The address of the principal office of the Corporation shall be _____________________ and the mailing address shall be the same as the principal office.”

THIRD: These Articles of Amendment to Articles of Incorporation were recommended by the Board of Directors of the Corporation to the shareholders of the Corporation and submitted to the shareholders at a special meeting held on _____, 2011 and were duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 607.0705 and 607.1003 of the FBCA.

IN WITNESS WHEREOF, the undersigned, being the duly authorized Secretary of the Corporation, for the purpose of amending the Articles of Incorporation of the Corporation pursuant to Section 607.1003 of the FBCA, does make and file these Articles of Amendment this ___ day of _______, 2011.

ENCOMPASS GROUP AFFILIATES, INC.

By:
Robert B. Gowens Secretary

E-1

ENCOMPASS GROUP AFFILIATES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
JULY __, 2011

The undersigned shareholder of Encompass Group Affiliates, Inc. (“Encompass”) hereby appoints_____________ and __________________, and each of them with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock, Series C Preferred Stock and Series D Preferred Stock of Encompass held of record by the undersigned on June 20, 2011 at the special meeting of shareholders of Encompass to be held on July __, 2011 (the "Special Meeting") at 10:00 a.m. (local time) at 775 Tipton Industrial Drive, Lawrenceville, Georgia 30046 and any adjournments or postponements thereof.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE SPECIAL MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S).  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Please sign and date on the reverse side and return promptly in the enclosed envelope.)

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☐ Votes must be indicated (x) in Black or Blue ink.

1. To approve the sale of substantially all of the assets of Encompass and its subsidiaries pursuant to the Asset Purchase Agreement, dated May 13, 2011 by and among (i) Encompass, (ii) its subsidiaries, Encompass Parts Distribution, Inc., Cyber-Test, Inc., Vance Baldwin, Inc., Tritronics, Inc. and Encompass Service Solutions, Inc., (iii) Sancompass, Inc. and (iv) Encompass Supply Chain Solutions, Inc. (the “Sale Transaction”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

A vote FOR is recommended by the Board of Directors.

2. To approve an amendment of Encompass’s Restated Articles of Incorporation, as previously amended, to change Encompass’s name from Encompass Group Affiliates, Inc. to “___________” in the event the Sale Transaction is consummated.

☐ FOR	☐ AGAINST	☐ ABSTAIN

A vote FOR is recommended by the Board of Directors.

3. Other matters.
In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

Signature:

Signature:

Date:

PLEASE MARK, SIGN AND DATE THIS PROXY
AND RETURN IT PROMPTLY WHETHER YOU
PLAN TO ATTEND THE MEETING OR NOT. IF
YOU DO ATTEND, YOU MAY VOTE IN PERSON
IF YOU DESIRE.